AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 12, 1999.

                                                REGISTRATION NO. 333-68345
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                            AMENDMENT NO. 1 TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                             VIGNETTE CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                            7372                         74-2769415
(STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)      IDENTIFICATION NUMBER)

                          901 SOUTH MOPAC EXPRESSWAY
                              AUSTIN, TEXAS 78746
                                (512) 306-4300
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                               GREGORY A. PETERS
                                 PRESIDENT AND
                            CHIEF EXECUTIVE OFFICER
                             VIGNETTE CORPORATION
                          901 SOUTH MOPAC EXPRESSWAY
                              AUSTIN, TEXAS 78746
                                (512) 306-4300
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                ---------------
                                  COPIES TO:
           JAY K. HACHIGIAN                           ALAN DEAN
            BRIAN K. BEARD                      DAVIS POLK & WARDWELL
           ANTHONY M. ALLEN                     450 LEXINGTON AVENUE
       GUNDERSON DETTMER STOUGH               NEW YORK, NEW YORK 10017
 VILLENEUVE FRANKLIN & HACHIGIAN, LLP              (212) 450-4000
 8911 CAPITAL OF TEXAS HIGHWAY, SUITE
                 4240
          AUSTIN, TEXAS 78759
            (512) 342-2300
                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY + +NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN + +OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE +
+SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)

Issued January 12, 1999

                                       Shares

                        [LOGO OF VIGNETTE APPEARS HERE]

                                  COMMON STOCK

                                  -----------

  VIGNETTE  CORPORATION IS OFFERING      SHARES AND THE SELLING  STOCKHOLDERS
     ARE OFFERING      SHARES. THIS IS OUR INITIAL PUBLIC  OFFERING AND NO
        PUBLIC MARKET  CURRENTLY EXISTS  FOR OUR SHARES.  WE ANTICIPATE
           THAT THE  INITIAL PUBLIC  OFFERING PRICE WILL  BE BETWEEN
              $    AND $    PER SHARE.

                                  -----------

            WE HAVE FILED AN APPLICATION
              FOR THE COMMON STOCK TO
                  BE QUOTED ON THE
            NASDAQ NATIONAL MARKET UNDER
                 THE SYMBOL "VIGN."

                                  -----------

                 INVESTING IN THE COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                                  -----------

                               PRICE $    A SHARE

                                  -----------

                                          UNDERWRITING              PROCEEDS TO
                                 PRICE TO DISCOUNTS AND PROCEEDS TO   SELLING
                                  PUBLIC   COMMISSIONS    COMPANY   STOCKHOLDERS
                                 -------- ------------- ----------- ------------
Per Share.......................   $           $            $           $
Total...........................  $          $            $            $

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Vignette Corporation has granted the underwriters the right to purchase up to
an additional     shares to cover over-allotments. Morgan Stanley & Co.
Incorporated expects to deliver the shares to purchasers on      , 1999.

                                  -----------

MORGAN STANLEY DEAN WITTER

            HAMBRECHT & QUIST

                          DAIN RAUSCHER WESSELS
                          a division of Dain Rauscher Incorporated

       , 1999

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
Prospectus Summary..................    3
Risk Factors........................    4
Special Note Regarding Forward-
 Looking Statements.................   13
Use of Proceeds.....................   14
Dividend Policy.....................   14
Capitalization......................   15
Dilution............................   16
Selected Consolidated Financial
 Data...............................   17
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   18

                                     PAGE
                                     ----
Business............................  28
Management..........................  45
Certain Transactions................  54
Principal and Selling Stockholders..  57
Description of Capital Stock........  59
Shares Eligible for Future Sale.....  62
Underwriters........................  64
Legal Matters.......................  66
Experts.............................  66
Additional Information..............  66
Index to Consolidated Financial
 Statements......................... F-1

  Our principal executive offices are located at 901 South MoPac Expressway, Austin, Texas 78746 and our telephone number is (512) 306-4300. Our World Wide Web site address is www.vignette.com. The information in the Web site is not incorporated by reference into this prospectus. In this prospectus, the "Company," "Vignette," "we," "us," and "our" refer to Vignette Corporation and its subsidiaries.

  You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We and the selling stockholders are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

  Until     , 1999 (25 days after the date of this prospectus), all dealers that buy, sell or trade in the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

  You should read this summary together with the more detailed information and our consolidated financial statements and notes appearing elsewhere in this prospectus.

                                 VIGNETTE

  Vignette is a leading provider of Internet Relationship Management software products and services. Our Internet Relationship Management solutions, which represent a new category of enterprise applications, are designed to enable businesses to build sustainable online customer relationships and increase Web-based revenues and market share. Our StoryServer 4 application platform integrates advanced content management, lifecycle personalization and decision support tools to allow our clients to engage their Web site visitors with personalized interactions that stimulate buying and strengthen customer loyalty. Our Vignette Syndication Server platform, which we formally announced in October 1998 and expect to ship in the first quarter of 1999, is designed to enable a business to distribute its electronic goods and services outside of its own Web site through a network of reseller, affiliate, and partner Web sites, or its "Customer Chain." The capabilities of Vignette Syndication Server will enable our clients to establish super-distribution networks on the Internet to extend online reach and increase Web-based revenue opportunities. We complement our products with a professional services organization that offers strategic planning, project management and implementation services.

  To date, we have licensed the StoryServer software platform to more than 160 clients worldwide in a variety of industries including retail, financial services, telecommunications, technology and media. Our customers include Bank One, Bay Networks, Chicago Tribune, Lands' End, National Semiconductor, Preview Travel, and Ziff Davis Publishing. Since shipping our first products in 1997, we have received 11 awards for our industry leadership and product capabilities including Best Products/Best Private Company from The Red Herring magazine and the Editor's Choice Award from Seybold Publications.

  All information in this prospectus relating to the number of shares of our common stock, options or warrants is based upon information as of November 30, 1998. For a more complete discussion regarding our capital stock and other related matters, see "Capitalization," "Underwriters," "Management--Employee Benefit Plans" and Note 3 of Notes to Consolidated Financial Statements.

                                  THE OFFERING

Common stock offered....      shares (including     shares by Vignette and
                           shares by the selling stockholders)
Common stock to be
 outstanding after
 the offering...........      shares
Use of proceeds.........  For working capital and general corporate purposes. See
                           "Use of Proceeds."
Proposed Nasdaq National  VIGN
 Market symbol..........

                      SUMMARY CONSOLIDATED FINANCIAL DATA

  The following table summarizes the financial data for our business. The consolidated statement of operations data for the year ended December 31, 1996 include results of operations for the period from December 19, 1995, our inception date, through December 31, 1996.

                                          YEAR ENDED          NINE MONTHS
                                         DECEMBER 31,     ENDED SEPTEMBER 30,
                                        ----------------  --------------------
                                         1996     1997      1997       1998
                                        -------  -------  ---------  ---------
                                        (IN THOUSANDS, EXCEPT PER SHARE
                                        DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
 DATA:
Total revenue.......................... $   --   $ 3,024  $   1,716  $   9,511
Gross profit...........................     --     1,549      1,018      3,422
Total operating expenses...............   3,688    9,192      5,494     19,920
Loss from operations...................  (3,688)  (7,643)    (4,476)   (16,498)
Net loss...............................  (3,626)  (7,474)    (4,388)   (16,294)
Pro forma basic net loss per share.....          $ (1.19)            $   (1.84)
Shares used in computing pro forma
 basic net loss per share..............            6,259                 8,861

  The following table presents our summary consolidated balance sheet at September 30, 1998, which has been adjusted for the conversion of Vignette preferred stock outstanding as of September 30, 1998 into 8,098,872 shares of
common stock and our sale of    shares of our common stock in this offering at
an assumed public offering price of $   per share and the application of the
estimated net proceeds. See "Use of Proceeds" and "Capitalization."

                                                  AS OF SEPTEMBER 30, 1998
                                                  ------------------------------
                                                                    PRO FORMA
                                                    ACTUAL         AS ADJUSTED
                                                  --------------  --------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents........................ $       12,397     $
Working capital..................................          5,468
Total assets.....................................         19,447
Long-term debt, less current portion.............          2,013
Redeemable convertible preferred stock...........         27,758
Total stockholders' equity (deficit).............        (23,206)

                                 RISK FACTORS

  You should carefully consider the following risks before making an investment decision. The risks described below are not the only ones that we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. Our business, operating results or financial condition could be materially adversely affected by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. You should also refer to the other information set forth in this prospectus, including our financial statements and the related notes.

RISKS RELATED TO OUR BUSINESS

  Our Limited Operating History; Expected Future Losses

  Vignette was founded in December 1995 and has a limited operating history. We incurred net losses of $3.6 million for the year ended December 31, 1996, $7.5 million for the year ended December 31, 1997 and $16.3 million for the nine months ended September 30, 1998. As of September 30, 1998, we had an accumulated deficit of $27.4 million. We have not achieved profitability and we expect to incur net losses for the foreseeable future. To date, we have funded our operations from the sale of equity securities and have not generated cash from operations. We expect to continue to incur significant product development, sales and marketing, and administrative expenses and, as a result, we will need to generate significant revenues to achieve and maintain profitability. Although our revenues have grown significantly in recent quarters, we cannot be certain that we can sustain these growth rates or that we will achieve sufficient revenues for profitability. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Potential Fluctuations in Our Quarterly Financial Results; Seasonality

  As a result of our limited operating history, we cannot forecast operating expenses based on our historical results. Accordingly, we base our expenses in part on future revenue projections. Most of our expenses are fixed in the short term and we may not be able to quickly reduce spending if our revenues are lower than we had projected. Our ability to forecast accurately our quarterly revenue is limited because our software products have a long sales cycle that makes it difficult to predict the quarter in which sales will occur. We would expect our business, operating results and financial condition to be materially adversely affected if our revenues do not meet our projections and that net losses in a given quarter would be even greater than expected.

  Our revenues and operating results are likely to vary significantly from quarter to quarter. A number of factors are likely to cause these variations, including:

  . Demand for our products and services;

  . The timing of sales of our products and services;

  . The timing of customer orders and product implementations;

  . Unexpected delays in introducing new products and services;

  . Increased expenses, whether related to sales and marketing, product development or administration;

  . Changes in the rapidly evolving market for Internet Relationship
    Management solutions;

  . The mix of product license and services revenue, as well as the mix of products licensed;

  . The mix of domestic and international sales; and

  . Costs related to possible acquisitions of technology or businesses.

  Accordingly, we believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful. Investors should not rely on the results of one quarter as an indication of our future performance.

  We plan to increase our operating expenses to expand our sales and marketing operations, develop new distribution channels, fund greater levels of research and development, broaden professional services and support, and improve operational and financial systems. If our revenues do not increase along with these expenses, our business, operating results or financial condition could be materially adversely affected and net losses in a given quarter would be even greater than expected.

  Although we have limited historical financial data, we believe that our quarterly operating results may experience seasonal fluctuations. For instance, quarterly results may fluctuate based on our clients' calendar year budgeting cycles, slow summer purchasing patterns in Europe and our compensation policies that tend to compensate sales personnel, typically in the latter half of the year, for achieving annual quotas.

  Dependence on Small Number of Large Orders

  We derive a significant portion of our software license revenues in each quarter from a small number of relatively large orders. For example, in five of the last seven quarters in the period ended September 30, 1998, we had at least one customer that accounted for at least 10% of total revenue in such quarter. We do not believe that the loss of any particular customer would have an adverse effect on our business. However, our operating results could be materially adversely affected if we were unable to complete one or more substantial license sales in any future period.

  Risks Associated with Our Revenue Recognition Policy

  We derive a substantial portion of our revenue from the sale of products with related services. In these cases, our revenue recognition policy requires us to substantially complete the implementation of our product before we can recognize software license revenue, and any end of quarter delays in product implementation could materially adversely affect operating results for that quarter. As a result, small delays in customer orders or product implementations can cause significant variability in our license revenues and operating results for any particular period.

  Dependence on Our StoryServer Product Line

  We currently derive all of our revenues from the license and related upgrades, professional services and support of our StoryServer software products, and we expect that we will continue to depend on revenue related to new and enhanced versions of our StoryServer product line for at least the next several quarters. We cannot be certain that we will be successful in upgrading and marketing our products or that we will successfully develop and market new products and services. If we do not continue to increase revenue related to our existing products or generate revenue from new products and services, our business, operating results and financial condition would be materially adversely affected.

  Dependence on Successful Introduction of Vignette Syndication Server

  We formally announced Vignette Syndication Server in October 1998 and we plan to ship Vignette Syndication Server to clients in the first quarter of 1999. This will be the first version of a new product designed for a new market opportunity. There are significant risks inherent in a product introduction such as Vignette Syndication Server. We expect that our future financial performance will depend significantly on the successful development, introduction and market acceptance of Vignette Syndication Server and the related tools that we plan to develop. Market acceptance of Vignette Syndication Server will depend on a market developing for Internet syndication products and services and the commercial adoption of standards on which Vignette Syndication Server is based. We cannot be certain that either will occur. We cannot be certain that Vignette Syndication Server will meet customer performance needs or expectations when shipped or that it will be free of significant software defects or bugs. If Vignette Syndication Server does not meet customer needs or expectations, for whatever reason, upgrading or enhancing the product could be costly and time consuming.

  Need to Develop Our Sales and Distribution Capabilities

  We will need to expand our direct and indirect sales operations in order to increase market awareness of our products and generate increased revenue. We have recently expanded our direct sales force and plan to hire additional sales personnel. Our products and services require a sophisticated sales effort targeted at the senior management of our prospective clients. New hires will require training and take time to achieve full productivity. We cannot be certain that our recent hires will become as productive as necessary or that we will be able to hire enough qualified individuals in the future. We also plan to expand our relationships with value-added resellers, systems integrators and other third-party resellers to build an indirect sales channel. We cannot be certain that we will be successful in these efforts. In addition, we will need to manage potential conflicts between our direct sales force and third-party reselling efforts.

  Risks Relating to Our Lengthy Sales and Implementation Cycle

  Selling Internet Relationship Management software requires us to educate potential clients regarding the use and benefits of Internet Relationship Management applications. As a result, our software products have a long sales cycle that makes it difficult to predict the quarter in which sales may fall. In addition, the implementation of our products requires a significant commitment of resources by our clients, third-party professional services organizations or our professional services organization. In many cases, we recognize a substantial portion of the revenue from product sales upon implementation of our product. Delays in product implementation could cause significant variability in our license revenues and operating results for any particular period.

  Risks Associated with the Development of Our Professional Services
Organization

  Clients that license our software typically engage our professional services organization to assist with support, training, consulting and implementation of their web solutions. We believe that growth in our product sales depends on our ability to provide our clients with these services and to educate third-party resellers on how to use our products. As a result, we plan to increase the number of service personnel to meet these needs. New services personnel will require training and education and take time to reach full productivity. To meet our needs for services personnel, we may also need to use more costly third-party consultants to supplement our own professional services organization. We expect our services revenue to increase in absolute dollars as we continue to provide consulting and training services that complement our products and as our installed base of clients grows. To date, our services costs have been significantly higher than our services revenue, and we expect that trend to continue for the foreseeable future. We cannot be certain that our services business will ever achieve profitability. We generally bill our clients for our services on a "time and materials" basis. However, from time to time we enter into fixed-price contracts for services. On occasion, the costs of providing the services have exceeded our fees from these contracts and, from time to time, we may misprice future contracts to our detriment. In addition, competition for qualified services personnel with the appropriate Internet specific knowledge is intense. We are in a new market and there is a limited number of people who have acquired the skills needed to provide the services that our clients demand. We cannot be certain that we can attract or retain a sufficient number of the highly qualified services personnel that our business needs.

  Risks of Rapid Change in Internet Relationship Management Technology

  The market for our products is marked by rapid technological change, frequent new product introductions and Internet-related technology enhancements, uncertain product life cycles, changes in client demands and evolving industry standards. New products based on new technologies or new industry standards can render existing products obsolete and unmarketable. To succeed, we will need to enhance our current products and develop new products on a timely basis to keep pace with developments related to Internet technology and to satisfy the increasingly sophisticated requirements of our clients. Internet commerce technology, particularly Internet Relationship Management technology, is complex and new products and product enhancements can require long development and testing periods. Any delays in developing and releasing enhanced or new products could have a material adverse effect on our business, operating results and financial condition. We cannot be certain that we will successfully develop and market new products, new product enhancements or new products compliant with present or emerging Internet technology standards.

  Intense Competition for Internet Relationship Management Software

  The Internet software market is intensely competitive. Our clients' requirements and the technology available to satisfy those requirements continually change. We expect competition to persist and intensify in the future.

  Our principal competitors include: in-house development efforts by potential clients or partners; other vendors of software that directly address elements of Internet Relationship Management, such as BroadVision; and developers of software that address only certain technology components of Internet Relationship Management (e.g., content management), such as Inso Corporation.

  Many of these companies, as well as some other competitors, have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. Many of these companies can also leverage extensive customer bases and adopt aggressive pricing policies to gain market share. Potential competitors such as Netscape and Microsoft may bundle their products in a manner that may discourage users from purchasing our products. In addition, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

  Competitive pressures may make it difficult for us to acquire and retain clients and may require us to reduce the price of our software. We cannot be certain that we will be able to compete successfully with existing or new competitors. If we fail to compete successfully against current or future competitors, our business, operating results and financial condition would be materially adversely affected. See "Business--Competition."

  Privacy Concerns May Adversely Affect Sales of Our Products

  Businesses use our StoryServer product to develop and maintain profiles to tailor the content to be provided to Web site visitors. Typically, the software captures profile information when consumers, business customers or employees visit a Web site and volunteer information in response to survey questions. Usage data collected over time augments the profiles. However, privacy concerns may nevertheless cause visitors to resist providing the personal data necessary to support this profiling capability. More importantly, even the perception of security and privacy concerns, whether or not valid, may indirectly inhibit market acceptance of our products. In addition, legislative or regulatory requirements may heighten these concerns if businesses must notify Web site users that the data captured after visiting certain Web sites may be used by marketing entities to unilaterally direct product promotion and advertising to that user. We are not aware of any such legislation or regulatory requirements currently in effect in the United States. Other countries and political entities, such as the European Economic Community, have adopted such legislation or regulatory requirements. The United States may adopt similar legislation or regulatory requirements. If consumer privacy concerns are not adequately addressed, our business, financial condition and operating results could be materially adversely affected.

  Our StoryServer product uses "cookies" to track demographic information and user preferences. A "cookie" is information keyed to a specific server, file pathway or directory location that is stored on a user's hard drive, possibly without the user's knowledge, but generally removable by the user. Germany has imposed laws limiting the use of cookies, and a number of Internet commentators, advocates and governmental bodies in the United States and other countries have urged passage of laws limiting or abolishing the use of cookies. If such laws are passed, our business, operating results and financial condition could be materially adversely affected.

  Risks Associated with Our International Operations

  We received 3% and 18% of our total revenue in 1997 and the nine months ended September 30, 1998, respectively, through licenses and services sold to clients located outside of the United States. We expect international revenue to account for a significant percentage of total revenue in the future and we believe that we must continue to expand our international sales activities in order to be successful. Our international sales growth will be limited if we are unable to establish additional foreign operations, expand international sales channel management and support organizations, hire additional personnel, customize products for local markets, develop relationships with international service providers and establish relationships with additional distributors and third party integrators. In that case, our business, operating results and financial condition could be materially adversely affected. Even if we are able to successfully expand international operations, we cannot be certain that we will be able to maintain or increase international market demand for our products. International operations are generally subject to a number of risks, including:

  . Expenses associated with customizing products for foreign countries;

  . Protectionist laws and business practices that favor local competition;

  . Dependence on local vendors;

  . Multiple, conflicting and changing governmental laws and regulations;

  . Longer sales cycles;

  . Difficulties in collecting accounts receivable;

  . Foreign currency exchange rate fluctuations;

  . Political and economic instability.

  To date, a majority of our international revenues and costs have been denominated in foreign currencies. We believe that an increasing portion of our international revenues and costs will be denominated in foreign currencies in the future. In addition, although we cannot predict the potential consequences to our business as a result of the adoption of the Euro as a common currency in Europe, the transition to the Euro presents a number of risks, including increased competition from European firms as a result of pricing transparency. To date, we have not engaged in any foreign exchange hedging transactions and we are therefore subject to foreign currency risk.

  Failure to Properly Manage Growth Could Adversely Affect Our Business

  We have expanded our operations rapidly since inception. We intend to continue to expand in the foreseeable future to pursue existing and potential market opportunities. This rapid growth places a significant demand on management and operational resources. In order to manage growth effectively, we must implement and improve our operational systems, procedures and controls on a timely basis. If we fail to implement and improve these systems, our business, operating results and financial condition will be materially adversely affected. In addition, we are moving to new headquarters facilities in December 1998, which we expect will be a disruptive, time consuming and expensive process.

  Loss of Key Personnel Could Adversely Affect Our Business

  Our success depends largely on the skills, experience and performance of some key members of our management. If we lose one or more of these key employees, our business, operating results and financial condition could be materially adversely affected. In addition, our future success will depend largely on our ability to continue attracting and retaining highly skilled personnel. Like other software companies, we face intense competition for qualified personnel, particularly in the Austin, Texas area. We cannot be certain that we will be successful in attracting, assimilating or retaining qualified personnel in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Management."

  Risks Associated with the Year 2000 Problem

  The "Year 2000 Issue" refers generally to the problems that some software may have in determining the correct century for the year. For example, software with date-sensitive functions that is not Year 2000 compliant may not be able to distinguish whether "00" means 1900 or 2000, which may result in failures or the creation of erroneous results.

  We have conducted the first phases of a Year 2000 readiness review for the current versions of our products. The review includes assessment, implementation (including remediation, upgrading and replacement of certain product versions), validation testing, and contingency planning. We continue to respond to customer questions about prior versions of our products on a case-by-case basis.

  We have largely completed all phases of this plan, except for contingency planning, for the current versions of our products. As a result, all current versions of our products are "Year 2000 Compliant," as defined below, when configured and used in accordance with the related documentation, and provided that the underlying operating system of the host machine and any other software used with or in the host machine or our products are also Year 2000 Compliant. We have not tested our products on all platforms or all versions of operating systems that we currently support. The initial release of StoryServer 4 required a patch to fix a minor error in a third-party product included in StoryServer 4. We have provided the patch on our Web site in order to be Year 2000 Compliant.

  We have defined "Year 2000 Compliant" as the ability to:

    (a) correctly handle date information needed for the December 31, 1999 to January 1, 2000 date change;

    (b) function according to the product documentation provided for this date change, without changes in operation resulting from the advent of a new century, assuming correct configuration;

    (c) where appropriate, respond to two-digit date input in a way that resolves the ambiguity as to century in a disclosed, defined, and predetermined manner;

    (d) if the date elements in interfaces and data storage specify the century, store and provide output of date information in ways that are unambiguous as to century; and

    (e) recognize year 2000 as a leap year.

  We have tested software obtained from third parties, including licensed software, shareware, and freeware, that is incorporated into our products, and we are seeking assurances from our vendors that licensed software is Year 2000 Compliant. Despite testing by us and by current and potential clients, and assurances from developers of products incorporated into our products, our products may contain undetected errors or defects associated with Year 2000 date functions. Known or unknown errors or defects in our products could result in delay or loss of revenue, diversion of development resources, damage to our reputation, or increased service and warranty costs, any of which could materially adversely affect our business, operating results, or financial condition. Some commentators have predicted significant litigation regarding Year 2000 compliance issues, and we are aware of such lawsuits against other software vendors. Because of the unprecedented nature of such litigation, it is uncertain whether or to what extent we may be affected by it.

  Our internal systems include both our information technology, or IT, and non-IT systems. We have initiated an assessment of our material internal IT systems, including both our own software products and third-party software and hardware technology, but we have not initiated an assessment of our non-IT systems. We expect to complete testing of our IT systems in 1998. To the extent that we are not able to test the technology provided by third-party vendors, we are seeking assurances from vendors that their systems are Year 2000 Compliant. We are not currently aware of any material operational issues or costs associated with preparing our internal IT and non-IT systems for the Year 2000. However, we may experience material unanticipated problems and costs caused by undetected errors or defects in the technology used in our internal IT and non-IT systems.

  We do not currently have any information concerning the Year 2000 compliance status of our customers. Our current or future customers may incur significant expenses to achieve Year 2000 compliance. If our customers are not Year 2000 compliant, they may experience material costs to remedy problems, or they may face litigation costs. In either case, Year 2000 issues could reduce or eliminate the budgets that current or potential customers could have for purchases of our products and services. As a result, our business, results of operations or financial condition could be materially adversely affected. See "--Dependence on Use of the Internet for Commerce."

  We have funded our Year 2000 plan from available cash and have not separately accounted for these costs in the past. To date, these costs have not been material. We will incur additional costs related to the Year 2000 plan for administrative personnel to manage the project, outside contractor assistance, technical support for our products, product engineering and customer satisfaction. In addition, we may experience material problems and costs with Year 2000 compliance that could adversely affect our business, results of operations, and financial condition.

  We have not yet fully developed a contingency plan to address situations that may result if we are unable to achieve Year 2000 readiness of our critical operations. The cost of developing and implementing such a plan may itself be material. Finally, we are also subject to external forces that might generally affect industry and commerce, such as utility or transportation company Year 2000 compliance failures and related service interruptions.

  Risk of Software Defects; Product Liability

  Complex software products such as ours often contain errors or defects, particularly when first introduced or when new versions or enhancements are released. Despite internal testing and testing by current and potential customers, our current and future products may contain serious defects, including Year 2000 errors. Serious defects or errors could result in lost revenues or a delay in market acceptance, which would have a material adverse effect on our business, operating results and financial condition.

  Since our clients use our products for mission critical applications such as Internet commerce, errors, defects or other performance problems could result in financial or other damages to our clients. They could seek damages for losses, which, if successful, could have a material adverse effect on our business, operating results or financial condition. Although our license agreements typically contain provisions designed to limit our exposure to product liability claims, existing or future laws or unfavorable judicial decisions could negate such limitation of liability provisions. We have not experienced any product liability claims to date. However, a product liability claim brought against us, even if not successful, would likely be time consuming and costly.

  Our Reliance on Third-Party Software

  We integrate third-party software as a component of our software. The third-party software may not continue to be available to us on commercially reasonable terms. For instance, we license GroupLens Express from Net Perceptions, Inc. for certain personalization functionality in StoryServer 4. The agreement expires in October 1999, but it is renewed automatically unless either party gives 60 days notice prior to the renewal date. If we cannot maintain licenses to key third-party software, such as GroupLens Express, shipments of our products could be delayed until equivalent software could be developed or licensed and integrated into our products, which could materially adversely affect our business, operating results and financial condition. See "Business--Proprietary Rights and Licensing."

  Risk of Changes in Accounting Standards

  The American Institute of Certified Public Accountants issued Statement of Position 97-2, Software Revenue Recognition, in October 1997 and amended it by Statement of Position 98-4. We adopted these statements effective January 1, 1998. We believe our current revenue recognition policies and practices are materially consistent with these statements. However, full implementation guidelines for this standard have not yet been issued. Once available, our current revenue accounting practices may need to change and such changes could materially adversely affect our future revenue and earnings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Limited Protection of Proprietary Technology; Risks of Infringement

  In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We are not currently involved in any intellectual property litigation. We may, however, be a party to litigation in the future to protect our intellectual property or as a result of an alleged infringement of other's intellectual property. We rely on a combination of patent, trademark, trade secret and copyright law and contractual restrictions to protect our technology. These legal protections provide only limited protection. If we litigated to enforce our rights, it would be expensive, divert management resources and may not be adequate to protect our business.

  Others asserting rights against us could force us to defend ourselves or our clients against alleged infringement of intellectual property rights. We could incur substantial costs to prosecute or defend any such litigation and intellectual property litigation could force us to do one or more of the following:

  . Cease selling, incorporating or using products or services that incorporate the challenged intellectual property;

  . Obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms; and

  . Redesign those products or services that incorporate such technology.

  Control of Vignette by Existing Stockholders

  On completion of this offering, executive officers and directors and their
affiliates will beneficially own, in the aggregate, approximately   % of our
outstanding common stock. As a result, these stockholders will be able to exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could delay or prevent someone from acquiring or merging with us. See "Principal and Selling Stockholders."

  Anti-Takeover Provisions in Our Charter Documents and Delaware Law

  Certain provisions of our Certificate of Incorporation and Bylaws may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. Such provisions include:

  . Authorizing the issuance of "blank check" preferred stock;

  . Providing for a classified Board of Directors with staggered, three-year terms;

  . Prohibiting cumulative voting in the election of directors;

  . Requiring super-majority voting to effect certain amendments to our Certificate of Incorporation and Bylaws;

  . Limiting the persons who may call special meetings of stockholders;

  . Prohibiting stockholder action by written consent; and

  . Establishing advance notice requirements for nominations for election to the Board of Directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

  Certain provisions of Delaware law and our stock incentive plans may also discourage, delay or prevent someone from acquiring or merging with us. See "Management--Employee Benefit Plans" and "Description of Capital Stock--Anti-takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law."

RISKS RELATED TO THE INTERNET INDUSTRY

  Dependence on Use of the Internet for Commerce

  Our future success depends heavily on the Internet being accepted and widely used for commerce. Consumers and businesses may reject the Internet as a viable commercial medium for a number of reasons, including potentially inadequate network infrastructure, slow development of enabling technologies or insufficient commercial support. The Internet infrastructure may not be able to support the demands placed on it by increased Internet usage and bandwidth requirements. In addition, delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or increased government regulation could cause the Internet to lose its viability as a commercial medium. If Internet commerce does not continue to grow or grows more slowly than expected for any of these reasons, our business, operating results and financial condition would be materially adversely affected. Even if the required infrastructure, standards, protocols or complementary products, services or facilities are developed, we may incur substantial expenses adapting our solutions to changing or emerging technologies.

  Risks Associated with the New Market for Internet Relationship Management Software

  The market for Internet Relationship Management software is new and rapidly evolving. We expect that we will continue to need intensive marketing and sales efforts to educate prospective clients about the uses and benefits of our products and services. Enterprises that have already invested substantial resources in other methods of conducting business may be reluctant or slow to adopt a new approach that may replace, limit or compete with their existing systems. Similarly, individuals have established patterns of purchasing goods and services. They may be reluctant to alter those patterns. They may also resist providing the personal data necessary to support our existing and potential product uses. Any of these factors could inhibit the growth of online business generally and the market's acceptance of our products and services in particular. Accordingly, we cannot be certain that a viable market for our products will emerge or be sustainable.

  Increasing Government Regulation of the Internet May Threaten Our Business

  As Internet commerce evolves, we expect that federal, state or foreign agencies will adopt regulations covering issues such as user privacy, pricing, content and quality of products and services. Although many of these regulations may not apply to our business directly, we expect that laws regulating the solicitation, collection or processing of personal/consumer information could indirectly affect our business. The Telecommunications Act of 1996 prohibits certain types of information and content from being transmitted over the Internet. The prohibition's scope and the liability associated with a Telecommunications Act violation are currently unsettled. In addition, although substantial portions of the Communications Decency Act were held to be unconstitutional, we cannot be certain that similar legislation will not be enacted and upheld in the future. It is possible that such legislation could expose companies involved in Internet commerce to liability, which could limit the growth of Internet commerce generally. Legislation like the Telecommunications Act and the Communications Decency Act could dampen the growth in Web usage and decrease its acceptance as a communications and commercial medium. If enacted, such laws, rules or regulations could limit the market for our products and services, which could materially adversely affect our business, financial condition and operating results.

  The United States government also regulates the export of encryption technology, which our products incorporate. Current or future export regulations may limit our ability to distribute our software outside the United States. Although we take precautions against unlawful export of our software, we cannot effectively control the unauthorized distribution of software across the Internet. If our export authority is revoked or modified, if our software is unlawfully exported or if the United States government adopts new legislation or regulation restricting export of software and encryption technology, our business, operating results and financial condition could be materially adversely affected.

RISKS RELATED TO THE OFFERING

  Potential Volatility of Our Stock Price

  Prior to this offering, you could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after the offering. Although the initial public offering price was determined based on several factors, the initial offering price may vary from the market price after the offering. The market price of the common stock may fluctuate significantly in response to a number of factors as listed below, some of which are beyond our control. See "Underwriters."

  . Quarterly variations in operating results;

  . Changes in financial estimates by securities analysts;

  . Changes in market valuations of Internet software companies;

  . Announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

  . Loss of a major client or failure to complete significant license transactions;

  . Additions or departures of key personnel;

  . Future sales of common stock; and

  . Stock market price and volume fluctuations, which are particularly common among highly volatile securities of Internet and software companies.

  Risk of Class Action Litigation Due to Stock Price Volatility

  In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, which could have a material adverse effect on our business, operating results and financial condition.

  Our Future Capital Needs and the Risks Associated with Our Inability to Obtain Additional Financing

  We expect the net proceeds from this offering, cash on hand, cash equivalents and commercial credit facilities to meet our working capital and capital expenditure needs for at least the next 12 months. After that, we may need to raise additional funds and we cannot be certain that we would be able to obtain additional financing on favorable terms, if at all. Further, if we issue equity securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. If we cannot raise funds, if needed, on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could have a material adverse effect on our business, operating results and financial condition. See "Use of Proceeds," "Dilution" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD ADVERSELY AFFECT OUR STOCK PRICE

  Sales of a substantial number of shares of common stock after the offering could adversely affect the market price of the common stock by potentially introducing a large number of sellers of our common stock into a market in which the common stock price is already volatile, thus driving the common stock price down. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional equity securities. On
completion of this offering, we will have     shares of common stock
outstanding or subject to currently exercisable options, and     shares if the
underwriters over-allotment option is exercised in full. The     shares sold
in this offering, and     shares if the underwriter's over-allotment option is
exercised in full, will be freely tradable without restriction or further registration under the Federal securities laws unless purchased by "affiliates" of Vignette as that term is defined in Rule 144. The remaining 11,476,133 shares of common stock outstanding on completion of the offering will be "restricted securities" as that term is defined in Rule 144.

  Stockholders holding more than % of the outstanding common stock and currently exercisable options to purchase common stock have executed lock-up agreements that limit their ability to sell common stock. These stockholders have agreed not to sell or otherwise dispose of any shares of common stock for a period of at least 180 days after the date of this prospectus without the prior written approval of Morgan Stanley & Co. Incorporated. When the lock-up agreements expire, these shares and the shares underlying the options will become eligible for sale, in some cases only pursuant to the volume, manner of sale and notice requirements of Rule 144. See "Management--Employee Benefits Plans" and "Shares Eligible for Future Sale."

YOU WILL EXPERIENCE IMMEDIATE DILUTION

  The initial public offering price is expected to be substantially higher than the book value per share of the outstanding common stock immediately after the offering. Accordingly, if you purchase common stock in the offering,
you will incur immediate dilution of approximately $        in the book value
per share of the common stock from the price you pay for the common stock.
This calculation assumes that you purchased the common stock for $        per
share.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

  This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement. See "Special Note Regarding Forward-Looking Statements."

  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

                                USE OF PROCEEDS

  We estimate that our net proceeds from the sale of the     shares of common
stock we are offering will be approximately $    million at an assumed initial
public offering price of $    share and after deducting estimated offering
expenses of $    and underwriting discounts and commissions payable by
Vignette. If the underwriters' over-allotment option is exercised in full, we
estimate that such net proceeds will be approximately $   million. We will not
receive any of the proceeds from the sale of shares of common stock by the selling stockholders. The primary purposes of this offering are to obtain additional working capital, create a public market for our common stock, facilitate our future access to public capital markets and provide liquidity to existing stockholders.

  We intend to use the proceeds of the offering received by it for working capital and general corporate purposes. Although we may use a portion of the net proceeds to acquire technology or businesses that are complementary to our business, there are no current plans in this regard. Pending such uses, we plan to invest the net proceeds in short-term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

  We have never declared or paid any cash dividends on its common stock or other securities and does not anticipate paying cash dividends in the foreseeable future. Our lines of credit currently prohibit the payment of dividends.

                                CAPITALIZATION

  Unless otherwise specifically stated, the information in this prospectus has been adjusted to reflect the conversion of all outstanding shares of preferred stock into common stock on the completion of the offering, but does not take into account the possible issuance of additional shares of common stock to the underwriters pursuant to their right to purchase additional shares to cover overallotments.

  The following table sets forth our capitalization as of September 30, 1998. The pro forma information reflects (1) the filing of an amendment to our Amended and Restated Certificate of Incorporation to provide for authorized capital stock of 80,000,000 shares of common stock and 10,000,000 shares of undesignated preferred stock and (2) the conversion of all shares of preferred stock outstanding as of September 30, 1998 into 8,098,872 shares of common stock on completion of this offering. The pro forma as adjusted information reflects the sale of the shares of common stock offered hereby (assuming an
initial public offering price of $   per share) and the application of the net
proceeds from this offering. The outstanding share information excludes 1,962,394 shares of common stock issuable on exercise of outstanding options as of September 30, 1998 with a weighted exercise price of $3.38 per share, 7,500 shares of common stock issuable upon exercise of an outstanding warrant at an exercise price of $1.00 per share, and 158,708 shares of common stock reserved for issuance under our stock plans as of September 30, 1998. 863,040 shares of common stock were reserved for issuance under our stock plans as of September 30, 1998. The outstanding share information also excludes 520,516 shares of Series H Preferred Stock sold on November 30, 1998 and 45,926 shares of common stock issuable upon exercise of warrants issued on December 3, 1998 at an exercise price of $16.33 per share. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the Notes thereto. See "Use of Proceeds," "Management--Employee Benefits Plans" and Note 3 of Notes to Consolidated Financial Statements.

                                                   AS OF SEPTEMBER 30, 1998
                                                --------------------------------
                                                                         PRO
                                                                        FORMA
                                                 ACTUAL   PRO FORMA  AS ADJUSTED
                                                --------  ---------  -----------
                                                 (IN THOUSANDS, EXCEPT SHARE
                                                     AND PER SHARE DATA)
Long-term debt, less current portion........... $  2,013  $  2,013      $
Redeemable convertible preferred stock, $0.01
 par value, 5,984,982 shares authorized,
 5,977,482 issued and outstanding, actual; no
 shares authorized, issued and outstanding, pro
 forma and pro forma as adjusted...............   27,758       --
Stockholders' equity (deficit):
 Convertible preferred stock, $0.01 par value,
  2,256,022 shares authorized, 2,121,390 issued
  and outstanding, actual; no shares
  authorized, issued and outstanding, pro forma
  and pro forma as adjusted....................       21       --
 Preferred stock, $0.01 par value, no shares
  authorized, issued or outstanding, actual;
  10,000,000 shares authorized pro forma and
  pro forma as adjusted, no shares issued or
  outstanding, pro forma and pro forma as
  adjusted.....................................      --        --
 Common stock, $0.01 par value, 16,500,000
  shares authorized, 2,862,078 shares issued
  and outstanding (net of 77,820 treasury
  shares), actual; 80,000,000 shares
  authorized, 10,960,950 shares issued and
  outstanding, pro forma; 80,000,000 shares
  authorized,     issued and outstanding, pro
  forma as adjusted............................       29       110
 Additional paid-in capital....................    4,707    32,405
 Notes receivable for purchase of common stock.     (182)     (182)
 Deferred stock compensation...................     (382)     (382)
 Accumulated deficit...........................  (27,399)  (27,399)
                                                --------  --------      ----
Total stockholders' equity (deficit)...........  (23,206)    4,552
                                                --------  --------      ----
Total capitalization........................... $  6,565  $  6,565      $
                                                ========  ========      ====

                                   DILUTION

  The pro forma net tangible book value of our common stock as of September 30, 1998, giving effect to the conversion of all shares of preferred stock outstanding as of September 30, 1998 into common stock on the closing of this offering, was $4,552,000, or approximately $.42 per share. "Pro forma net tangible book value" per share represents the amount of our total tangible assets less total liabilities, divided by 10,960,950 shares of common stock outstanding after giving effect to the conversion of the preferred stock outstanding as of September 30, 1998 into common stock. After giving effect to
the issuance and sale of     shares of common stock offered hereby at an
assumed initial public offering price of $    per share and after deducting
estimated underwriting discounts and commissions and estimated offering expenses payable by Vignette, the pro forma net tangible book value of
Vignette as of September 30, 1998 would have been $   , or $    per share.
This represents an immediate increase in pro forma net tangible book value of
$    per share to existing stockholders and an immediate dilution in net
tangible book value of $    per share to new investors. Investors
participating in this offering will incur immediate, substantial dilution. The following table illustrates the per share dilution:

Assumed initial public offering price per share......................      $
  Pro forma net tangible book value per share as of September 30,
   1998.............................................................. $.42
  Increase in pro forma net tangible book value per share
   attributable to new investors.....................................
                                                                      ----
Pro forma net tangible book value per share after offering...........
                                                                           ----
Dilution per share to new investors..................................      $
                                                                           ====

  The following table summarizes on a pro forma basis, giving effect to the conversion of all outstanding shares of preferred stock into common stock on the closing of this offering, as of September 30, 1998, the difference between the existing stockholders and the purchasers of shares of common stock in this
offering at an assumed initial public offering price of $    per share with
respect to the number of shares of common stock purchased from us, the total consideration paid and the average price paid per share:

                             SHARES PURCHASED  TOTAL CONSIDERATION
                            ------------------ ------------------- AVERAGE PRICE
                              NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                            ---------- ------- ----------- ------- -------------
Existing stockholders...... 10,960,950       % $32,230,000       %     $2.94
New investors..............
                            ----------  -----  -----------  -----
  Total....................             100.0% $            100.0%     $
                            ==========  =====  ===========  =====

  Sales by the selling stockholders in this offering will reduce the number of
shares held by existing stockholders to    , which represent  % of the total
number of shares of common stock outstanding after this offering, or shares, which represent % assuming the underwriters' over-allotment option is exercised in full, and will increase the number of shares held by new
investors to     shares, which represent  %, of the total number of shares of
common stock outstanding after this offering, or     shares which represent  %
assuming the underwriters' over-allotment option is exercised in full. See "Principal and Selling Stockholders."

  As of September 30, 1998, there were approximately 1,962,394 shares subject to outstanding options at a weighted exercise price of approximately $3.38 per share; 158,708 shares reserved for issuance under our stock plans; and 7,500 shares of common stock issuable on exercise of an outstanding warrant at an exercise price of $1.00 per share. 863,040 shares were reserved for issuance under our stock plans as of November 30, 1998. In addition, on November 30, 1998, we sold 520,516 shares of Series H Preferred Stock at $16.33 per share and, on December 3, 1998, reserved 45,926 shares of common stock for issuance on exercise of warrants issued on that date at an exercise price of $16.33 per share. To the extent outstanding options and warrants are exercised, there will be further dilution to new investors. See "Management--Employee Benefits Plans."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements and Notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial data included elsewhere in this prospectus. Consolidated statement of operations data for the year ended December 31, 1996 include results of operations for the period from December 19, 1995, the date of our inception, through December 31, 1996. The consolidated statement of operations data for the years ended December 31, 1996 and 1997 and the consolidated balance sheet data at December 31, 1996 and 1997 are derived from audited consolidated financial statements included elsewhere in this prospectus. The consolidated statements of operations data for the nine months ended September 30, 1997 and 1998, and the consolidated balance sheet data at September 30, 1998 are derived from unaudited consolidated financial statements included elsewhere in this prospectus and, in our opinion, include all adjustments consisting solely of normal recurring accruals which are necessary to present fairly the data for such period. Historical results are not necessarily indicative of future results and the results for interim periods are not necessarily indicative of results to be expected for the entire year.

                                    YEAR ENDED DECEMBER    NINE MONTHS ENDED
                                            31,              SEPTEMBER 30,
                                    --------------------  ---------------------
                                      1996       1997       1997        1998
                                    ---------  ---------  ---------  ----------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERA-
 TIONS DATA:
Revenue:
 Product license..................  $     --   $   1,943  $   1,179  $    5,152
 Services.........................        --       1,081        537       4,359
                                    ---------  ---------  ---------  ----------
Total revenue.....................        --       3,024      1,716       9,511
Cost of revenue:
 Product license..................        --          37         24         510
 Services.........................        --       1,438        674       5,579
                                    ---------  ---------  ---------  ----------
Total cost of revenue.............        --       1,475        698       6,089
                                    ---------  ---------  ---------  ----------
Gross profit......................        --       1,549      1,018       3,422
Operating expenses:
 Research and development.........        892      2,895      1,906       4,840
 Sales and marketing..............        428      4,964      2,870       9,398
 General and administrative.......        503      1,333        718       3,451
 Write-off of acquired in-process
  research and development........      1,865        --         --        2,089
 Amortization of deferred stock
  compensation....................        --         --         --          142
                                    ---------  ---------  ---------  ----------
Total operating expenses..........      3,688      9,192      5,494      19,920
                                    ---------  ---------  ---------  ----------
Loss from operations..............     (3,688)    (7,643)    (4,476)    (16,498)
Other income, net.................         62        169         88         204
                                    ---------  ---------  ---------  ----------
Net loss..........................  $  (3,626) $  (7,474) $  (4,388) $  (16,294)
                                    =========  =========  =========  ==========
Basic net loss per share..........  $  (11.33) $   (8.22) $   (4.79) $   (11.74)
                                    =========  =========  =========  ==========
Shares used in computing basic net
 loss per share...................        320        909        917       1,388
Pro forma basic net loss per
 share............................             $   (1.19)            $    (1.84)
                                               =========             ==========
Shares used in computing pro forma
 basic net loss per share.........                 6,259                  8,861

                                                AS OF DECEMBER
                                                      31,             AS OF
                                                ----------------  SEPTEMBER 30,
                                                 1996     1997        1998
                                                -------  -------  -------------
                                                       (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................... $ 1,863  $ 6,865    $ 12,397
Working capital................................   1,583    4,255       5,468
Total assets...................................   2,229    8,499      19,447
Long-term debt and capital lease obligations,
 less current portion..........................     198      833       2,013
Redeemable convertible preferred stock.........   3,458   13,458      27,758
Total stockholders' equity (deficit)...........  (1,770)  (9,248)    (23,206)

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  This prospectus contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those indicated in such forward-looking statements. See "Special Note Regarding Forward-Looking Statements."

OVERVIEW

  Vignette is a leading global provider of Internet Relationship Management software products and services, a new category of enterprise solutions designed to enable businesses to build sustainable online customer relationships, increase the returns on their Internet-related investments and capitalize on Internet business opportunities. We were founded in December 1995. From December 1995 through December 1996, we devoted our efforts principally to raising capital, research and development activities, and establishing markets for our products. As a result, we were considered a "development stage enterprise" during this period. Beginning in January 1997, we actively began selling our products. To date, we have developed and released several versions of our StoryServer product and have sold our products and services to over 160 clients. We market and sell our products worldwide primarily through our direct sales force. Our principal office is in Austin, Texas, and we also have offices in Atlanta, Georgia; Boston, Massachusetts; Chicago, Illinois; Dallas, Texas; Newport Beach, California; New York, New York; San Mateo, California; Valencia, California; Hamburg, Germany; London, England; and Sydney, Australia.

  We derive our revenue from the sale of software product licenses and from professional consulting, maintenance and support services. Product license revenue is recognized when persuasive evidence of an agreement exists, the product has been delivered, we have no remaining significant obligations with regard to implementation, the license fee is fixed or determinable and collection of the fee is probable. Services revenue consists of fees from professional services and from maintenance and telephone support. Professional services include integration of software, application development, training and software installation. We bill professional services fees either on a time and materials basis or on a fixed-price schedule. We recognize professional services fees billed on a time and materials basis as the services are performed. We recognize professional services fees on fixed-price service arrangements on the completion of specific contractual milestone events, or based on an estimated percentage of completion as work progresses. Our clients typically purchase maintenance agreements annually, and we price maintenance agreements based on a percentage of the product license fee. We price telephone support based on differing levels of support. Clients purchasing maintenance agreements receive unspecified product upgrades and electronic, Web-based technical support, while purchasers of support contracts receive additional telephone support. We recognize revenue from maintenance and support agreements ratably over the term of the agreement, typically one year. We record cash receipts from clients and billed amounts due from clients in excess of revenue recognized as deferred revenue. The timing and amount of cash receipts from clients can vary significantly depending on specific contract terms and can therefore have a significant impact on the amount of deferred revenue in any given period.

  Cost of revenue consists of costs to manufacture, package and distribute our products and related documentation, as well as personnel and other expenses related to providing professional services. Since our inception, we have incurred substantial costs to develop our technology and products, to recruit and train personnel for our engineering, sales and marketing and professional services departments, and to establish an administrative organization. As a result, we have incurred net losses in each fiscal quarter since inception and, as of September 30, 1998, had an accumulated deficit of $27.4 million. We anticipate that our operating expenses will increase substantially in future quarters as we increase sales and marketing operations, develop new distribution channels, fund greater levels of research and development, broaden professional services and support, and improve operational and financial systems. Accordingly, we expect to incur additional losses for the foreseeable future. In addition, our limited operating history makes the prediction of future results of operations difficult and, accordingly, there can be no assurance that we will achieve or sustain revenue growth or profitability.

  We had 219 full-time employees at September 30, 1998, up from 79 and 26 at December 31, 1997 and 1996, respectively. This rapid growth places a significant demand on our management and operational resources. In order to manage growth effectively, we must implement and improve our operational systems, procedures and controls on a timely basis. In addition, we expect that future expansion will continue to challenge our ability to hire, train, motivate, and manage our employees. Competition is intense for highly qualified technical, sales and marketing and management personnel. If our total revenue does not increase relative to our operating expenses, our management systems do not expand to meet increasing demands, we fail to attract, assimilate and retain qualified personnel, or our management otherwise fails to manage our expansion effectively, there would be a material adverse effect on our business, financial condition and operating results.

RESULTS OF OPERATIONS

  REVENUE

  Total revenue increased from $1.7 million for the nine months ended September 30, 1997 to $9.5 million for the nine months ended September 30, 1998. This increase was attributable to an increase in our client base resulting in substantial growth in product license and services revenue. No one client accounted for greater than 10% of total revenue during the nine months ended September 30, 1997 and 1998. Our total revenue in 1997 was $3.0 million. Two clients accounted for 24% of total revenue in 1997. We did not have any revenue in 1996, as we were in the development stage.

  Product License. Product license revenue increased from $1.2 million for the nine months ended September 30, 1997 to $5.2 million for the nine months ended September 30, 1998, representing 69% and 54% of total revenue, respectively. The increase in product license revenue in absolute dollars was due primarily to an increase in the number of clients resulting from growing market acceptance of our StoryServer product after the release of StoryServer 3 in September 1997. Product license revenue decreased as a percentage of total revenue due to the increase in services revenue during the same period. We first began shipping our products in January 1997. Product license revenue was $1.9 million in 1997, representing 64% of total revenue in 1997.

  Services. Services revenue increased from $537,000 for the nine months ended September 30, 1997 to $4.4 million for the nine months ended September 30, 1998, representing 31% and 46% of total revenue, respectively. Services revenue from professional services fees increased from $479,000 for the nine months ended September 30, 1997 to $3.5 million for the nine months ended September 30, 1998. Services revenue from maintenance and support agreements increased from $58,000 for the nine months ended September 30, 1997 to $841,000 for the nine months ended September 30, 1998. The increase in all types of services revenue was due primarily to an increase in the number of clients and sale of product licenses, which generally include or lead to contracts to perform professional services and purchases of software maintenance and technical support service agreements. In 1997, we recognized $1.1 million in services revenue, representing 36% of total revenue. Of this amount, professional services fees accounted for $941,000 and maintenance and support agreements accounted for $140,000.

  We expect that professional services-related revenue will increase in absolute dollars in the future to the extent that additional clients license our products and as we expand both our capacity for the delivery of professional services as well as the scope of our professional services offerings. We expect that services revenue from maintenance and support agreements will increase in absolute dollars in the future due to the maintenance components of new and existing license agreements.

  COST OF REVENUE

  Product License. Product license costs consist of expenses we incurred to manufacture, package and distribute our products and related documentation and costs of licensing third-party software incorporated into our products. Product license costs increased from $24,000 for the nine months ended September 30, 1997 to $510,000 for the nine months ended September 30, 1998, representing 2% and 10% of product license revenue, respectively. The increase in absolute dollars and as a percentage of product license revenue during the nine months ended September 30, 1998 was primarily attributable to the fact that we entered into an OEM license with Net Perceptions for its GroupLens Express software that allows us to embed certain personalization functionality into StoryServer. Product license costs were $37,000 in 1997, representing 2% of product license revenue. We expect product license costs to increase in the future in absolute dollar terms due to additional clients licensing our products and the acquisition of OEM licenses to third party technology that we may choose to embed in our product offerings.

  Services. Services costs include salary expense and other related costs for our professional service, maintenance and telephone support staffs, as well as third-party contractor expenses. Services costs increased from $674,000 for the nine months ended September 30, 1997 to $5.6 million for the nine months ended September 30, 1998, representing 126% and 128% of services revenue, respectively. The increase in dollar amount was primarily due to startup costs incurred in connection with beginning and expanding our professional services organization, and to a lesser extent, the increase in the number of product license clients, which generally require our professional services. To date, our services costs have been significantly higher than our services revenue, and we expect that trend to continue for the foreseeable future as we continue to expand our professional services organization. Services costs related to professional services increased from $630,000 for the nine months ended September 30, 1997 to $5.3 million for the nine months ended September 30, 1998, representing 132% and 149% of professional services-related revenue. Services costs related to maintenance and support agreements increased from $44,000 for the nine months ended September 30, 1997 to $328,000 for the nine months ended September 30, 1998. Services costs were $1.4 million in 1997, representing 133% of services revenue, substantially all of which were amounts associated with professional services.

  We expect services costs to increase in the future in absolute dollars to the extent that we continue to generate new clients and associated product license and services revenue. Services costs as a percentage of services revenue can be expected to vary significantly from period to period depending on the mix of services we provide, whether such services are provided by us or third-party contractors, and overall utilization rates.

  OPERATING EXPENSES

  Research and Development. Research and development expenses consist primarily of personnel costs to support product development. Research and development expenses increased from $1.9 million for the nine months ended September 30, 1997 to $4.8 million for the nine months ended September 30, 1998, representing 111% and 51% of total revenue, respectively. Research and development expenses increased from $892,000 in 1996 to $2.9 million in 1997. The increase in absolute dollars in these periods was due to increases in internal engineering personnel.

  We believe that continued investment in research and development is critical to attaining our strategic objectives, and, as a result, we expect research and development expenses to increase significantly in absolute dollars in future periods. To date, all software development costs have been expensed in the period incurred.

  Sales and Marketing. Sales and marketing expenses consist primarily of salaries and other related costs for sales and marketing personnel, sales commissions, travel, public relations and marketing materials and tradeshows. Sales and marketing expenses increased from $2.9 million for the nine months ended September 30, 1997 to $9.4 million for the nine months ended September 30, 1998, representing 167% and 99% of total revenue, respectively. The increase in absolute dollars was due to a significant increase in sales and marketing personnel and our increased marketing program expenditures.

  Sales and marketing expenses increased from $428,000 in 1996 to $5.0 million in 1997. The increase was due to a substantial increase in sales and marketing personnel and the commencement of the sales and marketing of our products in January 1997.

  We believe these expenses will continue to increase in future periods as we expect to continue to expand our sales and marketing efforts. We also anticipate that sales and marketing expenses may fluctuate as a percentage of total revenue from period to period as new sales personnel are hired and begin to achieve productivity.

  General and Administrative. General and administrative expenses consist primarily of salaries and other related costs for operations and finance employees, legal and accounting services and certain facilities-related expenses. General and administrative expenses increased from $718,000 for the nine months ended September 30, 1997 to $3.5 million for the nine months ended September 30, 1998, representing 42% and 36% of total revenue, respectively. General and administrative expenses increased from $503,000 in 1996 to $1.3 million in 1997. The increase in absolute dollars for these periods was due to increased personnel and facility expenses necessary to support our expanding operations and, to a lesser extent, costs related to the establishment of European operations in November 1997.

  We believe general and administrative expenses will increase in absolute dollars as we expect to add personnel to support our expanding operations, incur additional costs related to the growth of our business, and assume the responsibilities of a public company.


  Write-off of Acquired In-Process Research and Development. During May 1998, we acquired from RandomNoise, Inc. certain in-process research and development effort, a developed product and an insignificant amount of equipment in exchange for $2.1 million, consisting of $100,000 in cash and 191,022 shares of our Series G Preferred Stock valued at $2.0 million. The in-process research and development effort related to the development of a visual development tool using graphical user interface, or GUI, technology that we did not possess. The results of the in-process research and development effort at the time of purchase had not progressed to a stage where they met technological feasibility as they lacked many key elements including: the ability to integrate with database-oriented dynamic publishing systems; database interfacing capabilities; enhanced and consistent application performance; memory requirements consistent with those of the Company's other products; multiple Internet browser recognition capabilities; standardized documentation; and automated testing capabilities. There existed a significant amount of uncertainty surrounding the successful development and completion of the research and development acquired. This was our first attempt to develop GUI-based technology. We were uncertain of our ability to complete the development of a new product within a timeframe acceptable to the market and ahead of competitors. Additionally, the amount of development required to enable the acquired in-process research and development to be compatible with StoryServer was significant, which increased the uncertainty surrounding its successful development. At the time of the transaction, we estimated that an additional 90 person months or $900,000 would be required to complete the new GUI-based technology tool, including the key elements described above. As of September 30, 1998, we had actually incurred 80 person months or $800,000 and estimated that an additional 25 person months would be required to meet a targeted release in the first quarter of 1999. If we are not successful in completing the development within the contemplated timeframe, we believe that although sales of StoryServer to less sophisticated customers may be delayed, it will not have a significant adverse effect on our results of operations.

  Substantially all of the $2.1 million purchase price was allocated to the acquired in-process research and development effort based upon the following: we assigned no value to the developed product as we do not intend to sell, support or enhance such product and we believe it has no alternative future use; the $2.0 million value ascribed to the 191,022 shares of the Company's Series G Preferred Stock was based on the value per share received from the issuance of Series F Preferred Stock, which occurred in April 1998; and further, the allocation of substantially all of the $2.1 million purchase price was determined to be reasonable based on our estimate of costs we would incur if we had performed this effort internally. We determined that the value of the consideration given and the estimate of costs we would incur if we had performed this effort internally represented the most appropriate bases for determining the value of the acquired in-process research and development, because we are developing the new GUI-based technology tool to complement the current product portfolio and help facilitate sales of other products to customers with less sophisticated information technology departments. We do not believe that the incremental impact on future revenues or profit margins from the sale of the new GUI-based technology tool is an appropriate measure for the value of the acquired in-process research and development as the amount of revenues and profit margins from sales of the new GUI-based technology tool was not the sole determining factor for management's decision to invest in the acquired in-process research and development. Management believed that the impact that the new GUI-based technology tool would have on sales of our other products should also be considered. Management believes that such impact is most appropriately measured by the value of the consideration given and the estimated replacement cost.

  During July 1996, we acquired from CNET certain software and related intellectual property rights for 1,865,000 shares of our Series C Preferred Stock valued at approximately $1.9 million. CNET was using the software technology for internal Website production purposes and not selling or marketing the technology. This software technology provided us with the basis for development of our initial product, StoryServer. At the time of acquisition, the software technology lacked many key elements essential to the ultimate product that we would market and sell, such as an enhanced user interface, expansion to additional database platforms, an automated install feature, and automated testing capabilities. A significant amount of uncertainty surrounded the successful development of StoryServer. At the time the software technology was acquired, we were still in the formation stage and, we were unproven in our ability to successfully develop and market any software product. Also, a significant amount of technical risk existed, as the viability of the intended StoryServer product would be jeopardized if we were not successful in programming a user interface, programming an installation and configuration capability, porting the software to operate on more recent versions or additional platforms such as the Netscape browser, Sybase, Oracle and Informix software, and adding quality assurance test suites. In addition, there was additional risk associated with the Internet marketplace, since it was still in its infancy as far as being a viable commercial medium. We incurred approximately an additional 45 person months or $500,000 to complete the key elements and the development of the product, which was completed in December 1996. Due to the level of uncertainty surrounding the successful development of the acquired in-process research and development at the time of acquisition and the inability to accurately forecast a revenue stream and profit margin from expected sales of the intended StoryServer product, we believed that the most appropriate determination of the value of the acquired in-process research and development was the amount of consideration given. Accordingly, all of the approximately $1.9 million purchase price was allocated to acquired in-process research and development efforts.

  Amortization of Deferred Stock Compensation. In 1998, we recorded total deferred stock compensation of $524,000 in connection with stock options granted during 1998. Such amount is being amortized over the vesting periods of the applicable options, resulting in amortization of $142,000 for the nine months ended September 30, 1998. These amounts represent the difference between the exercise price of certain stock option grants and the deemed fair value of our common stock at the time of such grants.

  OTHER INCOME, NET

  Other income, net consists of interest income and expense and gain or loss on disposals of equipment. Other income, net increased from $88,000 for the nine months ended September 30, 1997 to $204,000 for the nine months ended September 30, 1998. The increase was due to increased interest income earned from cash balances on hand, partially offset by loss on disposals of equipment and increased interest expense for the period. Other income net increased from $62,000 in 1996 to $169,000 in 1997. The increase was due to increased interest income earned from cash balances on hand, partially offset by loss on disposals of equipment and increased interest expense for the period. Proceeds from the private sale of equity securities in 1997 and in the nine months ended September 30, 1998 caused cash and short-term investment balances in these periods to be higher than the comparable prior periods.

QUARTERLY RESULTS

  The following tables set forth certain unaudited consolidated statements of operations data both in absolute dollars and as a percentage of total revenue for each of our last seven quarters. This data has been derived from unaudited consolidated financial statements that have been prepared on the same basis as the annual audited consolidated financial statements and, in our opinion, include all normal recurring adjustments necessary for a fair presentation of such information. These unaudited quarterly results should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in the prospectus. The consolidated results of operations for any quarter are not necessarily indicative of the results for any future period.

                                                  THREE MONTHS ENDED
                          ---------------------------------------------------------------------------
                          MARCH 31,  JUNE 30,   SEPT. 30,  DEC. 31,   MARCH 31,  JUNE 30,   SEPT. 30,
                            1997       1997       1997       1997       1998       1998       1998
                          ---------  --------   ---------  --------   ---------  --------   ---------
                                          (IN THOUSANDS, EXCEPT PERCENTAGES)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Revenue:
 Product license........   $   249   $   402     $   528   $   764     $ 1,293   $ 1,629     $ 2,230
 Services...............         7        75         455       544         958     1,293       2,108
                           -------   -------     -------   -------     -------   -------     -------
Total revenue...........       256       477         983     1,308       2,251     2,922       4,338
                           -------   -------     -------   -------     -------   -------     -------
Cost of revenue:
 Product license........         3         8          13        13          25       219         266
 Services...............       111       174         389       764         850     1,867       2,862
                           -------   -------     -------   -------     -------   -------     -------
Total cost of revenue...       114       182         402       777         875     2,086       3,128
                           -------   -------     -------   -------     -------   -------     -------
Gross profit............       142       295         581       531       1,376       836       1,210
                           -------   -------     -------   -------     -------   -------     -------
Operating expenses:
 Research and
  development...........       539       630         737       989       1,112     1,867       1,861
 Sales and marketing....       516       919       1,435     2,094       1,677     3,324       4,397
 General and
  administrative........       157       202         359       615         698     1,134       1,619
 Write-off of acquired
  in-process research
  and development.......       --        --          --        --          --      2,089         --
 Amortization of
  deferred stock
  compensation..........       --        --          --        --            6        68          68
                           -------   -------     -------   -------     -------   -------     -------
Total operating
 expenses...............     1,212     1,751       2,531     3,698       3,493     8,482       7,945
                           -------   -------     -------   -------     -------   -------     -------
Loss from operations....    (1,070)   (1,456)     (1,950)   (3,167)     (2,117)   (7,646)     (6,735)
Other income, net.......         8         6          74        81          38        25         141
                           -------   -------     -------   -------     -------   -------     -------
Net loss................   $(1,062)  $(1,450)    $(1,876)  $(3,086)    $(2,079)  $(7,621)    $(6,594)
                           =======   =======     =======   =======     =======   =======     =======
AS A PERCENTAGE OF TOTAL
 REVENUE:
Revenue:
 Product license........        97%       84%         54%       59%         58%       56%         51%
 Services...............         3        16          46        41          42        44          49
                           -------   -------     -------   -------     -------   -------     -------
Total revenue...........       100       100         100       100         100       100         100
                           -------   -------     -------   -------     -------   -------     -------
Cost of revenue:
 Product license........         1         2           1         1           1         7           6
 Services...............        44        36          40        58          38        64          66
                           -------   -------     -------   -------     -------   -------     -------
Total cost of revenue...        45        38          41        59          39        71          72
                           -------   -------     -------   -------     -------   -------     -------
Gross profit............        55        62          59        41          61        29          28
                           -------   -------     -------   -------     -------   -------     -------
Operating expenses:
 Research and
  development...........       210       132          75        76          49        64          43
 Sales and marketing....       202       193         146       160          75       114         101
 General and
  administrative........        61        42          37        47          31        39          37
 Write-off of acquired
  in-process research
  and development.......       --        --          --        --          --         72         --
 Amortization of
  deferred stock
  compensation..........       --        --          --        --          --          2           2
                           -------   -------     -------   -------     -------   -------     -------
Total operating
 expenses...............       473       367         258       283         155       291         183
                           -------   -------     -------   -------     -------   -------     -------
Loss from operations....      (418)     (305)       (199)     (242)        (94)     (262)       (155)
Other income, net.......         3         1           8         6           2         1           3
                           -------   -------     -------   -------     -------   -------     -------
Net loss................      (415)%    (304)%      (191)%    (236)%       (92)%    (261)%      (152)%
                           =======   =======     =======   =======     =======   =======     =======

  Our total revenue has increased in each quarter following commercial release of our StoryServer software in January 1997. The increase in each quarter is due to the increase in the number of customers resulting from increased market awareness and acceptance of our software, expansion of our sales organization, including the establishment of European sales operations in November 1997, and increased maintenance and support and service revenues reflecting the growth in the installed base of product licenses.

  Cost of revenue has increased each quarter in conjunction with our increases in total revenue. Product license costs were higher in the quarters ended June 30, 1998 and September 30, 1998 primarily due to the fact that we entered into an OEM license with Net Perceptions in the quarter ended June 30, 1998. Services costs increased during the quarter ended December 31, 1997 due to increased services performed by our staff and increased usage of third-party consultants. Services costs increased during the quarters ended June 30, 1998 and September 30, 1998 due to increased usage of third-party consultants and salaries and related costs for increased professional service personnel in each period.

  Operating expenses have generally increased in absolute dollars each quarter as we have increased staffing in sales and marketing, product development and general and administrative functions. During the quarter ended June 30, 1998, we purchased in-process research and development from RandomNoise for $2.1 million, which was immediately expensed to acquired in-process research and development. Sales and marketing expenses increased in the quarter ended December 31, 1997 due to the sales staff achieving sales quotas for the year ended 1997, which resulted in sales commissions and incentives being paid in the fourth quarter. Sales and marketing expenses increased during the quarter ended June 30, 1998 due to increased travel and presales costs in conjunction with increased client sales efforts in the period, costs incurred for the recruitment of additional sales and marketing staff and increases in sales and marketing personnel. Sales and marketing expenses increased during the quarter ended September 30, 1998 due to increases in sales and marketing personnel and our increased marketing program expenditures.

  As a result of our limited operating history, we cannot forecast operating expenses based on historical results. Accordingly, we base our expenses in part on future revenue projections. Most of these expenses are fixed in the short term, and we may not be able to quickly reduce spending if revenues are lower than we have projected. Our ability to forecast accurately our quarterly revenue is limited due to the long sales cycle of its software products, which makes it difficult to predict the quarter in which license sales will occur, and the variability of client demand for professional services. We would expect our business, operating results and financial condition to be materially adversely affected if revenues do not meet projections and that net losses in a given quarter would be even greater than expected.

  We expect our revenues and operating results may vary significantly from quarter to quarter. A number of factors are likely to cause these variations, including:

  . Demand for our products and services;

  . The timing of sales of our products and services;

  . Unexpected delays in introducing new products and services;

  . Increased expenses, whether related to sales and marketing, product development or administration;

  . Changes in the rapidly evolving market for Internet Relationship
    Management solutions;

  . The mix of product license and services revenue, as well as the mix of products licensed;

  . The mix of domestic and international sales; and

  . Costs related to possible acquisitions of technology or businesses.

  Accordingly, we believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful. Investors should not rely on the results of one quarter as an indication of future performance.

  We plan to increase our operating expenses to expand sales and marketing operations, develop new distribution channels, fund greater levels of research and development, broaden professional services and support and improve operational and financial systems. If our revenues do not increase along with these expenses, our business, operating results or financial condition could be materially adversely affected and net losses in a given quarter would be even greater than expected.

  Although it has a limited operating history, we believe that quarterly operating results may experience seasonal fluctuations. For instance, quarterly results may fluctuate based on client calendar year budgeting cycles, slow summer purchasing patterns in Europe and our compensation policies that tend to compensate sales personnel, typically in the latter half of the year, for achieving annual quotas.

NET OPERATING LOSSES AND TAX CREDIT CARRYFORWARDS

  As of September 30, 1998, we had net operating loss and research and development carryforwards of approximately $22.8 million and $352,000, respectively. The net operating loss and credit carryforwards will expire at various dates, beginning 2011, if not utilized. The Tax Reform Act of 1986 imposes substantial restrictions on the utilization of net operating losses and tax credits in the event of an "ownership change" of a corporation. Our ability to utilize net operating loss carryforwards on an annual basis will be limited as a result of a prior "ownership change" in connection with private sales of equity securities. We have provided a full valuation allowance on the deferred tax asset because of the uncertainty regarding its realization. Our accounting for deferred taxes under Statement of Financial Accounting Standards No. 109 involves the evaluation of a number of factors concerning the realizability of our deferred tax assets. In concluding that a full valuation allowance was required, management primarily considered such factors as our history of operating losses and expected future losses and the nature of our deferred tax assets. See Note 6 of Notes to Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

  Since its inception, we have funded our operations and met our capital expenditure requirements through the private sale of equity securities, totaling $27.7 million, net through September 30, 1998. Cash used in operating activities was $1.5 million, $4.9 million, and $9.7 million in 1996, 1997, and the nine months ended September 30, 1998, respectively. The $9.7 million of cash used in operating activities for the nine months ended September 30, 1998 includes an increase in client accounts receivables of approximately $4.3 million from December 31, 1997. This increase is directly attributable to increased client contracts signed at the close of the quarter ended September 30, 1998 containing immediate invoicing terms.

  To date, our investing activities have consisted primarily of capital expenditures totaling $318,000, $694,000 and $1.0 million in 1996, 1997, and the nine months ended September 30, 1998, respectively, to acquire property and equipment, mainly computer hardware and software, for our growing employee base. We expect that our capital expenditures will increase as our employee base grows. At September 30, 1998, we did not have any material commitments for capital expenditures.

  At September 30, 1998, we had $12.4 million in cash and cash equivalents and $5.5 million in working capital. Net cash provided by financing activities in 1996, 1997 and the first nine months of 1998 were $3.7 million, $10.6 million and $16.3 million, respectively. We have a $3.0 million revolving line of credit and a $2.0 million equipment line of credit with Imperial Bank that each bear interest at the bank's prime rate plus 0.75%. At September 30, 1998, $1.5 million and $1.2 million are outstanding under the revolving and equipment lines of credit, respectively. Our lines of credit are secured by all of our tangible and intangible personal property. We are currently in compliance with all related financial covenants and restrictions.

  On November 30, 1998, we completed the sale of 520,516 shares of Series H Preferred Stock at a price of $16.33 per share for aggregate consideration of approximately $8,500,000. The Series H Preferred Stock is convertible into 520,516 shares of common stock upon completion of this offering, subject to adjustment upwards under certain provisions of our Fourth Amended and Restated Certificate of Incorporation.

  In addition, on December 3, 1998, we entered into agreements with Comdisco, Inc. providing for available credit of up to $5 million over a period of 36 months at an interest rate of 12% per year, an equipment lease line of $1.25 million over a period of 36 months at an interest rate of 7.5% per year and the issuance to Comdisco, Inc. of warrants to purchase 45,926 shares of Series H Preferred Stock at an exercise price of $16.33 per share. The line of credit with Comdisco, Inc. is secured by our receivables, equipment, fixtures, inventory and all other tangible property and is subordinated to our indebtedness to Imperial Bank. The warrants will expire three years from the date of this offering. In addition, Comdisco, Inc. has the right to purchase additional warrants in the event we increase our equipment lease line or fail to repay our credit line by the maturity date.

  We believe that the net proceeds of this offering, together with cash on hand, cash equivalents, short-term investments and commercial credit facilities will be sufficient to meet our working capital requirements for at least the next 12 months. Thereafter, we may require additional funds to support our working capital requirements or for other purposes and may seek to raise such additional funds through public or private equity financings or from other sources. There can be no assurance that additional financing will be available at all or that, if available, such financing will be obtainable on terms favorable to us or that any additional financing will not be dilutive.

RECENT ACCOUNTING PRONOUNCEMENTS

  SOP 97-2 and SOP 98-4 provide guidance for recognizing revenue on software transactions and supercede SOP 91-1. The adoption of SOP 97-2 and SOP 98-4 did not have a material impact on our financial results. However, full implementation guidelines for this standard have not yet been issued. Once available, our current revenue accounting practices may need to change and such changes could affect our future revenue and earnings. Effective January 1, 1998, we adopted Statement of Financial Accounting Standard No. 130, Reporting Comprehensive Income, or FAS 130. FAS 130 requires disclosures of total non-stockholder changes in equity in interim periods and additional disclosures of components of non-stockholder changes in equity on an annual basis. In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, or FAS 131. FAS 131 is effective for the year ended December 31, 1998. We expect that the implementation of this standard will not have a material effect on its financial disclosures.

YEAR 2000 COMPLIANCE

  The "Year 2000 Issue" refers generally to the problems that some software may have in determining the correct century for the year. For example, software with date-sensitive functions that is not Year 2000 compliant may not be able to distinguish whether "00" means 1900 or 2000, which may result in failures or the creation of erroneous results.

  We have conducted the first phases of a Year 2000 readiness review for the current versions of our products. The review includes assessment and implementation, which includes remediation, upgrading and replacement of certain product versions, as well as validation testing, and contingency planning. We continue to respond to customer questions about prior versions of our products on a case-by-case basis.

  We have largely completed all phases of our plan, except for contingency planning, with respect to the current versions of all of our products. As a result, the current versions of each of our products are "Year 2000 Compliant," as defined below, when configured and used in accordance with the related documentation, and provided that the underlying operating system of the host machine and any other software used with or in the host machine or our products are also Year 2000 Compliant. The initial release of StoryServer 4 required a patch to fix a minor error in a third-party product included in StoryServer 4. We have provided the patch on our Web site in order to be Year 2000 Compliant.

  We have defined "Year 2000 Compliant" as the ability to:

    (a) correctly handle date information needed for the December 31, 1999 to January 1, 2000 date change;

    (b) function according to the product documentation provided for this date change, without changes in operation resulting from the advent of a new century, assuming correct configuration;

    (c) where appropriate, respond to two-digit date input in a way that resolves the ambiguity as to century in a disclosed, defined, and predetermined manner;

    (d) if the date elements in interfaces and data storage specify the century, store and provide output of date information in ways that are unambiguous as to century; and

    (e) recognize year 2000 as a leap year. We have not tested our products on all platforms or all versions of operating systems that we currently support.

  We have tested software obtained from third parties (licensed software, shareware, and freeware) that is incorporated into our products, and are seeking assurances from our vendors that licensed software is Year 2000

Compliant. Despite testing by us and by current and potential clients, and assurances from developers of products incorporated into our products, our products may contain undetected errors or defects associated with Year 2000 date functions. Known or unknown errors or defects in our products could result in delay or loss of revenue, diversion of development resources, damage to our reputation, or increased service and warranty costs, any of which could materially adversely affect our business, operating results, or financial condition. Some commentators have predicted significant litigation regarding Year 2000 compliance issues, and we are aware of such lawsuits against other software vendors. Because of the unprecedented nature of such litigation, it is uncertain whether or to what extent we may be affected by it.

  Vignette's internal systems include both our information technology, or IT, and non-IT systems. We have initiated an assessment of our material internal IT systems (including both our own software products and third-party software and hardware technology) but we have not initiated an assessment of our non-IT systems. We expect to complete testing of our IT systems in 1998. To the extent that we are not able to test the technology provided by third-party vendors, we are seeking assurances from such vendors that their systems are Year 2000 Compliant. Although we are not currently aware of any material operational issues or costs associated with preparing our internal IT and non-IT systems for the Year 2000, we may experience material unanticipated problems and costs caused by undetected errors or defects in the technology used in our internal IT and non-IT systems.

  We do not currently have any information concerning the Year 2000 compliance status of our customers. Our current and potential clients may incur significant expenses to achieve Year 2000 compliance. If our clients are not Year 2000 compliant, they may experience material costs to remedy problems, or they may face litigation costs. In either case, Year 2000 issues could reduce or eliminate budgets that current or potential customers could have for purchases of our products and services. As a result, our business, results of operations or financial condition could be materially adversely affected. See "Risk Factors--Dependence on Use of the Internet for Commerce."

  We have funded our Year 2000 plan from available cash and have not separately accounted for these costs in the past. To date, these costs have not been material. We will incur additional costs related to the Year 2000 plan for administrative personnel to manage the project, outside contractor assistance, technical support for its products, product engineering and customer satisfaction. We may experience material problems and costs with Year 2000 compliance that could adversely affect its business, results of operations and financial condition.

  We have not yet fully developed a contingency plan to address situations that may result if we are unable to achieve Year 2000 readiness of our critical operations. The cost of developing and implementing such a plan may itself be material. Finally, we are also subject to external forces that might generally affect industry and commerce, such as utility or transportation company Year 2000 compliance failures and related service interruptions.

                                   BUSINESS

  This prospectus contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those indicated in such forward-looking statements. See "Special Note Regarding Forward-Looking Statements."

OVERVIEW

  We are a leading global provider of Internet Relationship Management software products and services, a new category of enterprise solutions designed to enable businesses to build sustainable online customer relationships, increase the returns on their Internet-related investments and capitalize on Internet business opportunities. Our Internet Relationship Management solutions allow businesses to create and manage Internet business channels that are designed to attract, engage and retain online customers. By using Vignette's solutions, our clients can build Internet Relationship Management applications that are intended to convert more Web site visitors into long-term customers and generate opportunities for increased Web-based revenue and market share. Since shipping our first products in 1997, we have received 11 awards for our industry leadership and product capabilities including Best Products/Best Private Company from The Red Herring magazine and the Editor's Choice Award from Seybold Publications.

  Our StoryServer 4 application platform incorporates an enterprise-class architecture and leading-edge Internet technology that enables companies to develop, deploy and manage advanced online businesses that increase Internet-based revenue opportunities and permit superior relationship management on the Web. Through the integration of advanced content management, lifecycle personalization and decision support tools, StoryServer 4 allows our clients to engage their Web site visitors with personalized interactions that provide value and convenience to stimulate buying and ongoing customer loyalty. We also provide a set of tools built for the StoryServer 4 platform that enables both business and technical managers to interact with customers through the Web site and efficiently control the operation of the site. We will further enhance our solution set with Vignette Syndication Server, a new software platform formally announced in October 1998 and expected to be shipped in the first quarter of 1999. We designed Vignette Syndication Server to enable businesses to build and manage value-added distribution networks whereby a company can distribute its electronic goods and services outside of its own Web site through a network of reseller, affiliate, and partner Web sites, or its "Customer Chain." These super-distribution capabilities will enable our clients to extend their online reach and increase Web-based revenue opportunities. We complement our products with a professional services organization that offers a range of services including strategic planning, project management and implementation. We designed these services to improve our clients' competitive position, shorten time-to-market and reduce project implementation risk. Our ability to successfully deliver an integrated solution to our clients provides us with a significant competitive advantage in the market for Internet Relationship Management products and services.

  We market our products and services globally through our direct sales force, resellers and systems integrators to businesses seeking to enhance the value of their Web-based relationships, maximize the return on their Internet-related investments and capitalize on the substantial growth of the Internet as a new marketing and distribution channel. We also leverage strategic alliances with a number of technology and Internet organizations to increase the penetration and market acceptance of its Internet Relationship Management platform, development tools and professional services. To date, we have licensed the StoryServer software platform to more than 160 clients worldwide in a variety of industries including retail, financial services, telecommunications, technology and media. Our clients include Bank One, Bay Networks, Chicago Tribune, Lands' End, National Semiconductor, Preview Travel and Ziff Davis Publishing.

INDUSTRY BACKGROUND

  The emergence and acceptance of the Internet and the World Wide Web has fundamentally changed the way that consumers and businesses communicate, obtain information, purchase goods and transact business. International Data Corporation, or IDC, estimates that the number of Internet users worldwide will grow from approximately 69 million in 1997 to 320 million in 2002. IDC also estimates that revenue generated from Internet commerce will exceed $400 billion by 2002. As the Internet has become more accessible, functional and widely used, it has emerged as a primary business channel alongside the telephone, paper-based communication and face-to-face interaction. For instance, businesses are increasingly using the Web as both a marketing tool and distribution channel to communicate and conduct business with partners, customers and employees.

  Origins of Online Business

  The growth in the number of Internet users, as well as the open nature of the Internet, has led many businesses to seek new ways to take advantage of this global platform. The earliest business use of the Internet was the creation of informational Web sites, which typically involved merely reformatting existing marketing materials to create an online brochure. This simple use of the Internet to present static information was quickly supplanted by the first generation of electronic commerce businesses. The introduction of new technology enabled businesses to create Web sites for online publishing, which were financed by advertising, and electronic catalog businesses where hard goods such as books or computers could be sold. These Internet businesses focused on developing a basic advertising and transaction infrastructure rather than capitalizing on the unique aspects of Internet commerce. In addition, these first generation online businesses were based on traditional, physical world business models and were differentiated only by wider selection and lower prices. Success for these businesses was measured by the total amount of Web site traffic.

  Advertising- and transaction-based Internet business models have been successful in generating online transactions. However, as the number of companies attempting to conduct business online has increased, the Web has become a highly competitive business environment in which customers have a large number of easily accessible choices, eroding customer loyalty. As a result, it is becoming increasingly difficult for businesses on the Internet to reach their target audiences, build customer loyalty and differentiate themselves from their competitors using business strategies taken from the physical world. Consequently, online businesses are finding it increasingly expensive to locate and attract the right types of Web site visitors and increasingly difficult to convert these visitors into profitable and long-term customers.

  Evolution of Online Business

  As the next generation of online business models evolve, companies are changing the ways they measure their success online. Both advertising- and commerce-based businesses have begun to use the percentage of Web site visitors that actually transact business, or the conversion rate, as the key gauge of their effectiveness in attracting and retaining loyal customers out of their total Web site visitor population. According to Forrester Research, the current average conversion rate for first-time visitors to an electronic commerce Web site is 2.7%, a rate similar to unsolicited direct mailings. To address this problem, businesses are beginning to focus their strategies on increasing online conversion rates by more effectively engaging a new type of "connected customer." Connected customers are individuals who place more value on information convenience, online advisory services and improved access to products and services, than on price and physical geographic location.

  To capture the connected customer, businesses must focus on developing and executing a new set of online strategies to build long-term customer relationships and strengthen customer loyalty. To attract connected customers, businesses must provide users with more relevant and targeted experiences each time they interact with the company online. To achieve this objective, businesses must provide potential customers with greater information convenience, online advisory services and improved access to products and services.

  For the connected customer, information convenience means having all of the data necessary to make a decision at one Web site. As a result, businesses are finding it necessary to broaden their Web offerings beyond their own products and services. Many online businesses are acquiring rich, third-party content and product lines that allow them to deliver highly interactive, topical portals that provide the convenience of one-stop shopping. For example, an online stock brokerage firm might license daily industry news, company analyses, and financial planning articles to provide their customers with a complete set of financial management information on a single Web site.

  Increasingly, businesses must also offer online advisory services to provide the expertise the customer needs to make an informed purchasing decision. For example, an online travel agency might add advisory services that help vacation travelers perform extensive pre-purchase research on their favorite destinations. Through highly personalized services based on the collection and analysis of customer profiles, businesses can enhance the lifetime value of each customer, increase customer switching costs and create strong competitive barriers.

  Businesses also are extending their online reach to engage potential customers in more online locations than just their own Web sites. To increase Web-based revenues, businesses need to maximize not only the number of visitors and customers coming to their own Web sites, but also their total online reach across their entire Customer Chain. For example, a business that sells books online needs to reach not only the buyers that come to its own Web site, but also visitors to other book-related sites, such as locations dedicated to authors, book reviews and literature. In effect, it is as necessary for businesses to create broad distribution and reseller relationships online as it is in the physical world in order to have as many points of contact with the customer as possible. The creation of such a super-distribution model forms an instantaneous, worldwide distribution system. The Internet has made it possible for all companies to have a worldwide online distribution system, a system that was previously available only to large companies that could afford to build out such a network in the physical world.

  Need for Comprehensive Internet Relationship Management Solutions

  As online business models evolve and the amount of business transacted on the Web increases, enterprises are seeking new Internet solutions that will enable them to develop, maintain and leverage relationships with customers and affiliates. Much as companies adopted Enterprise Resource Planning software in the late-1980s to manage back-office operations and Sales Force Automation software in the mid-1990s to manage front-office operations, many businesses are now searching for Internet Relationship Management software solutions to help them manage their online customer relationships. Businesses realize that Internet Relationship Management solutions, like other enterprise solutions, are mission-critical and pose significant technological challenges that require large resource commitments. For example, early adopters of Internet Relationship Management strategies, such as Amazon.com, built in-house solutions that required significant custom development, evaluation, implementation and integration of disparate technologies and platforms. Companies building these solutions internally face long development cycles, high ongoing maintenance costs, and limited functionality and scalability.

  Accelerated adoption of the Internet as a business channel is driving businesses to seek enterprise software providers that have the expertise to deliver solutions that minimize their time to market and maximize the value of their Internet investment. To date, software providers have focused on developing applications that managed discrete portions of Internet Relationship Management, such as transaction management, catalog tools, collaborative filtering/personalization, authoring, site management and application development. Today, however, businesses are increasingly demanding an integrated package of platforms, tools and applications that address all aspects of Internet Relationship Management, rather than point products and toolkits. A fully integrated Internet Relationship Management solution must include the ability to attract, engage and retain customers and understand their needs and preferences via a direct relationship through a company's Web site. This solution also must enable companies to create and manage Customer Chains, value-added distribution networks whereby a company can distribute its electronic goods and services outside of its own Web site through a network of reseller, affiliate and partner Web sites. These requirements demand an Internet Relationship Management solution that supports advanced content management and syndication, personalization and decision support capabilities.

THE VIGNETTE SOLUTION

  We are a leading global provider of Internet Relationship Management software products and services specifically designed to enable businesses to enhance the value of their Web-based relationships, maximize the return on their Internet-related investments and capitalize on the substantial growth of the Internet as a new business channel. Our Internet Relationship Management solutions enable businesses to create and manage Internet business channels that are designed to attract, engage and retain online customers. We believe our solutions allow our clients to increase their online effectiveness and improve customer conversion rates, resulting in opportunities for greater Web-based revenues and market share. Our integrated solution set includes an enterprise-class Internet application platform, as well as a set of tools for business and technical managers to interact with customers through the Web site and control its operation. Vignette Syndication Server, formally announced in October 1998, will extend our application platform to enable our clients to create and manage Customer Chains. We are focused on continuing to develop and extend our product and service offerings to provide our clients with a comprehensive means for building, managing and delivering sophisticated Internet Relationship Management solutions, thereby increasing our clients' return on their Internet investments.

  We believe our comprehensive, integrated Internet Relationship Management solutions represent a fundamentally new approach to doing business on the Internet and provide our clients with the following benefits:

  Higher Customer Conversion and Retention Rates. Our products and services enable our clients to use the Internet as a channel to build profitable, long-term customer relationships and to use those relationships to create new marketing opportunities to drive revenue growth. Businesses that use our solutions can develop Internet applications that interact, as opposed to solely transact, with Web visitors. For instance, our Internet Relationship Management platform incorporates unique lifecycle personalization technology that allows our clients to create personalized Web experiences that engage visitors and encourage return visits through tailored, customized interactions. We believe that these personalized experiences enhance customer loyalty, satisfaction and retention, resulting in higher conversion rates. By creating Internet applications that are designed to appeal to new customers and promote long-term, online customer relationships, businesses are better positioned to capture increased online revenues.

  Increased Revenue Opportunities through More Flexible Business Model. Our solutions are designed to enable our clients to pursue a broad range of business opportunities that enhance Web-based revenues, such as co-branding, multiple Web site production and super-distribution. Our clients have obtained partner license fees in return for co-branding their Web sites with partner logos, content and navigation. For example, a major portal provider has co-branded its destination with over 100 Internet Service Providers, or ISPs, with each version of the Web site targeted specifically for that ISP's customer base. In return, this portal receives significant royalty payments from each ISP with very little actual cost to produce the branded Web site. Our multiple Web site production capabilities have enabled a major online news provider to use a small team to create over 200 online community Web sites that are specific to urban areas in and around their local community. Each community has its own Web site that contains local advertising and content. The news provider was able to generate increased advertising revenue from these localized Web sites.

  Rapid Time To Market. Businesses using our solutions can develop Internet Relationship Management applications more rapidly than most other third-party or in-house alternatives. As a result, our solutions permit businesses to expand their existing online business and enter into new online markets on an accelerated time frame. Clients benefit from our component-based application architecture that maximizes content and application reusability and Web site performance. Many of our clients take an integrated approach to the construction and delivery of their relationship management applications. Our professional services organization provides these clients with business strategy consulting, project management and application development implementation. Our integrated approach to delivering our products and services permits our clients to deploy Internet Relationship Management solutions quickly and cost effectively, thereby increasing online revenues and market share.

  Increased Operational Control of Internet Applications at a Lower Effective Cost. Our Internet Relationship Management solutions permit clients to manage their Internet business channels more efficiently and with greater control than most in-house or other third-party alternatives. Our product features also dramatically reduce the amount of labor and capital expenditure required to operate and maintain sites on the Internet. Our solutions incorporate: (a) content management capabilities designed to increase the efficiency of team-based Web site production, enhance application developer productivity and reduce maintenance costs; (b) decision support capabilities that allow businesses to analyze customer preferences, examine demographic segmentation and determine the popularity of individual products and services; and (c) a scalable application server platform which is capable of handling a very large number of Web site visitors with optimized performance while substantially curtailing Web server hardware expenditures. Our products and services provide clients with greater operational control and compelling cost advantages in operating and maintaining their Web sites, as well as in the cost of customer acquisition and retention.

STRATEGY

  Our objective is to enhance our position as a leading global provider of Internet Relationship Management solutions. To achieve this objective, we have adopted the following strategies:

  Maintain Leadership in Internet Relationship Management Solutions
Market. Our industry-leading Internet Relationship Management solutions enable enterprises to build and deploy effective online businesses. Our StoryServer 4 application platform allows businesses to maximize their online potential by offering relevant products and services to the appropriate customer audience, thereby increasing customer conversion rates and strengthening customer loyalty. With our recently announced Vignette Syndication Server, we will offer a platform for creating a new category of easily-deployed, enterprise applications that will enable businesses of any size to achieve instantaneous, online distribution of their products and services across an extensive network of reseller, affiliate and partner Web sites. In the future, we intend to maintain our leadership position by developing new Internet Relationship Management products and services to help businesses generate new online revenue opportunities.

  Expand Sales Channels to Drive Market Penetration. We are working to increase customer adoption of its solutions by expanding its direct sales operations and its indirect sales channels through additional relationships and strategic alliances with key systems integrators, value-added resellers, or VARs, and original equipment manufacturers, or OEMs. We believe that a multi-channel sales effort will broaden customer awareness of our products and will allow us to effectively target a wide variety of industries that would benefit from our solutions.

  Expand International Presence. We believe that there will be significant international opportunities for our products and services and continue to expand our global marketing and distribution efforts to address the range of markets and applications for our Internet Relationship Management solutions. We plan to continue aggressive expansion of our international presence by adding direct sales personnel and increasing our indirect sales channels to fully capitalize on international market opportunities. We have opened sales offices in Hamburg, Germany, London, England and Sydney, Australia and intend to continue our expansion throughout Europe, Asia and those regions where businesses and other institutional clients are using distributed networks and the Internet to create sales opportunities.

  Leverage Professional Services Capabilities. We have established successful relationships with our clients by serving as an advisor in developing and deploying Internet Relationship Management solutions. We are extending our direct professional services capabilities to provide an expanded set of services to address such areas as online business strategy, project management and application development. In addition, we intend to offer similar high-quality professional services capabilities through third-party alliances and are currently focused on the development of relationships with VARs and systems integrators. By offering our clients a full range of professional services on a global basis, we believe we can broaden market awareness about the advantages of our Internet Relationship Management solutions and create opportunities to sell new or enhanced products to clients.

PRODUCTS

  Our integrated solution set includes an enterprise-class Internet application platform, tools for both business and technical managers to interact with customers through the Web site and our recently announced Vignette Syndication Server that is designed to enable businesses to create and manage Customer Chains. The following table summarizes our current and future products:

         CATEGORY                          FEATURES                        SHIPMENT DATES
-----------------------------------------------------------------------------------------------
  PLATFORMS
  . StoryServer 4         Designed to develop and manage Internet     Available July 1998.
                          Relationship Management applications. Runs  First version of
                          on Sun Solaris or Windows NT servers and    StoryServer shipped in
                          supports Oracle, Sybase, Informix and       January 1997.
                          Microsoft SQL databases.
  . Vignette Syndication  Designed to enable businesses to create and Anticipated first quarter
    Server                manage Customer Chains - the distribution   1999.
                          and resale of online products and services
                          through reseller, affiliate and partner Web
                          sites.
  TOOLS
  . Production Center     Designed for team-based project and content Shipped with StoryServer
                          management. Allows authors, editors,        4 in July 1998. First
                          designers, developers and business managers version shipped in
                          to work collaboratively in the production   September 1997.
                          of the Internet Relationship Management
                          application and Web site.
  . Business Center       Enables business managers to analyze and
                          report on Web site visitor demographics and Shipped with StoryServer
                          behavior data.                              4 in July 1998.
  . Development Center    A visual development tool designed to       Anticipated first half of
                          reduce the time to deploy critical Web      1999.
                          business applications by simplifying
                          programming and permitting a wider range of
                          users to develop Internet Relationship
                          Management applications.
  . Distribution Center   Enables a business manager to create online Anticipated first quarter build-to-order products for affiliates and  1999.
                          manage the distribution of those products
                          across affiliated Web sites.

 Platforms

  StoryServer 4. StoryServer 4 is an Internet Relationship Management application platform that enables our clients to create and manage customer relationships online. StoryServer 4 incorporates three key capabilities: advanced content management, lifecycle personalization and decision support. StoryServer 4 enables businesses to create and manage mission critical Internet applications that attract, engage and retain online customers. We believe that StoryServer 4 increases Web site visitor conversion rates and strengthens customer loyalty, resulting in higher Web-based revenues for our clients.

  Vignette Syndication Server. In October 1998, we formally announced Vignette Syndication Server and plans to ship the product in early 1999. Vignette Syndication Server is designed to enable businesses to create and manage integrated Customer Chains. The Vignette Syndication Server operates on the same platforms as StoryServer 4 and requires StoryServer 4 to syndicate content but not to receive content. There can be no assurance that we will be successful in developing and marketing Vignette Syndication Server or our related tools on a timely basis or that Vignette Syndication Server will achieve commercial acceptance.

 Tools

  Production Center. Production Center provides an environment for team-based project and content management by centralizing the elements of content application development and deployment. This tool allows authors, editors, designers, developers and business managers to work collaboratively. With Production Center, each type of user involved in content development and deployment is dedicated a different area of the desktop application.

  Business Center. Business Center enables business managers to analyze and report on visitor demographic and behavior data collected by StoryServer 4. This tool allows business managers to gain an in-depth understanding of the needs and preferences of their Web site visitors and customers. With this knowledge, managers can improve the design of and visitor interaction with the Web site, thereby increasing conversion rates and revenues.

  Development Center. In the first half of 1999, we plan to introduce and ship Development Center, a visual environment for building Internet applications. Development Center is being designed to reduce the time to deploy Internet Relationship Management solutions by simplifying programming and permitting a wider range of users to develop Internet Relationship Management applications.

  Distribution Center. Distribution Center, expected to be shipped in the first quarter of 1999 as part of Vignette Syndication Server, is being designed to enable business managers to develop online products and content for distribution to resellers, affiliates and partners in their Customer Chains. Distribution Center is also being designed to allow these managers to create and manage the business rules and relationships associated with each of the resellers, affiliates and partners in their Customer Chains.

VIGNETTE PROFESSIONAL SERVICES

  The Vignette Professional Services, or VPS, organization is integral to our ability to provide our clients with an innovative and comprehensive Internet Relationship Management solution. VPS has over 100 staff years of combined software project management experience. VPS helps clients define, design and rapidly implement successful Internet businesses with innovative Internet Relationship Management applications. VPS focuses its consulting services on influencing the client's ability to understand and build online relationships with their customers. The goals of the VPS organization are to mitigate initial implementation risks, improve the time to market and integrity of the solution and provide competitive advantages to and share best practices with client project teams. We charge for our services on either a time and materials basis or on a fixed fee basis, and provides our services through our VPS practices in San Francisco, California; Austin, Texas; Boston, Massachusetts; New York, New York; and London, England.

  We currently offer our customers a broad spectrum of services across the design, implementation and ongoing support stages of an Internet Relationship Management system deployment including the following:

  . strategic business consultation;

  . needs analysis;

  . architectural analysis and performance planning;

  . Internet Relationship Management project management;

  . technical site design;

  . development and deployment;

  . software integration; and

  . client education and training.

  In the design stage, VPS provides a variety of services that help ensure that the client and VPS understand the client's business objectives and determine the technical requirements of the Internet Relationship

Management application implementation. In the implementation stage, we utilize our Site Development Methodology to ensure that the project is well managed. At this stage, VPS's extensive experience with Web site design reduces technical project risk and ensures proper integration of any third-party software. Finally, VPS offers comprehensive education and training to enable a client's internal team to seamlessly assume control over ongoing support of the Web site.

  The following graphic depicts the services that we provide across the three stages of an Internet Relationship Management system deployment:

                            [GRAPHIC APPEARS HERE]

  Vignette has established complementary relationships with several service partners including Pencom, WebWorks, Perficient, Octane, North American Media Engines, as well as a number of leading graphic design firms and business integrators. These partners provide VPS with a substantial network of expertise, as well as the ability to lead large and complex projects and deliver a complete solution.

CLIENTS

  To date, Vignette had licensed versions of its products to over 160 clients. Chicago Tribune and Preview Travel accounted for approximately 13% and 11%, respectively, of our total revenue for 1997. No one client accounted for more than 10% of the total revenue for the nine months ended September 30, 1998. Vignette's clients represent a broad spectrum of enterprises within diverse sectors, including financial services, health, education and government, media, retail, services, technology and telecommunications.

  The following is a partial list of our clients that have purchased licenses and/or services from us and that we believe are representative of our overall client base.

FINANCIAL SERVICES                       Time Inc. New Media
Bank One                                 Tribune Media Services
Ceridian                                 The Trip.Com
Citicorp                                 World Media Online
First Chicago                            Ziff Davis Publishing

Interactive Investor International       RETAIL
Massachusetts Mutual Life Insurance      Bookcraft
 Company                                 Lands' End
The Mutual Life Insurance Company        Wherehouse Entertainment
 of New York                             Whole Foods

New York Life Insurance Company          SERVICES
PaineWebber                              American Business Information
RBC Dominion (Royal Bank of Canada)

                                         Atevo
HEALTH, EDUCATION, AND GOVERNMENT        Browning-Ferris Services
American Medical Association             DHL Worldwide Express
City of San Carlos                       EDS
Columbia University                      Forrester Research
The Family Education Co.                 Hoover's
Kaplan Education Centers                 Intelliquest
National Cancer Institute                Lufthansa Executive Network
United Healthcare Services               PECO Energy
USDA Graduate School

                                         Preview Travel

MEDIA                                    TECHNOLOGY
Bertelsmann                              Advanced Micro Devices
CBS Sportsline                           Bay Networks
Chicago Tribune                          Cendant Software Online Services
City Online BV                           Emprise Corporation
CNET                                     Excite
Deseret News Publishing                  I3S
Direct Medical Knowledge                 National Semiconductor
Electronic Newsstand                     Seagate Technology
Guardian Newspapers                      Siemens Business Communication
Hollywood Online                          Systems
The Houston Chronicle                    Sun Microsystems
IDG Corporation                          Sybase

iVillage                                 TELECOMMUNICATIONS
Lycos                                    Ameritech
Mecklermedia Corporation                 AT&T
On Health Networks                       British Telecom
Orlando Sentinel                         Nokia
Playboy Enterprises                      Sonera
Road Runner Group                        Sprint
The Seattle Times
Simon & Schuster
Spiegel Online

CASE STUDIES

  The following case studies illustrate the use of StoryServer by three of our clients.

  Online Travel Services Company

  A highly successful online travel services company selling an increasingly commoditized product faced intense competition from two large online competitors. The firm elected to focus its business on vacation travelers who make highly considered purchases and need value-added travel planning assistance before making purchasing decisions. To increase its revenue targets and customer conversion rates, the firm needed an Internet Relationship Management system that delivered interactive travel planning assistance to facilitate vacation purchases through its Web site. Such a system would have to handle a multi-million member customer base and support tens of thousands of personalized visitor sessions each day. In addition, to meet the firm's application goals, the system also would have to automatically integrate a series of travel-related resources licensed and syndicated from other Web sites, and integrate this content within the firm's travel planning application. An internally-built system would have been too expensive, and most packaged solutions did not provide an application architecture that would accommodate the necessary content flexibility or deliver adequate system performance.

  The travel services firm deployed StoryServer and worked with VPS to launch a major new version of their Web site in less than six months. The firm was first to market with a Web-based vacation travel planning service that integrated syndicated travel guide content and delivered it as an integral part of their Internet Relationship Management application. The firm was immediately able to process significantly more visitor sessions because Web server utilization dropped from 90% to 10%. By reducing Web server utilization, the firm was able to delay significant planned hardware expenditures. StoryServer also enabled the firm to reduce its time to deployment for new versions of the travel planning application, creating significant advantages over its online competitors. The firm's marketing staff is now considering additional syndication arrangements to further increase the customer value of the travel planning application. StoryServer provided the company with an Internet Relationship Management solution that significantly increased its customer conversion rates.

  Financial Services Company

  A major retail banking company planned an extensive Internet banking initiative in which the Internet would become a primary business channel for its retail customers. The bank's existing Web site was a simple system that allowed customers to check account balances and read information about its banking products. The bank needed to position the new version of its Web site as a daily financial gateway that would assist customers with loan selection, college planning, house purchases and managing personal stock portfolios. The problem was that the bank's existing Web systems were designed as either a means of delivering simple brochure content, or as Web-enabled front ends on top of its proprietary transaction systems. Neither of these systems by themselves could create an integrated advisory experience that would reasonably engage clients on a daily basis and allow the bank to better retain customers. The bank's new Web-based business required an Internet application platform that could deliver a set of highly interactive, content-rich applications to a large, diverse population of customers, and be managed on a real-time basis by the bank's marketing managers. The bank knew that its competitors were working on a similar project, and that time to market was critical in order to increase market share and establish itself as an Internet banking leader.

  The bank selected Vignette's StoryServer product as the strategic technology platform for the future of its relationship-based banking business on the Web. By engaging VPS, the bank was able to meet its application functional requirements and launch dates, going online within months of its investment in the Vignette solution. The bank's new Web site delivers a broad personal banking experience, offering planning tools for products and services ranging from money management to auto loans to insurance, as well as an individual investor portfolio management system. In addition, the Web site delivers a news and research section that syndicates daily investor information from the Dow Jones news service. The success of this venture recently resulted in the bank's new parent deciding to invest in another deployment of StoryServer for its next generation retail banking Web site due to be launched early next year.

  Worldwide Provider of News and Information

  A major news and information publishing company planned on entering the online regional communities business to compete with CitySearch and Microsoft's Sidewalk. The company's business plan called for a major regional Web site accompanied by up to 250 local community Web sites targeted to reach the local online communities. Existing technologies made delivering multiple online communities cost-prohibitive because the cost of producing and managing each new Web site outweighed the revenue potential. The company needed a platform that would enable it to rapidly and cost-effectively deliver new online services across dozens of regional Web sites, target local businesses as advertisers and let local community leaders as well as staff editors produce editorial content while controlling the overall production of each property at a central location. Likewise, the development team needed a highly scalable application architecture that would allow new online properties to be designed and deployed using reusable applications and content yet allow each online community Web site to uniquely interact with its visitors on topics of local interest.

  The client chose Vignette because StoryServer offered a complete end-to-end solution for hosting multiple Web sites from a single platform and content base, and automating content management so that the control over the production of each property was centralized. Using StoryServer, the company was able to build a broad base of advertising slots and maximize the revenue potential of each Web site without the expense of running each property individually. The production team now produces enhanced application functionality from a central location for the various Web sites. At the same time, community leaders retain control over their own presentation, navigation and content. As a result, the company has been able to increase its market share position for interactive community Web sites in its region. It has rapidly deployed dozens of local properties, and established a fixed cost business model that limits the growth in developer, producer and editor headcount required to support the opportunity.

TECHNOLOGY

  We believe our advanced technology enables our clients, partners and consultants to build, deliver and manage enterprise-class Internet Relationship Management systems into the market in less time, at lower cost and with better business results than existing alternatives.

  Product Architecture

  We believe that we have developed a unique architecture for meeting the technical demands of applications designed for Internet Relationship Management. By emphasizing an application architecture based on content management, a lifecycle personalization model that effectively accommodates both Web customer acquisition and retention, and a patented design for extremely scalable and high-performance Web page delivery, the Vignette solution provides an efficient architecture for clients to build and deploy highly scalable Internet Relationship Management applications quickly and cost-effectively. We believe that this architecture also provides a strong foundation on which we can develop future products.

  Content Management. We have developed proprietary content management technology designed to manage the high volume of dynamic interactions that occur between many concurrent Web site visitors and the relationship management application. The content management system provides three key functions:

  . Content Abstraction Services. Allow application developers to build and deploy applications that can access and manage any type of content, such as relational data, flat files, or XML (Extensible Markup Language) data through a single Application Programming Interface, or API, model. This simplifies application development and significantly reduces time-to-deployment by uncoupling decisions about storage repositories and data formats from application logic and protects existing database repository investments. We plan to further enhance the system's rapid application development capabilities in early

   1999 with our Development Center tool, a visual data modeling and drag-and-drop application builder tool that will take further advantage of these content abstraction services.

  . Automated Asset Management. Provides a broad set of functionality for managing and automating most tasks associated with managing content assets, including production team access control, asset-specific workflow, version control, launch and expiration scheduling, and visual project management.

  . Content Components. Greatly enhance the template-based approach to Internet application development. Components allow Internet applications to be built and operated in an object-oriented fashion, with components serving as the building blocks for dynamic assembly and adaptive navigation. Unlike other products that require complex programming to support interactivity, StoryServer 4 provides native support for interactive content components. This approach eliminates the problem of inflexible application structures associated with existing template-based dynamic architectures.

  Lifecycle Personalization. Our lifecycle personalization services are designed to help clients substantially increase their conversion rates and increase the lifetime value of the typical online customer by managing relationships through their complete lifecycle. These services, which are described below, enable clients to personalize Web experiences by adapting the site's presentation, navigation and content based on implicitly observed behavior and explicitly stated preferences as the relationship evolves over a number of interactions from anonymous visitor to well-known customer. We believe that our approach requires less time and effort to deploy and maintain, and requires substantially less investment in Web server hardware than competing alternatives.

  Our lifecycle personalization tools consist of five primary components, which when utilized in combination with content management functions, enable clients and partners to develop applications that are effective for both online customer acquisition and customer retention.

  . Presentation Agent for System Targeting. Automatically adapts the application's presentation to accommodate a new, anonymous visitor's environment to present content that is suited to the visitor's browser capabilities, operating system, and local language.

  . Matching Agent for Behavior Targeting. As a new visitor becomes familiar with the site, the Matching Agent uses observations about a visitor's behavior on the Web site to infer the visitor's interest and to adapt navigation and content to observed affinities. With the Matching Agent, businesses can implement merchandising over the Web without requiring visitors to explicitly divulge information about themselves.

  . Recommendation Agent for Needs Targeting. The Recommendation Agent is utilized when visitors become sufficiently familiar with the site to facilitate targeted suggestions. The Recommendation Agent recommends content to a visitor that others with similar tastes found interesting.

  . Personal Pages for Customization. Useful at the well-known stage, the site can offer the capability for visitors to define personal pages that are explicitly tailored to their needs each time they return to the site.

  . Open Profiling Services. Open Profiling Services manage and populate a centralized repository of visitor profile and content information. This feature provides a visitor registry for storing visitor information, a content catalog for creating taxonomy of content on the Web site for use in personalization, and an Observation Manager that observes, tracks and records visitor behavior and preferences without impacting site performance.

  Syndication Services. The forthcoming Vignette Syndication Server will utilize a proprietary set of technologies that allows customers to build online reseller channels through affiliate Web sites. Vignette Syndication Server allows the creation of these channels by using a logical set of content ("packages"), business rules for governing affiliate relationships ("subscriptions") and automated remote management services for managing its content within its affiliate Web sites. These proprietary services have been based on the emerging Information and Content Exchange, or ICE, specification standard for content syndication, which is an XML-based specification being jointly developed by Vignette and over seventy other companies including Microsoft,

Sun Microsystems and Adobe. None of the companies involved in the development of the ICE specification have any proprietary rights with respect to the technology. Although there is no obligation on the part of Vignette, the initial member of the authorizing group, to continue developing ICE for the World Wide Web Consortium, or W3C, it is Vignette's intention to continue to assist in the development and use of the ICE protocol. We believe that by fostering the creation and adoption of an open standard for content syndication, and being the first company to provide proprietary value-added services in the delivery of a product that embodies these concepts, we will be able to quickly establish technology leadership in this arena.

  Scalability and Performance

  We believe that one of our key technological strengths is StoryServer 4's ability to deliver industry-leading Web page delivery performance and scalability while running on low cost Web server hardware. Internet applications that are built with competing products that dynamically generate Web pages can be significantly slower (depending on the server configuration) than first generation static Web sites. This degrades the overall Web site experience for the site visitor, lowers the visitor's interest in returning to the Web site, reduces the client's ability to handle large visitor traffic volumes, and creates a requirement for the client to significantly increase Web server capital equipment expenditures.

  StoryServer 4's ability to deliver unique performance characteristics is achieved using three techniques:

  . A patented caching mechanism is integrated with the product's content component architecture and allows applications to deliver dynamically generated and personalized Web pages at speeds nearly equivalent to the performance of static Web page delivery.

  . Integration of this patented caching mechanism with our personalization technologies, so highly personalized Web pages can be delivered without the cost and real-time delay of significant transactional computation required by other solutions attempting to offer personalization capabilities.

  . The ability to distribute application server components of the platform product across multiple physical Web servers allows high-end sites to scale up performance and gain increased system availability as a result.

  Adherence to Industry Standards

  We have invested significant resources in developing our architecture to comply with widely accepted commercial software industry standards for building large scale Internet applications. Our products use SQL (Structured Query Language) for accessing RDBMSs (Relational Database Management Systems), HTTP (Hypertext Transfer Protocol) for Internet access, NSAPI (Netscape Application Programming Interface) for access to Netscape's Internet servers, ISAPI (Information Server Application Programming Interface) for access to Microsoft's Internet servers, and XML for representing and processing content. Adherence to these industry standards provides compatibility with existing applications, enables ease of modification and reduces the need for software to be rewritten, thus protecting the client's investment. Furthermore, our products can be operated in conjunction with RDBMSs provided by Oracle, Microsoft, Informix or Sybase, utilizing their native, high-performance interfaces.

  We have focused our investments in particular on developing our architecture to comply with XML, a recently approved standard for data representation being adopted by the industry. Software systems that are XML-compliant provide customers with the ability to reduce application development time, easily integrate with legacy enterprise systems, and build applications that span the business processes of the company, its suppliers, distributors and customers. We believe that our rapid adoption of XML and our leadership position in building applications based on XML will allow us to further our technology leadership as this standard becomes the de facto data representation model for enterprise applications delivery. Specifically, we first introduced XML services in the 3.2 release of StoryServer and are building our forthcoming Vignette Syndication Server on top of an XML-based protocol known as ICE. We continue to invest in XML technologies and participate as a member of the W3C standards committee, with representation on the W3C Advisory Committee.

  We develop most of our software in Java or C++, two widely accepted standard programming languages for developing object-oriented applications. We choose whichever language is best suited to the requirements of a particular component. We generally use Java to develop client programs, where we can benefit from the rapid development capabilities and heterogeneous platform support capabilities of Java. We actively support our Java products on Sun Solaris, Windows 95, Windows NT, and Macintosh platforms, and continuously evaluate new platforms as justified by the business. We generally use C++ for server programs, because of our high scalability and performance requirements.

RESEARCH AND DEVELOPMENT

  We have made substantial investments in research and development through both internal development and technology acquisition. Although we plan to continue to evaluate externally developed technologies for integration into our product lines, we expect that most enhancements to existing and new products will be developed internally.

  The majority of our research and development activity has been directed towards feature extensions to our family of products. This development consists primarily of adding new competitive product features and additional tools and products as we expand into new markets.

  Our research and development expenditures, including the write-off of acquired in-process research and development, for fiscal 1996, 1997 and for the nine months ended September 30, 1998 were approximately $2.8 million, $2.9 million and $6.9 million, respectively. We expect that we will continue to commit significant resources to research and development in the future. All research and development expenses have been expensed as incurred. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The market for our products and services is characterized by rapid technological change, frequent new product introductions and enhancements, evolving industry standards, and rapidly changing customer requirements. The introduction of products incorporating new technologies and the emergence of new industry standards could render existing products obsolete and unmarketable. Our future success will depend in part on our ability to anticipate changes, enhance our current products, develop and introduce new products that keep pace with technological advancements and address the increasingly sophisticated needs of our customers. See "Risk Factors--Risks of Rapid Technological Change."

SALES AND MARKETING

  We market our products primarily through our direct sales force and also intend to expand our indirect sales through additional relationships with systems integrators, VARs and OEMs. We generate leads from a variety of sources, including businesses seeking partners to develop interactive marketing and selling applications. Initial sales activities typically include a demonstration of our product capabilities followed by one or more detailed technical reviews. As of September 30, 1998, the direct sales force consisted of 48 sales executives and support personnel.

  We seek to establish partnerships with major industry vendors that will add value to our products and expand distribution opportunities. We also pursue marketing agreements with premier content authoring vendors, site usage analysis vendors and vertically aligned Web server vendors.

  We use a variety of marketing programs to build market awareness of Vignette, our brand name and our products, as well as to attract potential customers for our products. A broad mix of programs are used to accomplish these goals, including market research, product and strategy updates with industry analysts, public relations activities, direct mail and relationship marketing programs, seminars, trade shows, speaking engagements and Web site marketing. Our marketing organization also produces marketing materials in support of sales to prospective customers that include brochures, data sheets, white papers, presentations and demonstrations.

STRATEGIC ALLIANCES

  A critical element of our sales strategy is to establish strategic alliances to assist us in marketing, selling and developing customer applications, as well as to increase product interoperability within the industry. This approach is intended to increase the number of personnel available to perform application design and development services for our customers and provide additional marketing expertise and technical expertise in certain vertical industry segments. These alliances fall into four categories: (a) the Information & Content Exchange alliance, (b) platform alliances, (c) technology alliances and (d) design alliances.

  Information and Content Exchange Alliance

  To facilitate the adoption of Web-based content syndication technologies in the marketplace, we co-founded the ICE working group to create an industry-standard protocol for enabling cross-Website syndication capabilities. In January 1998, we formed the ICE Authoring Group comprising 12 additional companies: Adobe, CNET, Firefly, Hollinger International, Microsoft, National Semiconductor, Net Perceptions, News Internet Services, Preview Travel, Sun Microsystems (JavaSoft), Tribune Media Services and Ziff Davis. In support of this protocol creation, we have also co-founded the ICE Advisory Council comprising over 70 companies that provide input and feedback to the Authoring Group during the creation of the protocol.

  Platform Alliances

  To ensure that our products are based on industry standards and take advantage of current and emerging technologies, we emphasize strategic platform alliances. The benefits of this approach include enabling us to focus on our core competencies, reducing time to market and simplifying the task of designing and developing applications by both Vignette and our customers. Key strategic platform alliances to date have included strategic relationships with Sun Microsystems, developer of the Java language; Oracle and Sybase, providers of industry-standard relational databases; and Hewlett-Packard, a leading Internet server hardware manufacturer.

  Technology Alliances

  To assure that our products are compatible with the latest technology, we have formed technology alliances with many of the leading technology companies serving the Web. Vignette and its partners exchange marketing and sales information, sales leads, and technology integration practices. Our technology alliance categories include: e-commerce transactions; ad management; site traffic and management; multi-lingual site support and translations; personalization; operations management; security; information architecture and navigation; high value content loading and maintenance and building online communities.

  Design Alliances

  Our prospective customers often retain the services of Web design firms. These companies' primary business is to provide design services rather than software resale. However, many are regarded as thought leaders in the field and have influence over technology choices for the customer. We have established relationships with 36 of these design firms.

  Our strategy is to establish additional design alliances as new technologies and standards emerge, although no assurance can be given that we will be successful in establishing such alliances.

COMPETITION

  The market for Internet Relationship Management products is intensely competitive, subject to rapid technological change and significantly affected by new product introduction and other market activities of industry participants. We expect competition to persist and intensify in the future. We have three primary sources of competition: in-house development efforts by potential clients or partners; other vendors of software that directly address Internet Relationship Management, such as BroadVision; and developers of point solution software that address only certain technology components of Internet Relationship Management (e.g., content management), such as Inso Corporation.

  Many of our competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do and thus may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Also, many current and potential competitors have wider name recognition and more extensive customer bases that could be leveraged, thereby gaining market share to our detriment. Such competitors may be able to undertake more extensive promotional activities, adopt more aggressive pricing policies, and offer more attractive terms to purchasers than we can. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to enhance their products. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

  Such competition could materially and adversely affect our ability to obtain revenues from license fees from new or existing customers and professional service fee revenues from existing customers on terms favorable to us. Further, competitive pressures may require us to reduce the price of our software. In either case, our business, operating results and financial condition would be materially and adversely affected. There can be no assurance that we will be able to compete successfully with existing or new competitors or that competition will not have a material adverse effect on our business, financial condition and operating results. See "Risk Factors--Our Market is Highly Competitive."

PROPRIETARY RIGHTS AND LICENSING

  Our success and ability to compete is dependent on our ability to develop and maintain the proprietary aspects of our technology and operate without infringing on the proprietary rights of others. We rely on a combination of patent, trademark, trade secret, and copyright law and contractual restrictions to protect the proprietary aspects of our technology. These legal protections afford only limited protection for our technology. We presently own one patent and have a single patent application and nine trademark applications pending in the United States. We seek to protect our source code for our software, documentation and other written materials under trade secret and copyright laws. We license our software pursuant to signed license or "shrinkwrap" agreements, which impose certain restrictions on the licensee's ability to utilize the software. Finally, we seek to avoid disclosure of our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements with us and by restricting access to our source code. Due to rapid technological change, we believe that factors such as the technological and creative skills of our personnel, new product developments and enhancements to existing products are more important than the various legal protections of our technology to establishing and maintaining a technology leadership position.

  Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult and while we are unable to determine the extent to which piracy of our software exists, software piracy can be expected to be a persistent problem. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. However, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Any such resulting litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and financial condition. There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology. Any failure by us to meaningfully protect our property could have a material adverse effect on our business, operating results and financial condition.

  To date, we have not been notified that our products infringe the proprietary rights of third parties, but there can be no assurance that third parties will not claim infringement with respect to our current or future products. We expect that developers of Web-based commerce software products will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and as the functionality of products in different segments of the software industry increasingly overlaps. Any such claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all. A successful claim of product infringement against us and our failure or inability to license the infringed technology or develop or license technology with comparable functionality could have a material adverse effect on our business, financial condition and operating results. See "Risk Factors-- Limited Protection of Proprietary Technology; Risks of Infringement."

  We integrate third-party software into our products. This third-party software may not continue to be available on commercially reasonable terms. We license GroupLens Express from Net Perceptions for certain personalization functionality in StoryServer. The agreement expires in October 1999, but it is renewed automatically unless either party gives 60 days notice prior to the renewal date. In addition, we license RogueWave Software to provide embedded low-level C++ utility functions in its software under a perpetual license agreement accompanied by annual maintenance renewals. If we cannot maintain licenses to this third-party software shipments of our products could be delayed until equivalent software could be developed or licensed and integrated into our products, which could materially adversely affect our business, operating results and financial condition.

EMPLOYEES

  As of September 30, 1998, we had a total of 219 employees. Of the total employees, 69 were in engineering, 72 in sales and marketing, 48 in professional services and 30 in finance and administration. Our future success will depend in part on our ability to attract, retain and motivate highly qualified technical and management personnel, for whom competition is intense. From time to time we also employ independent contractors to support our professional services, product development, sales, marketing and business development organizations. Our employees are not represented by any collective bargaining unit, and we have never experienced a work stoppage. We believe our relations with our employees are good.

PROPERTIES

  Our headquarters are currently located in a leased facility in Austin, Texas, consisting of approximately 25,000 square feet of office space, substantially all of which is under a three-year lease expiring December 31, 2000. We have an additional facility in Austin, Texas, of approximately 12,000 square feet which is under a six-month sub-lease expiring in December 1998. We are relocating and consolidating our operations in December 1998 to a new facility in Austin, Texas. The new facility consists of approximately 79,000 square feet under a five-year lease with expansion options. We have also leased offices for sales and support personnel in Atlanta, Georgia; Boston, Massachusetts; Chicago, Illinois; Dallas, Texas; Newport Beach, California; New York, New York; San Mateo, California; Valencia, California; and Sydney, Australia.

LEGAL PROCEEDINGS

  We are not a party to any material legal proceedings.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth certain information regarding the executive officers and directors of Vignette as of November 30, 1998.

     NAME                AGE                            POSITION
     ----                ---                            --------
Gregory A. Peters.......  38 Chief Executive Officer, President, and Director
Ross B. Garber..........  32 Co-founder, Chairman of the Board and Director
Neil Webber.............  36 Co-founder, Chief Technology Officer and Director
Sherry A. Atherton......  39 Vice President, Engineering and Customer Support
Pany Christoforou.......  41 Vice President, Europe
William R. Daniel.......  42 Vice President, Business Development
Bradley V. Husick.......  34 Vice President, Global Network Development
Peter T. Klante.........  35 Vice President, Marketing
Jack F. Lynch...........  37 Vice President, Finance and Operations and Secretary
Philip C. Powers........  39 Vice President, Professional Services
Michael J. Vollman......  41 Vice President, North American Sales and Professional Services
Robert E. Davoli(2).....  50 Director
Steven G.
 Papermaster(1).........  40 Director
John D. Thornton(1)(2)..  33 Director

--------
(1) Member of Audit Committee
(2) Member of Compensation Committee

  Gregory A. Peters has served as our Chief Executive Officer, President, and director of the Company since June 1998. From October 1997 to May 1998, Mr. Peters served as Chief Executive Officer and President of Logic Works, Inc., a software company. Mr. Peters joined Logic Works as Chief Financial Officer and Executive Vice President, Finance and Operations in August 1996 and served as Acting President and Chief Executive Officer from April 1997 to October 1997. From April 1994 to August 1996, Mr. Peters served as Chief Financial Officer, Treasurer and Senior Vice President, and from 1992 to March 1994, as Controller and Treasurer, at Micrografx, Inc., a Windows-based graphics software company. From 1990 to 1992, Mr. Peters held various financial positions at DSC Communications Corporation, a telecommunications company. Mr. Peters is a Certified Public Accountant and received his Bachelor of Arts degree in Business Administration from Rhodes College in Memphis, Tennessee.

  Ross B. Garber co-founded Vignette in December 1995 and has served as a director since that time. From December 1995 to June 1998, he served as our Chief Executive Officer and President. Since June 1998, Mr. Garber has served as Chairman of the Board. From July 1994 to December 1995, Mr. Garber served as Director of Worldwide Channel Sales with DAZEL Corporation, a client/server software company. From 1990 to July 1994, he served as Director of Business Development with Epoch Systems, a client/server software company. He received a Bachelor of Arts degree in Finance from the University of Massachusetts, Amherst.

  Neil Webber co-founded Vignette in December 1995 and has served as a director since that time. He has served as our Chief Technology Officer since February 1997, served as our Vice President, Development from December 1995 to February 1997 and served as our Secretary from December 1995 to September 1998. Previously, Mr. Webber served as Chief Architect at DAZEL Corporation, a client/server software company, from January 1995 to October 1995. From November 1993 to January 1995, he served as a System Architect at IBM. Prior to that, Mr. Webber held various positions at Epoch Systems, a client/server software company, from March 1987 to November 1993. Mr. Webber received a Bachelor of Science degree in Computer Science and Engineering from Massachusetts Institute of Technology.

  Sherry A. Atherton has served as our Vice President, Engineering and Customer Support since February 1997. From June 1995 to February 1997, Ms. Atherton managed the enterprise engineering, program management, and technical publications groups at Documentum, Inc., a document management company. From May 1992 to June 1995, she held several management positions in engineering at Sybase, Inc., a database company. Ms. Atherton received a Honours Bachelor of Mathematics degree from the University of Waterloo.

  Pany Christoforou is an employee of Protege Software Limited ("Protege"), a U.K. based company in the business of assisting U.S. companies establish their European operations and, pursuant to our agreement with Protege, has served as our Vice President, Europe since January 1998 when we opened our European operation. From September 1997 to December 1997, he served as European General manager for Webline Communications Corp., a developer of solutions for customer interaction organizations. From December 1992 to August 1997, he served as U.K. General Manager for Neuron Data, a supplier of business rules automation software. Prior to that time, Mr. Christoforou spent four years as salesman and divisional manager at Ingres, a database company. He received a Bachelor of Science degree in Mathematics from Hatfield Polytechnic.

  William R. Daniel has served as our Vice President, Business Development since November 1998. From August 1995 to May 1998, Mr. Daniel served as President, Chief Operating Officer, and was a co-founder of Wallop Software, Inc., a provider of web application development and assembly solutions. From June 1988 until July 1995, he served as Chief Operating Officer and Senior Vice President with Datis Corporation (acquired by HCIA, Inc. in 1995), a healthcare information provider. Mr. Daniel received a Bachelor of Arts degree in Engineering Sciences with honors from Dartmouth College and a Masters of Business Administration degree in finance with honors from the Haas School of Business at the University of California, Berkeley.

  Bradley V. Husick has served as our Vice President, Global Network Development since November 1998 and served as our Vice President, Business Development from June 1997 to November 1998. Before joining Vignette, Mr. Husick was a co-founder of NetGravity, Inc., an Internet ad management software provider. After leaving NetGravity, Mr. Husick worked as a self-employed consultant from November 1996 to June 1997. From September 1995 to November 1996, he served as Vice President of Marketing and Business Development for NetGravity. From April 1993 to August 1995, Mr. Husick served as Vice President of Marketing for Clement Mok Designs, an interactive design firm, where he also served as Director of Marketing for CMCD, Inc., a CD-ROM publishing company affiliated with Clement Mok Designs. From May 1991 to March 1993, Mr. Husick served as Group Product Manager for Macromedia, a multimedia software company. Mr. Husick received a Bachelor of Science in Astrophysics with honors from Rice University and a Master of Business Administration with honors from Columbia University.

  Peter T. Klante has served as our Vice President, Marketing since May 1998. From May 1996 to April 1998, Mr. Klante served as Vice President of Worldwide Marketing for Fulcrum Technologies, a provider of knowledge management and information retrieval solutions. From March 1994 to April 1996, he was at Lotus Development where he served as the senior director of the Notes Product Group and prior to that as the Marketing Director for the Notes Companion Products. From January 1993 to February 1994, Mr. Klante served as Vice President of the Client/Server Business Unit for Cognos, Inc., an application development and business intelligence software company. Mr. Klante received a Bachelor of Mathematics degree from the University of Waterloo.

  Jack F. Lynch has served as our Vice President, Operations since July 1997 and as our Vice President, Finance and Operations and Secretary since September 1998. From March 1993 to July 1997, Mr. Lynch served as Controller of Trilogy Software, Inc., a sales force automation software company. In addition, Mr. Lynch previously served in various financial capacities with Legent Corporation (formerly Goal Systems, Inc.), a systems software company, Litel Telecommunications and Andersen Consulting, and is a veteran of the United States Marine Corps. He received a Bachelor in Science in Accounting and Business Administration from the University of Kansas and a Masters of Business Administration from Ohio State University.

  Philip C. Powers has served as our Vice President, Professional Services since August 1998. From February 1997 to August 1998 he served as Vice President, Worldwide Professional Services at Tivoli Systems, Inc., a client/server software company. From January 1981 to February 1997 he held several management roles at IBM which most recently included Director of Worldwide Channel Marketing for IBM's software group and Director of Worldwide Marketing, LAN systems for IBM's personal software products division. Mr. Powers received a Bachelor of Arts in Marketing and Business Management from the University of Dayton.

  Michael J. Vollman has served as our Vice President, North American Operations since April 1998 and as our Vice President, North American Sales and Professional Services since September 1998. Mr. Vollman joined Vignette in February 1998 as Vice President, Professional Services and served in that capacity until April 1998. From February 1997 to January 1998, Mr. Vollman served as Practice Director within the Central Region Consulting Business for Oracle Corporation, an enterprise database company. From June 1985 to January 1997, he served in various account leadership and business development roles for Electronic Data Systems, an information technology services company. He received a Bachelor of Science degree in Computer Science from Lawrence Technological University and a Master of Business Administration in Marketing from the University of Michigan.

  Robert E. Davoli has served as a director of Vignette since February 1996. Mr. Davoli has served as General Partner of Sigma Partners, a venture capital firm, since January 1995. He served as President and Chief Executive Officer of Epoch Systems, a client-server software company, from February 1993 to September 1994. From May 1986 through June 1992, Mr. Davoli was the President and Chief Executive Officer of SQL Solutions, a relational database management systems consulting and tools company that he founded and sold to Sybase, Inc. in January 1990. He is a director of ISS Group, Inc., a network security software company, which is publicly held, and he serves as a director of several privately held companies. Mr. Davoli received a Bachelor of Arts in History from Ricker College.

  Steven G. Papermaster has served as a director of Vignette since September 1998. Mr. Papermaster has served as the Chairman of Powershift Group, a technology venture development group, since 1996. Mr. Papermaster was the Founder, Chairman and Chief Executive Officer of BSG Corporation, a system integration company, from 1987 to 1996. Mr. Papermaster also founded Enterprise Technology Institute in 1990. He received his Bachelor of Arts in Finance from the University of Texas at Austin.

  John D. Thornton has served as a director of Vignette since February 1996. Mr. Thornton is a General Partner of Austin Ventures, a venture capital firm, where he has been employed since 1991. Mr. Thornton serves as a director of several privately held companies. He joined Austin Ventures from McKinsey & Co., where he served clients in the U.S. and Europe. He received a Bachelor of Arts with honors from Trinity University and a Master of Business Administration from the Stanford Graduate School of Business.

BOARD OF DIRECTORS

  We currently have authorized seven directors. Upon the completion of the offering, the terms of the office of the Board of Directors will be divided into three classes: Class I, whose term will expire at the annual meeting of the stockholders to be held in 1999; Class II, whose term will expire at the annual meeting of stockholders to be held in 2000; and Class III, whose term will expire at the annual meeting of the stockholders to be held in 2001. The Class I directors are Ross B. Garber and Steven G. Papermaster, the Class II directors are Neil Webber and Robert E. Davoli, and the Class III directors are Gregory A. Peters and John D. Thornton. At each annual meeting of stockholders after the initial classification, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. This classification of the Board of Directors may have the effect of delaying or preventing changes in control or management of Vignette. Each officer serves at the discretion of the Board of Directors. There are no family relationships among any of our directors or officers.

  Board Committees. The Audit Committee consists of Mr. Thornton and Mr. Papermaster. The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent accountants, reviews the results and scope of audit and other services provided by our independent accountants and reviews and evaluates our audit and control functions. The Compensation Committee consists of Mr. Davoli and Mr. Thornton. The Compensation Committee makes recommendations regarding our stock plans and makes decisions concerning salaries and incentive compensation for our employees.

  Director Compensation. Directors currently do not receive any cash compensation from Vignette for their services as members of the Board of Directors, although members are reimbursed for actual and reasonable out of pocket expenses in connection with attendance at Board of Directors and Committee meetings. Directors are eligible to participate in our stock plans, and beginning in 1998, employee directors will also be able to participate in our 1998 Equity Incentive Plan and non-employee directors will receive periodic option grants under our 1998 Non-Employee Director Stock Option Plan. In August 1998, Mr. Papermaster was granted an option to purchase 25,000 shares of our common stock at an exercise price of $9.50 per share subject to a four year vesting schedule in connection with his appointment to the Board. See "--Employee Benefit Plans."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  None of the members of the Compensation Committee is currently or has been, at any time since the formation of Vignette, an officer or employee of Vignette. No member of the Compensation Committee serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

EXECUTIVE COMPENSATION

  The following table sets forth information with respect to compensation for the fiscal year ended December 31, 1998 paid by us for services by our Chief Executive Officer and our five other highest-paid executive officers whose total salary and bonus for such fiscal year exceeded $100,000, collectively referred to below as the Named Executive Officers:

                                                   LONG-TERM
                                                  COMPENSATION
                         ANNUAL COMPENSATION         AWARDS
                         -------------------- --------------------
                                              NUMBER OF SECURITIES      OTHER
                           SALARY     BONUS    UNDERLYING OPTIONS  COMPENSATION(2)
                         ---------- --------- -------------------- ---------------
Gregory A. Peters.......   $115,625 $  18,750       593,845            $22,298
 President and Chief Ex-
  ecutive Officer(1)
Ross B. Garber..........    130,000    38,844       103,600                227
 Chairman of the
  Board(1)
Neil Webber.............    120,000    23,094        25,000                251
 Chief Technology Offi-
  cer
Sherry A. Atherton......    124,062    20,000        34,180                263
 Vice President,
 Engineering
Michael J. Vollman......    178,297    86,250       195,541             61,304
 Vice President, North
  American Operations
Peter T. Klante.........    125,804    17,500       105,105             44,249
 Vice President, Market-
  ing

--------

(1) Mr. Garber served as Chief Executive Officer of Vignette until June 1998. Mr. Peters became President and Chief Executive Officer effective June 1998 at an annual salary of $175,000.



(2) Includes cost of term life insurance and relocation expenses. The amount for Mr. Peters includes $22,067 in relocation expenses. The amount for Mr. Vollman includes $60,893 in relocation expenses. The amount for Mr. Klante includes $44,073 in relocation expenses.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth each grant of stock options during the fiscal year ended December 31, 1998 to each of the Named Executive Officers. No stock appreciation rights were granted during such fiscal year.

                                         INDIVIDUAL GRANTS
                         -------------------------------------------------
                                                                           POTENTIAL REALIZABLE
                                                                             VALUE AT ASSUMED
                                                                              ANNUAL RATES OF
                          NUMBER OF                                             STOCK PRICE
                         SECURITIES  PERCENT OF TOTAL                        APPRECIATION FOR
                         UNDERLYING  OPTIONS GRANTED  EXERCISE                OPTION TERM (4)
                           OPTIONS   TO EMPLOYEES IN  PRICE (3) EXPIRATION ---------------------
                         GRANTED (1) FISCAL 1997 (2)  ($/SHARE)    DATE        5%        10%
                         ----------- ---------------- --------- ---------- ---------- ----------
Gregory A. Peters.......   239,230         8.27%       $ 2.09     5/31/06  $  238,723 $  571,784
                           354,615        12.26          2.09     5/31/06     353,864    847,566
Ross B. Garber..........   103,600         3.58          0.42     3/31/06      20,775     49,760
Neil Webber.............    25,000         0.86          0.42     3/31/06       5,013     12,008
Sherry A. Atherton......    34,180         1.18          0.42     4/20/06       6,854     16,417
Michael J. Vollman......   105,105         3.63          0.42     2/11/06      21,077     50,483
                            35,035         1.21          0.42     4/20/06       7,026     16,828
                            30,401         1.05          7.00      8/2/06     101,606    243,364
                            25,000         0.86         12.50    12/20/06     149,205    357,372
Peter T. Klante.........   105,105         3.63          0.42     3/31/06      21,077     50,483

--------

(1) Each of the options listed in the table is immediately exercisable. The shares purchasable thereunder are subject to repurchase by Vignette at the original exercise price paid per share upon the optionee's cessation of service prior to vesting in such shares. The repurchase right lapses and the optionee vests as to 25% of the option shares upon completion of one year of service from the date of grant and the balance in a series of equal quarterly installments over the next three years of service thereafter. The option shares will vest upon an acquisition of Vignette by merger or asset sale, unless our repurchase right with respect to the unvested option shares is transferred to the acquiring entity. The option shares will also vest should the optionee's employment or service be involuntarily terminated within 18 months following an acquisition of Vignette by merger or asset sale. Each of the options has an eight year term, subject to earlier termination in the event of the optionee's cessation of service with Vignette.

(2) Based on an aggregate of 2,892,025 options granted to our employees under the 1995 Stock Option/Stock Issuance Plan during the 12 months ended December 31, 1998.

(3) The exercise price was equal to the fair market value of our common stock as valued by the Board of Directors on the date of grant. The exercise price may be paid in cash, in shares of our common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. We may also finance the option exercise by lending the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state income tax liability incurred by the optionee in connection with such exercise.

(4) The potential realizable value is calculated based on the term of the option at the time of grant (eight years). Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the exercise price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

OPTION VALUES

  The following table sets forth for each of the Named Executive Officers options exercised and the number and value of securities underlying unexercised options that are held by the Named Executive Officers as of December 31, 1998.

                                                   NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                        UNDERLYING                  IN-THE-
                          NUMBER OF               UNEXERCISED OPTIONS AT       MONEY OPTIONS AT
                           SHARES                  DECEMBER 31, 1998(2)      DECEMBER 31, 1998(3)
                          ACQUIRED      VALUE     -------------------------  ----------------------
NAME                     ON EXERCISE REALIZED (1)   VESTED      UNVESTED      VESTED    UNVESTED
----                     ----------- ------------   ------    -------------  ----------------------
Gregory A. Peters.......         0         --              0        593,845   $    0  $   6,775,771
Ross B. Garber..........   103,600     $23,828             0              0        0              0
Neil Webber.............         0         --              0              0        0              0
Sherry A. Atherton......    34,180      23,242             0              0        0              0
Michael J. Vollman......   140,140      95,295             0         55,401        0        222,607
Peter T. Klante.........   105,105      71,471             0              0        0              0

--------
(1) Equal to the fair market value of the purchased shares on the option exercise date, less the exercise price paid for such shares.

(2) The options are immediately exercisable for all the option shares, but any shares purchased under those options will be subject to repurchase by Vignette, at the original exercise price paid per share, upon the optionee's cessation of service with Vignette, prior to the vesting in such shares. The heading "Vested" refers to shares no longer subject to repurchase; the heading "Unvested" refers to shares subject to repurchase as of December 31, 1998.

(3) Based on the fair market value of our common stock at the end of 1998 ($13.50 per share), less the exercise price payable for such shares.

CHANGE OF CONTROL ARRANGEMENTS

  The compensation committee of the Board of Directors, as the administrator of the 1999 Equity Incentive Plan, can provide for accelerated vesting of the shares of common stock subject to outstanding options held by any executive officer or director of Vignette in connection with certain changes in control of Vignette. The accelerated vesting may be conditioned on the termination of the individual's employment following the change in control event. Except for Gregory A. Peters, none of our executive officers have employment agreements with us, and their employment may be terminated at any time. We entered into an agreement with Mr. Peters, our President and Chief Executive Officer, as of April 30, 1998, which provides that Mr. Peters will be paid a salary of $175,000 and will be eligible for a bonus of $75,000. We agreed to pay Mr. Peters' relocating expenses up to $75,000 plus the taxes that would be due. The agreement also provides that Mr. Peters will receive a severance payment in the amount of six months of base salary if Mr. Peters' employment is involuntarily terminated without cause and one year of base salary plus target bonus if Mr. Peters' employment is involuntarily terminated without cause following certain changes in control of Vignette. If Mr. Peters' employment is involuntarily terminated following certain changes in control of Vignette the letter agreement provides that his option share vesting will accelerate as if he had remained employed for two additional years. However, if a change in control occurs after the offering at a price per share higher than the price for the offering, then Mr. Peters will fully vest in his option shares.

EXECUTIVE BONUS PLAN

  We have adopted a bonus program pursuant to which selected officers and other full-time employees are eligible for annual cash bonuses based upon Vignette achieving specified objectives. For 1999, an officer's target bonus will be awarded based upon Vignette achieving revenue targets. For Mr. Peters, the 1999 bonus will be awarded based on Vignette meeting customer bookings targets and other objectives to be determined by the compensation committee of the Board of Directors. For sales employees, bonuses are based on customer bookings and operating margin objectives.

EMPLOYEE BENEFIT PLANS

  1999 Equity Incentive Plan

  Our 1999 Equity Incentive Plan was adopted by the Board of Directors on September 9, 1998 and our stockholders will also be asked to approve the adoption of the plan. We have reserved 1,000,000 shares of common stock for issuance under the 1999 Equity Incentive Plan. Any shares not yet issued under our 1995 Stock Option/Stock Issuance Plan as of the date of this offering will also be available for grant under the 1999 Equity Incentive Plan. As of January 1 of each year, commencing with the year 2000, the number of shares reserved for issuance under the 1999 Equity Incentive Plan will be increased automatically by 5% of the total number of shares of common stock then outstanding or, if less, by 1,000,000 shares. As of January 1, 1999, no options had been granted under the 1999 Equity Incentive Plan. Under the 1999 Equity Incentive Plan, the eligible individuals are: employees, non-employee members of the Board of Directors and consultants. The types of awards that may be made under the 1999 Equity Incentive Plan are options to purchase shares of common stock, stock appreciation rights, restricted shares and stock units. Options may be incentive stock options that qualify for favorable tax treatment for the optionee under Section 422 of the Internal Revenue Code of 1986 or nonstatutory stock options not designed to qualify for such favorable tax treatment. With limited restrictions, if shares awarded under the 1999 Equity Incentive Plan or the 1995 Stock Option/Stock Issuance Plan are forfeited, then those shares will again become available for new awards under the 1999 Equity Incentive Plan.

  The compensation committee of our Board of Directors administers the 1999 Equity Incentive Plan. The committee has the complete discretion to make all decisions relating to the interpretation and operation of the 1999 Equity Incentive Plan, including the discretion to determine which eligible individuals are to receive any award, determine the type, number, vesting requirements and other features and conditions of each award.

  The exercise price for incentive stock options granted under the 1999 Equity Incentive Plan may not be less than 100% of the fair market value of the common stock on the option grant date. The exercise price for non-qualified options granted under the 1999 Equity Incentive Plan may not be less than 85% of the fair market value of the common stock on the option grant date. The exercise price may be paid in cash or in outstanding shares of common stock. The exercise price may also be paid by using a cashless exercise method, a pledge of shares to a broker or promissory note. The purchase price for newly issued restricted shares awarded under the 1999 Equity Incentive Plan may be paid in cash, by promissory note or the rendering of past or future services.

  The committee may reprice options and may modify, extend or assume outstanding options and stock appreciation rights. The committee may accept the cancellation of outstanding options or stock appreciation rights in return for the grant of new options or stock appreciation rights. The new option or right may have the same or a different number of shares and the same or a different exercise price.

  Upon certain defined events causing a change in control of Vignette, an option or other award under the 1999 Equity Incentive Plan will become fully exercisable or fully vested if the option or award is not assumed by the surviving corporation or its parent or if the surviving corporation or its parent does not substitute another award on substantially the same terms. An option or award will become fully exercisable or fully vested if the holder's employment or service is involuntarily terminated within 18 months following the change in control. Change in control includes:

  . a merger or consolidation of Vignette after which Vignette's then current stockholders own less than 50% of the surviving corporation,

  .  sale of all or substantially all of the assets of Vignette,

  . a proxy contest that results in replacement of more than one-third of the Board of Directors over a 24-month period or

  . an acquisition of 50% or more of Vignette's outstanding stock by a person other than by a person related to Vignette, such as a corporation owned by the stockholders of Vignette.

  In the event of a merger or other reorganization, the agreement of merger or reorganization may provide that outstanding options and other awards under the 1999 Equity Incentive Plan shall be assumed by the surviving corporation or its parent, shall be continued by us if we are a surviving corporation, shall have accelerated vesting and then expire early, or shall be cancelled for a cash payment.

  The Board may amend or terminate the 1999 Equity Incentive Plan at any time. If the Board amends the plan, stockholder approval of the amendment will be sought only if required by an applicable law. The 1999 Equity Incentive Plan will continue in effect indefinitely unless the Board decides to terminate the plan earlier.

  Employee Stock Purchase Plan

  The Board of Directors adopted our Employee Stock Purchase Plan on September 9, 1998, and our stockholders will also be asked to approve the adoption of the plan. We have reserved 750,000 shares of common stock for issuance under the Employee Stock Purchase Plan. As of January 1 each year, the number of shares reserved for issuance under the Employee Stock Purchase Plan will be increased automatically by 2% of the total number of shares of common stock outstanding or, if less, 750,000 shares. The Employee Stock Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code. Two overlapping offering periods each with a duration of 24 months will commence on February 15 and August 15 each calendar year. However, the first offering period will commence on the effective date of the offering and end on August 15, 2001. Purchases of common stock will occur on February 14 and August 14 each calendar year during an offering period. The Employee Stock Purchase Plan will be administered by the compensation committee of the Board of Directors. Each of our employees is eligible to participate if he or she is employed by us for at least 20 hours per week and for more than five months per year.

  The Employee Stock Purchase Plan permits each eligible employee to purchase common stock through payroll deductions. Each employee's payroll deductions may not exceed 15% of the employee's cash compensation. The initial period during which payroll deductions will be accumulated will begin on the effective date of this offering and end on August 14, 1999. No more than 2,000 shares may be purchased on any purchase date. The price of each share of common stock purchased under the Employee Stock Purchase Plan will be 85% of the lower of (A) the fair market value per share of common stock on the date immediately before the first date of the applicable offering period or (B) the fair market value per share of common stock on the purchase date. In the case of the first offering period, the price per share under the plan will be 85% of the price offered to the public in the offering. Employees may end their participation in the Employee Stock Purchase Plan at any time. Participation ends automatically upon termination of employment with Vignette.

  In the event of a change in control of Vignette, the Employee Stock Purchase Plan will end and shares will be purchased with the payroll deductions accumulated to date by participating employees. The Board of Directors may amend or terminate the Employee Stock Purchase Plan at any time. If the Board increases the number of shares of common stock reserved for issuance under the Employee Stock Purchase Plan, it must seek the approval of our stockholders.

  1999 Non-Employee Directors Option Plan

  Our 1999 Non-Employee Director Option Plan was adopted by the Board of Directors on September 9, 1998, and our stockholders will also be asked to approve the adoption of the plan. Under the 1999 Non-Employee Director Option Plan, non-employee members of the Board of Directors will be eligible for automatic option grants.

  A maximum of 250,000 shares of common stock has been authorized for issuance under the 1999 Non-Employee Director Option Plan. No shares have been issued yet under the 1999 Non-Employee Director Option Plan.

  The compensation committee of the Board of Directors will make any administrative determinations under the 1999 Non-Employee Director Option Plan.

  The exercise price for options granted under the 1999 Non-Employee Director Option Plan may be paid in cash or in outstanding shares of common stock. Options may also be exercised on a cashless basis through the same-day sale of the purchased shares.

  Each individual who first joins the Board of Directors as a non-employee director on or after the effective date of this offering will receive at that time an option grant for 25,000 shares of common stock. In addition, at each annual stockholders meeting, beginning in 2000, each non-employee director will automatically be granted at that meeting, whether or not he or she is standing for re-election at that particular meeting, a stock option to purchase 2,500 shares of common stock. Each option will become exercisable for 25% of the shares after one year of Board service and in a series of equal quarterly installments over the next three years of service thereafter. Each option will have an exercise price equal to the fair market value of the common stock on the automatic grant date. Each option will have a maximum term of ten years, but will terminate earlier if the optionee ceases to be a member of the Board of Directors. Each option will fully vest automatically upon a change in control.

  The Board of Directors may amend or modify the 1999 Non-Employee Director Option Plan at any time. The 1999 Non-Employee Director Option Plan will terminate on September 8, 2008, unless the Board of Directors decides to terminate the plan sooner.

                             CERTAIN TRANSACTIONS

TRANSACTIONS WITH DIRECTORS AND OFFICERS

  In February 1996, we raised additional capital to finance its operations through the sale of 400,000 shares of Series A Preferred Stock to the following stockholders for $1.00 per share:

                                                      SHARES OF
                                                      SERIES A       AGGREGATE
                                                   PREFERRED STOCK CONSIDERATION
                                                   --------------- -------------
Austin Ventures IV-A, L.P. .......................     80,697.5    $  80,697.50
Austin Ventures IV-B, L.P. .......................    169,302.5      169,302.50
Sigma Partners III, L.P. .........................      125,250      125,250.00
Sigma Associates III, L.P. .......................       22,800       22,800.00
Sigma Investors III, L.P. ........................        1,950        1,950.00
                                                      ---------    ------------
  Total...........................................      400,000    $ 400,000.00
                                                      =========    ============

  In February, June and July 1996, we raised additional capital to finance its operations through the sale of an aggregate of 1,853,182 shares of Series B Preferred Stock to the following stockholders for $1.65 per share:

                                                     SHARES OF
                                                     SERIES B       AGGREGATE
                                                  PREFERRED STOCK CONSIDERATION
                                                  --------------- -------------
Austin Ventures IV-A, L.P. ......................      302,249    $  498,710.85
Austin Ventures IV-B, L.P. ......................      634,115     1,046,289.75
Sigma Partners III, L.P. ........................      503,841       831,337.65
Sigma Associates III, L.P. ......................       92,054       151,889.10
Sigma Investors III, L.P. .......................       10,923        18,022.95
CNET, Inc. ......................................      310,000       511,500.00
                                                     ---------    -------------
  Total..........................................    1,853,182    $3,057,750.00
                                                     =========    =============

  In July 1996, we sold 1,865,000 shares of Series C Preferred Stock, to CNET, Inc. in exchange for certain intellectual property rights as set forth in the Stock Purchase Agreement dated July 19, 1996. In connection with the sale we entered into the Prism Development and Marketing Agreement, or the Prism Agreement, with CNET dated July 19, 1996 whereby CNET licensed certain intellectual property rights surrounding its "Prism" technology. Pursuant to the Prism Agreement, we agreed to license certain of our products royalty free on a limited number of CNET Web sites and both parties agreed to share in product enhancements. Pursuant to the Amended and Restated Stockholders' Agreement, dated as of July 19, 1996, Halsey M. Minor became one of our directors. Mr. Minor resigned from our Board of Directors in September 1998. Mr. Minor currently serves as Chairman and Chief Executive Officer of CNET, Inc.

  In June and July 1997, we raised additional capital to finance its operations through the sale of 837,265 shares and 40,496 shares, respectively, of Series E Preferred Stock, to the following stockholders for $4.24 per share:

                                                     SHARES OF
                                                     SERIES E       AGGREGATE
                                                  PREFERRED STOCK CONSIDERATION
                                                  --------------- -------------
Austin Ventures IV-A, L.P. ......................     143,570     $  608,736.80
Austin Ventures IV-B, L.P. ......................     301,207      1,277,117.68
Sigma Partners III, L.P. ........................     339,590      1,439,861.60
Sigma Associates III, L.P. ......................      84,042        356,338.08
Sigma Investors III, L.P. .......................       9,352         39,652.48
                                                      -------     -------------
  Total..........................................     877,761     $3,721,706.64
                                                      =======     =============

  On April 21, 1998, we loaned $58,858.80 to Michael J. Vollman, Vice President, North American Operations in connection with Mr. Vollman's exercise of an option to purchase 140,140 shares of common stock. Mr. Vollman issued a promissory note to us bearing interest at the rate of 5.70% per annum, which note is secured by a pledge of the shares acquired and is payable in full by April 21, 1999. On April 24, 1998, we loaned Mr. Vollman $60,000 for the purchase of Mr. Vollman's residence in the Austin area. Mr. Vollman issued a promissory note to the Company bearing interest at the rate of 5.70% per annum, which note is payable in full by December 31, 1998. The largest aggregate amount of indebtedness outstanding and the amount outstanding on November 30, 1998 under each loan was approximately $50,450 and $60,910, respectively.

  In April 1998, we raised additional capital to finance its operations through the sale of 167,144 shares of Series F Preferred Stock to the following stockholders for $10.47 per share:

                                                     SHARES OF
                                                     SERIES F       AGGREGATE
                                                  PREFERRED STOCK CONSIDERATION
                                                  --------------- -------------
Austin Ventures IV-A, L.P. ......................      30,830     $  322,790.10
Austin Ventures IV-B, L.P. ......................      64,681        677,210.07
Sigma Partners III, L.P. ........................      56,182        588,225.54
Sigma Associates III, L.P. ......................      13,904        145,574.88
Sigma Investors III, L.P. .......................       1,547         16,197.09
                                                      -------     -------------
  Total..........................................     167,144     $1,749,997.68
                                                      =======     =============

  Pursuant to the Stockholders' Agreement, dated as of February 5, 1996, John
D. Thornton and Robert E. Davoli joined our Board of Directors. Mr. Thornton is a General Partner of AV Partners IV, L.P., which is the General Partner of Austin Ventures IV-A, L.P. and Austin Ventures IV-B, L.P. Mr. Davoli is a General Partner of Sigma Management III, L.P., which is the General Partner of Sigma Partners III, L.P., Sigma Associates III, L.P. and Sigma Investors III, L.P. In addition, pursuant to the Stockholder's Agreement dated April 22, 1998, the holders of Series F Preferred Stock and certain holders of Series E Preferred Stock have a right to purchase up to 10% of the shares of common stock in this offering subject to certain limitations. On September 25, 1998 Messrs. Thornton and Davoli each were granted an option to purchase 25,000 shares of our common stock at an exercise price of $12.50 per share subject to a four year vesting schedule in connection with their service as members of the Board. See "Principal and Selling Stockholders" for more information regarding securities held by these purchasers.

  In August 1998, CNET and Vignette amended the Prism Agreement to provide that CNET's and NBC Multimedia's jointly owned subsidiary, Snap! LLC, may use an undefined number of copies of StoryServer for (a) Snap!'s Internet sites accessible through www.snap.com and (b) for certain Snap! LLC co-branded sites. Such amendment also provides that if CNET no longer holds a 50% or more ownership interest in Snap! LLC, any subsequent copies installed and used after that time must be purchased from us. In consideration, CNET assigned to Vignette all rights and title to and interest in U.S. Patent No. 5,740,430, issued on April 14, 1998, "Method and apparatus for server-independent caching of dynamically-generated customized pages," and provided $100,000 of advertising on CNET's Web site for our use.

  In August 1998, Mr. Papermaster, one of our directors, was granted an option to purchase 25,000 shares of our common stock at an exercise price of $9.50 per share subject to a four year vesting schedule in connection with his appointment to the Board. See "Management--Employee Benefit Plans."

INDEMNIFICATION

  Our Certificate of Incorporation limits the liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

  Our Bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by Delaware law, including any circumstances in which indemnification is otherwise discretionary under Delaware law. We have also entered into indemnification agreements with our officers and directors containing provisions that may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of a culpable nature, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

  We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions, including loans between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

PROTEGE SOFTWARE PROFESSIONAL SERVICES AGREEMENT

  In November 1997, we and Protege Software (Holdings) Limited, or Protege, entered into a professional services agreement under which Protege agreed to perform certain professional services for our European subsidiary, Vignette Europe Ltd. Protege provides Vignette Europe with its back-office and administrative functions such as payroll, invoicing and accounting. In addition, Protege provides general consulting services to Vignette Europe. These services include assisting Vignette Europe with the development of its business plans, implementation of its marketing strategy, localization of its products and organization of training courses and seminars regarding our products. The professional services agreement between us and Protege expires on December 31, 1998, and is automatically renewable for successive 12-month periods. It may be terminated by either party, without cause, on three months' written notice. Protege is in the business of providing similar services to technology companies seeking to establish European operations.

  Under the terms of the professional services agreement between us and Protege, we agreed to pay Protege, in addition to its costs of providing the services, management fees for the operations of Vignette Europe. Protege is entitled, at its option, to convert up to 55% of a portion of the management fees into our fully paid voting stock at a price of $10.25 per share.

  Pany Christouforou, an employee of Protege, has served as our Vice President, Europe pursuant to the professional services agreement between us and Protege since January 1998.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of November 30, 1998, and as adjusted to reflect the sale of shares offered hereby and the conversion of all outstanding shares of preferred stock into shares of common stock, by (a) each person who is known by us to own beneficially more than five percent of our common stock, (b) each of our directors, (c) each of our executive officers and (d) all current executive officers and directors as a group.

                           SHARES BENEFICIALLY            SHARES BENEFICIALLY
                              OWNED BEFORE      NUMBER OF     OWNED AFTER
                              THE OFFERING       SHARES     THE OFFERING (2)
  NAME AND ADDRESS OF     ---------------------   BEING   ------------------------
  BENEFICIAL OWNER(1)      NUMBER   PERCENT (3)  OFFERED  NUMBER      PERCENT (3)
  -------------------     --------- ----------- --------- ---------   ------------
Funds affiliated with
 Austin Ventures(4) ....  2,132,574    18.58%                                     %
 114 West Seventh Street
 1300 Norwood Tower
 Austin, TX 78701
Sigma Entities(5) ......  1,261,435    10.99
 2884 Sand Hill Road,
 Suite 121
 Menlo Park, CA 94025
CNET, Inc. .............  1,176,186    10.25
 150 Chestnut Street
 San Francisco, CA 94111
Adobe Ventures II, L.P.
 .......................    567,209     4.94
 One Bush Street
 San Francisco, CA 94104
Charles River
 Entities(6)............    898,569     7.83
 1000 Winter Street,
 Suite 3300
 Waltham, MA 02154
Gregory A. Peters(7)....    603,396     5.00
Ross B. Garber(8).......    816,497     7.11
Neil Webber(9)..........    807,000     7.02
Sherry A. Atherton......    107,005        *
Pany Christoforou(10)...     20,000        *
William R. Daniel(11)...     90,000        *
Bradley V. Husick.......    119,186     1.04
Peter T. Klante.........    105,105        *
Jack F. Lynch...........     96,226        *
Philip C. Powers(12)....     70,000        *
Michael J. Vollman(13)..    170,541     1.48
Robert E. Davoli(5).....  1,286,435    11.19
Steven G.
 Papermaster(14)........     25,000        *
John D. Thornton(4).....  2,157,574    18.76
All directors and
 executive officers as a
 group (13 persons)(15).  6,473,965    52.29%

--------

  * Represents beneficial ownership of less than 1% of the outstanding shares of common stock.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to securities. Unless otherwise indicated, the address for each listed stockholder is: c/o Vignette Corporation, 901 South MoPac Expressway, Austin, Texas 78746. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

 (2) Assumes no exercise of the underwriters' over-allotment option. See "Underwriters."

 (3) Percentage of beneficial ownership is based on 11,476,133 shares of common stock outstanding as of November 30, 1998 (assuming conversion of all outstanding shares of preferred stock into common stock), and shares of common stock outstanding after the completion of this offering. The number of shares of common stock beneficially owned includes the shares issuable pursuant to stock options that are exercisable within 60 days of November 30, 1998. Shares issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options but are not outstanding for computing the percentage of any other person. The number of shares of common stock outstanding after this
     offering includes     shares of common stock being offered for sale by
     Vignette in this offering.

 (4) Includes 577,385.5 shares held by Austin Ventures IV-A, L.P. and 1,211,348.5 shares held by Austin Ventures IV-B, L.P. Also includes 327,466 shares held by Austin Ventures V, L.P. and 16,374 shares held by Austin Ventures V Affiliates Fund, L.P. Mr. Thornton, a director of the Company, is a General Partner of AV Partners IV, L.P., which is the general partner of Austin Ventures IV-A, L.P. and Austin Ventures IV-B, L.P., and is a General Partner of AV Partners V, L.P., which is the general partner of Austin Ventures V, L.P. and Austin Ventures V Affiliates Fund, L.P. Mr. Thornton disclaims beneficial ownership of the shares held by Austin Ventures IV-A, L.P., Austin Ventures IV-B, L.P., Austin Ventures V, L.P. and Austin Ventures V Affiliates Fund, L.P. except to the extent of his pecuniary interest therein arising from his partnership interest in AV Partners IV, L.P. or AV Partners V, L.P., as the case may be. Amount shown for Mr. Thornton includes options immediately exercisable for 25,000 shares.

 (5) Includes 1,024,863 shares held by Sigma Partners III, L.P., 212,800 shares held by Sigma Associates III, L.P. and 23,772 shares held by Sigma Investors III, L.P. Mr. Davoli, one of our directors, is a General Partner of Sigma Management III, L.P., which is the general partner of Sigma Partners III, L.P., Sigma Associates III, L.P. and Sigma Investors III, L.P. Mr. Davoli disclaims beneficial ownership of the shares held by Sigma Partners III, L.P., Sigma Associates III, L.P. and Sigma Investors III, L.P. except to the extent of his pecuniary interest therein arising from his general partnership interest in Sigma Partners. Amount shown for Mr. Davoli includes options immediately exercisable for 25,000 shares.

 (6) Includes 801,329 shares held by Charles River Partnership VIII, a limited partnership and 1,729 shares held by Charles River VIII-A LLC.

 (7) Includes options immediately exercisable for 593,845 shares.

 (8) Includes 23,810 shares owned by Hailey Garber and 23,810 shares owned by Harrison Garber.

 (9) Includes options immediately exercisable for 25,000 shares.

(10) Includes options immediately exercisable for 20,000 shares.

(11) Includes options immediately exercisable for 90,000 shares.

(12) Includes options immediately exercisable for 70,000 shares.

(13) Includes options immediately exercisable for 30,401 shares.

(14) Includes options immediately exercisable for 25,000 shares.

(15) Includes options immediately exercisable for 904,246 shares of common stock.

                         DESCRIPTION OF CAPITAL STOCK

  On the closing of this offering, our authorized capital stock will consist of 80,000,000 shares of common stock, $0.01 par value, and 10,000,000 shares of preferred stock, $0.01 par value.

COMMON STOCK

  As of November 30, 1998, there were 2,856,745 shares of common stock outstanding that were held of record by approximately 150 stockholders. As of November 30, 1998, there are 2,165,062 shares of common stock subject to outstanding options, all of which are currently exercisable. There will be shares of common stock outstanding (assuming no exercise of the underwriters' over-allotment option and assuming no exercise after November 30, 1998 of outstanding options) after giving effect to the sale of the shares of common stock to the public offered hereby and the conversion of our preferred stock into common stock at a one-to-one ratio. The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution, or winding up of Vignette, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued on completion of this offering will be fully paid and nonassessable. See "Dividend Policy."

PREFERRED STOCK

  On the closing of this offering, 10,000,000 shares of preferred stock will be authorized and no shares will be outstanding. The Board of Directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Vignette without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. At present, we have no plans to issue any of the preferred stock.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

  Certificate of Incorporation and Bylaws

  Our Amended and Restated Certificate of Incorporation to be effective on the closing of this offering provides that the Board of Directors will be divided into three classes of directors, with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of Vignette and may maintain the incumbency of the Board of Directors, as the classification of the Board of Directors generally increases the difficulty of replacing a majority of the directors. The Amended and Restated Certificate of Incorporation also provides that, effective on the closing of this offering, all stockholder actions must be effected at a duly called meeting and not by a consent in writing. Further, provisions of the Bylaws and the Amended and Restated Certificate of Incorporation provide that the stockholders may amend the Bylaws or certain provisions of the Amended and Restated Certificate of Incorporation only with the affirmative vote of 75% of our capital stock. These provisions of the Amended and Restated Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of Vignette. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of Vignette. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management. See "Risk Factors--Anti-Takeover Provisions in Our Charter Documents and Delaware Law."

  Delaware Takeover Statute

  We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

  Section 203 defines business combination to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

REGISTRATION RIGHTS

  After this offering, the holders of approximately 10,115,500 shares of common stock and rights to acquire common stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of the agreement between us and the holders of such registrable securities, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of such common stock therein. Additionally, such holders are also entitled to certain demand registration rights pursuant to which they may require us on up to four occasions to file a registration statement under the Securities Act at our expense with respect to our shares of common stock, and we are required to use our best efforts to effect such registration. Further, holders may require us to file an unlimited number of additional registration statements on Form S-3 at our expense. All of these registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration and our right not to effect a requested registration within six months following an offering of our securities, including the offering made hereby. In addition, the holders of registration rights have agreed not to exercise such rights for at least 180 days after the offering without the prior written consent of Morgan Stanley & Co. Incorporated.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the common stock is ChaseMellon Shareholder Services, L.L.C., and its telephone number is (214) 965-2235.

                        SHARES ELIGIBLE FOR FUTURE SALE

  On completion of this offering, we will have     shares of common stock
outstanding. Of this amount, the     shares offered hereby will be available
for immediate sale in the public market as of the date of this prospectus. Approximately 9,043,000 additional shares will be available for sale in the public market following the expiration of 180-day lockup agreements with our representatives or representatives of the underwriters, subject in some cases to compliance with the volume and other limitations of Rule 144.

   DAYS AFTER DATE OF       APPROXIMATE SHARES
    THIS PROSPECTUS      ELIGIBLE FOR FUTURE SALE                        COMMENT
   ------------------    ------------------------                        -------
On Effectiveness........                          Freely tradable shares sold in offering and shares
                                                   salable under Rule 144(k) that are not subject to
                                                   180-day lockup
                                9,043,000         Lockup released; shares salable under Rule 144,
180 days................                           144(k) or 701
Thereafter..............        2,433,000         Restricted securities held for one year or less

  In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned shares for at least one year is entitled to sell within any three-month period commencing 90 days after the date of this prospectus a number of shares that does not exceed the greater of (a) 1% of the then outstanding shares of common stock which will be
approximately     shares immediately after the offering, or (b) the average
weekly trading volume during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of Vignette at any time during the 90 days immediately preceding the sale who has beneficially owned his or her shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above. Persons deemed to be affiliates must always sell pursuant to Rule 144, even after the applicable holding periods have been satisfied.

  We are unable to estimate the number of shares that will be sold under Rule 144, since this will depend on the market price for our common stock, the personal circumstances of the sellers and other factors. Prior to this offering, there has been no public market for the common stock, and there can be no assurance that a significant public market for the common stock will develop or be sustained after the offering. Any future sale of substantial amounts of the common stock in the open market may adversely affect the market price of the common stock offered hereby.

  We, our directors, executive officers, stockholders with registration rights and certain other stockholders have agreed pursuant to the Underwriting Agreement and other agreements that we will not sell any common stock without the prior consent of Morgan Stanley & Co. Incorporated for a period of 180 days from the date of this prospectus, except that we may, without such consent, grant options and sell shares pursuant to our stock plans.

  Any of our employees or consultants who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this prospectus. As of the date of this prospectus, the holders of options exercisable into approximately 2,255,062 shares of common stock will be eligible to sell their shares on the expiration of the 180-day lockup period, or subject in certain cases to vesting of such options.

  We intend to file a registration statement on Form S-8 under the Securities Act to register shares of common stock issued or reserved for issuance under our stock plans within 180 days after the date of this prospectus, thus permitting the resale of such shares by nonaffiliates in the public market without restriction under the Securities Act. We intend to register these shares on Form S-8, along with options that have not been issued under our stock plans as of the date of this prospectus.

  In addition, after this offering, the holders of approximately 10,511,500 shares of common stock will be entitled to certain rights with respect to registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares, except for shares purchased by affiliates of Vignette, becoming freely tradable without restriction under the Securities Act immediately on the effectiveness of such registration. See "Description of Capital Stock--Registration Rights."

                                 UNDERWRITERS

  Under the terms and subject to the conditions contained in the Underwriting Agreement dated the date hereof, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Hambrecht & Quist LLC and Dain Rauscher Wessels, a division of Dain Rauscher Incorporated are acting as representatives, have severally agreed to purchase, and we and the selling stockholders have agreed
to sell to them an aggregate of     shares of common stock. The number of
shares of common stock that each underwriter has agreed to purchase is set forth opposite its name below:

                                                                        NUMBER
         NAME                                                          OF SHARES
         ----                                                          ---------
   Morgan Stanley & Co. Incorporated..................................
   Hambrecht & Quist LLC..............................................
   Dain Rauscher Wessels..............................................
                                                                          ---
     Total............................................................
                                                                          ===

  The underwriters are offering the shares subject to their acceptance of the shares from us and the selling stockholders and subject to prior sale. The Underwriting Agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered hereby, other than those covered by the over-allotment option described below, if any such shares are taken.

  The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a
concession not in excess of $    a share under the public offering price. Any
underwriters may allow, and such dealers may reallow, a concession not in
excess of $    a share to other underwriters or to certain other dealers.
After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives of the underwriters.

  Pursuant to the underwriting agreement, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to
purchase up to an aggregate of    additional shares of common stock at the
public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered hereby. To the extent such option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of common stock as the number set forth next to such underwriter's name in the preceding table bears to the total number of shares of common stock set forth next to the names of all underwriters in the preceding table. If the underwriter's over-allotment option is exercised in
full, the total price to public would be $   , the total underwriters'
discounts and commissions would be $   , and the total proceeds to us would be
$   .

  At our request, the underwriters have reserved up to     shares of common
stock to be issued by us and offered hereby for sale, at the public offering price, to our directors, officers, employees, business associates and related persons. The number of shares of common stock available for sale to the general public will be reduced to the extent such individuals purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

  We, the directors, officers and certain other of our stockholders have each agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, during the period ending 180 days after the date of this prospectus, we will not, directly or indirectly (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (whether such shares or any such securities are then owned by such person or are thereafter acquired directly from the Company), or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock, whether any such transaction described in clause
(1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to (a) the sale to the underwriters of the shares of common stock under the underwriting agreement, (b) the issuance by Vignette of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing, (c) transactions by any person other than Vignette relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares of common stock or (d) issuances of shares of common stock or options to purchase shares of common stock pursuant to our employee benefit plans as in existence on the date of the prospectus and consistent with past practices.

  The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

  We have submitted an application to have our common stock approved for quotation on the Nasdaq National Market under the symbol "VIGN."

  In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering if the syndicate repurchases previously distributed shares of common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

  We, the selling stockholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

  In April 1998, we sold shares of our Series F Preferred Stock in a private placement. In this private placement, Hambrecht & Quist California purchased 42,980 shares of Series F Preferred Stock, which are convertible into 42,980 shares of common stock, for approximately $450,000 and H&Q Vignette Investors L.P. purchased 100,287 shares of Series F Preferred Stock, which are convertible into 100,287 shares of common stock, for approximately $1.1 million. Hambrecht & Quist California and H&Q Vignette Investors, L.P. purchased these shares on the same terms as the other investors in the private placement. Hambrecht & Quist LLC, one of the underwriters in this offering, is wholly owned by Hambrecht & Quist California. H&Q Vignette Investors, L.P. is a California limited partnership with two general partners. One of the general partners is a wholly owned subsidiary of Hambrecht & Quist California and the other is a limited liability company of which two of the three members are employees of Hambrecht & Quist LLC. In addition, approximately half of the limited partners of H&Q Vignette Investors, L.P. are employees of Hambrecht & Quist LLC or directors of Hambrecht & Quist Group, the parent corporation of Hambrecht & Quist California.

  In November 1998, we sold shares of our Series H Preferred Stock in a private placement. In this private placement, Morgan Stanley Dean Witter Equity Funding, Inc., or MSDW Equity Funding, purchased 91,856 shares of Series H Preferred Stock, which are convertible into 91,856 shares of common stock (subject to adjustment), for approximately $1,500,000. MSDW Equity Funding purchased these shares on the same terms as the other investors in the private placement. Morgan Stanley & Co. Incorporated, one of the underwriters in this offering, and MSDW Equity Funding are both wholly owned subsidiaries of Morgan Stanley Dean Witter & Co.

PRICING OF THE OFFERING

  Prior to this offering, there has been no public market for the shares of common stock. Consequently, the public offering price for the shares of common stock will be determined by negotiations between Vignette, the selling stockholders and the representatives of the underwriters. Among the factors to be considered in determining the public offering price will be our record of operations, our current financial position and future prospects, the experience of our management, sales, earnings and certain of our other financial and operating information in recent periods, the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours. The estimated public offering price range set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

  The validity of the common stock offered hereby will be passed on for us by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Austin, Texas. Certain legal matters in connection with the offering will be passed on for the underwriters by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

  Ernst & Young LLP, independent auditors, have audited our consolidated financial statements for the years ended December 31, 1996 and 1997, as set forth in their report, which is included in this prospectus. Our consolidated financial statements are included in this prospectus in reliance on their report, given on their authority as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information with respect to Vignette and the common stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this prospectus concerning the contents of any contract or any other document to which this prospectus refers are not necessarily complete; in each instance where a copy of such contract or document has been filed as an exhibit to the Registration Statement, reference is made to the copy of the contract or document that has been filed. Each such statement is qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

  We intend to provide our stockholders with annual reports containing consolidated financial statements audited by an independent public accounting firm and quarterly reports containing unaudited consolidated financial data for the first three quarters of each year.

  Our logo and certain titles and logos of our products mentioned in this prospectus are either (1) our trademarks or (2) trademarks that have been licensed to us. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

                              VIGNETTE CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Report of Ernst & Young LLP, Independent Auditors......................... F-2
Consolidated Balance Sheets............................................... F-3
Consolidated Statements of Operations..................................... F-4
Consolidated Statements of Changes in Redeemable Convertible Preferred
 Stock and Stockholders' Equity (Deficit)................................. F-5
Consolidated Statements of Cash Flows..................................... F-6
Notes to Consolidated Financial Statements................................ F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors and Stockholders
Vignette Corporation

  We have audited the accompanying consolidated balance sheets of Vignette Corporation and Subsidiary as of December 31, 1996 and 1997, the related consolidated statements of operations, changes in redeemable convertible preferred stock and stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vignette Corporation and Subsidiary at December 31, 1996 and 1997, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Austin, Texas
March 13, 1998

                              VIGNETTE CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                           PRO FORMA REDEEMABLE
                                                           CONVERTIBLE PREFERRED
                                                                 STOCK AND
                           DECEMBER 31,                   STOCKHOLDERS' EQUITY AT
                         -----------------  SEPTEMBER 30,   SEPTEMBER 30, 1998
                          1996      1997        1998             (NOTE 10)
                         -------  --------  ------------- -----------------------
                                             (UNAUDITED)          (UNAUDITED)
ASSETS
Current assets:
  Cash and cash
   equivalents.......... $ 1,863  $  6,865    $ 12,397
  Accounts receivable,
   net of allowance of
   $-0- in 1996, $37 in
   1997, and $151 in
   1998.................     --        650       4,983
  Note receivable from
   employee.............     --        --           89
  Prepaid expenses and
   other................      63       196         881
                         -------  --------    --------
    Total current
     assets.............   1,926     7,711      18,350
Property and equipment:
  Equipment.............      44        71          80
  Computers and
   purchased software...     258       834       1,823
  Furniture and
   fixtures.............      16        16          16
  Leasehold
   improvements.........     --         50         --
                         -------  --------    --------
                             318       971       1,919
  Accumulated
   depreciation.........     (41)     (227)       (964)
                         -------  --------    --------
                             277       744         955
  Other assets..........      26        44         142
                         -------  --------    --------
    Total assets........ $ 2,229  $  8,499    $ 19,447
                         =======  ========    ========
LIABILITIES AND STOCKHOLDERS'
 EQUITY (DEFICIT)
Current liabilities:
  Accounts payable...... $   215  $    433    $    879
  Accrued expenses......      86     1,785       6,280
  Deferred revenue......     --      1,163       4,835
  Current portion of
   capital lease
   obligation...........      21        23          13
  Current portion of
   long-term debt.......      21        24         674
  Other current
   liabilities..........     --         28         201
                         -------  --------    --------
    Total current
     liabilities........     343     3,456      12,882
Capital lease
 obligation, less
 current portion........      30         7         --
Long-term debt, less
 current portion........     168       826       2,013
                         -------  --------    --------
    Total liabilities...     541     4,289      14,895
Redeemable convertible
 preferred stock........   3,458    13,458      27,758           $    --
Stockholders' equity
 (deficit):
  Convertible preferred
   stock................      19        19          21                --
  Common stock--$.01 par
   value; 16,500,000
   shares authorized;
   1,715,220 shares in
   1996, 1,774,922
   shares in 1997,
   2,862,078 shares in
   1998; 10,960,950
   shares on a pro forma
   basis (net of
   treasury shares of
   71,860 in 1997 and
   77,820 in 1998 and on
   a pro forma basis)
   issued and
   outstanding..........      17        18          29                110
  Additional paid-in
   capital..............   1,820     1,818       4,707             32,405
  Notes receivable for
   purchase of common
   stock................     --        --         (182)              (182)
  Deferred stock
   compensation.........     --        --         (382)              (382)
  Accumulated deficit...  (3,626)  (11,103)    (27,399)           (27,399)
                         -------  --------    --------           --------
    Total stockholders'
     equity (deficit)...  (1,770)   (9,248)    (23,206)          $  4,552
                         -------  --------    --------           ========
    Total liabilities
     and stockholders'
     equity (deficit)... $ 2,229  $  8,499    $ 19,447
                         =======  ========    ========

                            See accompanying notes.

                              VIGNETTE CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         YEAR ENDED          NINE MONTHS
                                        DECEMBER 31,     ENDED SEPTEMBER 30,
                                       ----------------  ---------------------
                                        1996     1997      1997        1998
                                       -------  -------  ---------  ----------
                                                             (UNAUDITED)
Revenue:
  Product license..................... $   --   $ 1,943  $   1,179  $    5,152
  Services............................     --     1,081        537       4,359
                                       -------  -------  ---------  ----------
Total revenue.........................     --     3,024      1,716       9,511
Cost of revenue:
  Product license.....................     --        37         24         510
  Services............................     --     1,438        674       5,579
                                       -------  -------  ---------  ----------
Total cost of revenue.................     --     1,475        698       6,089
                                       -------  -------  ---------  ----------
Gross profit..........................     --     1,549      1,018       3,422
Operating expenses:
  Research and development............     892    2,895      1,906       4,840
  Sales and marketing.................     428    4,964      2,870       9,398
  General and administrative..........     503    1,333        718       3,451
  Write-off of acquired in-process
   research and development...........   1,865      --         --        2,089
  Amortization of deferred stock
   compensation.......................     --       --         --          142
                                       -------  -------  ---------  ----------
Total operating expenses..............   3,688    9,192      5,494      19,920
                                       -------  -------  ---------  ----------
Loss from operations..................  (3,688)  (7,643)    (4,476)    (16,498)
Other income (expenses):
  Interest income.....................      71      245        147         424
  Interest expense....................      (9)     (47)       (30)       (128)
  Other...............................     --       (29)       (29)        (92)
                                       -------  -------  ---------  ----------
                                            62      169         88         204
                                       -------  -------  ---------  ----------
Net loss.............................. $(3,626) $(7,474) $  (4,388) $  (16,294)
                                       =======  =======  =========  ==========
Basic net loss per share.............. $(11.33) $ (8.22) $   (4.79) $   (11.74)
                                       =======  =======  =========  ==========
Shares used in computing basic net
 loss per share.......................     320      909        917       1,388
Pro forma basic net loss per share....          $ (1.19)            $    (1.84)
                                                =======             ==========
Shares used in computing pro forma
 basic net loss per share.............            6,259                  8,861

                            See accompanying notes.

                              VIGNETTE CORPORATION

                CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE
         CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                   REDEEMABLE CONVER-
                  TIBLE PREFERRED STOCK
                  ---------------------
                   NUMBER OF
                    SHARES      VALUE
                  ---------------------
Stock options
 exercised......          --  $     --
Issuance of
 Series A stock.      400,000       400
Series A
 issuance costs.          --        --
Issuance of
 Series B stock.    1,853,182     3,058
Series B
 issuance costs.          --        --
Issuance of
 Series C stock.          --        --
Series C
 issuance costs.          --        --
Stock grants....          --        --
Net loss........          --        --
                  ----------- ---------
Balance at
 December 31,
 1996...........    2,253,182     3,458
Exercise of
 Series D
 warrant........          --        --
Issuance of
 Series E stock.    2,358,492    10,000
Series E
 issuance costs.          --        --
Stock options
 exercised......          --        --
Repurchase of
 unvested stock.          --        --
Compensation
 expense from
 stock options
 granted........          --        --
Net loss........          --        --
Foreign currency
 translation
 adjustment.....          --        --
                  ----------- ---------
Balance at
 December 31,
 1997...........    4,611,674    13,458
Issuance of
 Series F stock.    1,365,808    14,300
Series F
 issuance costs.          --        --
Issuance of
 Series G stock.          --        --
Series G
 issuance costs.          --        --
Stock options
 exercised......          --        --
Repurchase of
 unvested stock.          --        --
Deferred stock
 compensation
 related to
 stock options..          --        --
Amortization of
 deferred stock
 compensation...          --        --
Payments
 received on
 notes
 receivable for
 purchase of
 common stock...          --        --
Net loss........          --        --
Foreign currency
 translation
 adjustment,
 cumulative
 translation
 loss of $5 at
 September 30,
 1998...........          --        --
                  ----------- ---------
Balance at
 September 30,
 1998
 (unaudited)....    5,977,482   $27,758
                  =========== =========
Pro forma
 redeemable
 convertible
 preferred stock
 and
 stockholders'
 equity at
 September 30,
 1998 (Note 10)
 (unaudited)....          --  $      --
                  =========== =========

                                                    STOCKHOLDERS' EQUITY (DEFICIT)
                  ---------------------------------------------------------------------------------------------------
                    CONVERTIBLE                                   NOTES
                  PREFERRED STOCK   COMMON STOCK                RECEIVABLE
                  --------------- ----------------- ADDITIONAL FOR PURCHASE   DEFERRED                    TOTAL
                  NUMBER OF       NUMBER OF           PAID-     OF COMMON      STOCK     ACCUMULATED  STOCKHOLDERS'
                   SHARES   VALUE   SHARES    VALUE IN CAPITAL    STOCK     COMPENSATION   DEFICIT   EQUITY (DEFICIT)
                  --------- ----- ----------- ----- ---------- ------------ ------------ ----------- ----------------
Stock options
 exercised......        --  $ --   1,715,120  $ 17   $    19      $ --         $ --       $    --        $     36
Issuance of
 Series A stock.        --    --         --    --        --         --           --            --             --
Series A
 issuance costs.        --    --         --    --        (18)       --           --            --             (18)
Issuance of
 Series B stock.        --    --         --    --        --         --           --            --             --
Series B
 issuance costs.        --    --         --    --         (2)       --           --            --              (2)
Issuance of
 Series C stock.  1,865,000    19        --    --      1,846        --           --            --           1,865
Series C
 issuance costs.        --    --         --    --        (25)       --           --            --             (25)
Stock grants....        --    --         100   --        --         --           --            --             --
Net loss........        --    --         --    --        --         --           --         (3,626)        (3,626)
                  --------- ----- ----------- ----- ---------- ------------ ------------ ----------- ----------------
Balance at
 December 31,
 1996...........  1,865,000    19  1,715,220    17     1,820        --           --         (3,626)        (1,770)
Exercise of
 Series D
 warrant........     65,368   --         --    --        107        --           --            --             107
Issuance of
 Series E stock.        --    --         --    --        --         --           --            --             --
Series E
 issuance costs.        --    --         --    --       (126)       --           --            --            (126)
Stock options
 exercised......        --    --     131,562     1        23        --           --            --              24
Repurchase of
 unvested stock.        --    --     (71,860)  --        (11)       --           --            --             (11)
Compensation
 expense from
 stock options
 granted........        --    --         --    --          5        --           --            --               5
Net loss........        --    --         --    --        --         --           --         (7,474)        (7,474)
Foreign currency
 translation
 adjustment.....        --    --         --    --        --         --           --             (3)            (3)
                  --------- ----- ----------- ----- ---------- ------------ ------------ ----------- ----------------
Balance at
 December 31,
 1997...........  1,930,368    19  1,774,922    18     1,818        --           --        (11,103)        (9,248)
Issuance of
 Series F stock.        --    --         --    --        --         --           --            --             --
Series F
 issuance costs.        --    --         --    --        (54)       --           --            --             (54)
Issuance of
 Series G stock.    191,022     2        --    --      1,998        --           --            --           2,000
Series G
 issuance costs.        --    --         --    --        (14)       --           --            --             (14)
Stock options
 exercised......        --    --   1,093,116    11       436       (192)         --            --             255
Repurchase of
 unvested stock.        --    --      (5,960)  --         (1)       --           --            --              (1)
Deferred stock
 compensation
 related to
 stock options..        --    --         --    --        524        --          (524)          --             --
Amortization of
 deferred stock
 compensation...        --    --         --    --        --         --           142           --             142
Payments
 received on
 notes
 receivable for
 purchase of
 common stock...        --    --         --    --        --          10          --            --              10
Net loss........        --    --         --    --        --         --           --        (16,294)       (16,294)
Foreign currency
 translation
 adjustment,
 cumulative
 translation
 loss of $5 at
 September 30,
 1998...........        --    --         --    --        --         --           --             (2)            (2)
                  --------- ----- ----------- ----- ---------- ------------ ------------ ----------- ----------------
Balance at
 September 30,
 1998
 (unaudited)....  2,121,390 $  21  2,862,078  $ 29   $ 4,707      $(182)       $(382)     $(27,399)      $(23,206)
                  ========= ===== =========== ===== ========== ============ ============ =========== ================
Pro forma
 redeemable
 convertible
 preferred stock
 and
 stockholders'
 equity at
 September 30,
 1998 (Note 10)
 (unaudited)....        --  $ --  10,960,950  $110   $32,405      $(182)       $(382)     $(27,399)      $  4,552
                  ========= ===== =========== ===== ========== ============ ============ =========== ================

                            See accompanying notes.

                              VIGNETTE CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                NINE MONTHS
                                              YEAR ENDED           ENDED
                                             DECEMBER 31,      SEPTEMBER 30,
                                            ----------------  -----------------
                                             1996     1997     1997      1998
                                            -------  -------  -------  --------
                                                                (UNAUDITED)
OPERATING ACTIVITIES
Net loss..................................  $(3,626) $(7,474) $(4,388) $(16,294)
Adjustment to reconcile net loss to cash
 used in operating activities:
  Depreciation............................       41      198      122       737
  Noncash compensation expense............      --         5      --        142
  Acquired in-process research and
   development............................    1,865      --       --      2,000
  Loss on disposal of fixed assets........      --        29       29       101
  Changes in operating assets and
   liabilities:
    Accounts receivable, net..............      --      (650)    (735)   (4,333)
    Note receivable from employee.........      --       --       --        (89)
    Prepaid expenses and other assets.....      (88)    (151)     (22)     (783)
    Accounts payable......................      215      218       (6)      446
    Accrued expenses......................       86    1,700      852     4,495
    Deferred revenue......................      --     1,163    1,147     3,672
    Other liabilities.....................      --        28      --        173
                                            -------  -------  -------  --------
      Net cash used in operating
       activities.........................   (1,507)  (4,934)  (3,001)   (9,733)
INVESTING ACTIVITIES
Purchase of property and equipment........     (318)    (694)    (539)   (1,049)
                                            -------  -------  -------  --------
      Net cash used in investing
       activities.........................     (318)    (694)    (539)   (1,049)
FINANCING ACTIVITIES
Proceeds from long-term debt and capital
 lease obligation.........................      279      701      299     1,837
Payments on long-term debt and capital
 lease obligation.........................      (40)     (62)     (30)      (17)
Proceeds from issuance of Series A
 Convertible Preferred Stock, net.........      382      --       --        --
Proceeds from issuance of Series B
 Convertible Preferred Stock, net.........    3,056      --       --        --
Series C Convertible Preferred Stock
 issuance costs...........................      (25)     --       --        --
Proceeds from exercise of Series D
 Convertible Preferred Stock warrant......      --       107      107       --
Proceeds from issuance of Series E
 Convertible Preferred Stock, net.........      --     9,874    9,874       --
Proceeds from issuance of Series F
 Convertible Preferred Stock, net.........      --       --       --     14,246
Series G Convertible Preferred Stock
 issuance cost............................      --       --       --        (14)
Proceeds from issuance of common stock....       16       24       19       265
Payments for repurchase of unvested common
 stock....................................      --       (11)     --         (1)
                                            -------  -------  -------  --------
      Net cash provided by financing
       activities.........................    3,668   10,633   10,269    16,316
Effect of exchange rate changes on cash
 and cash equivalents.....................      --        (3)     --         (2)
                                            -------  -------  -------  --------
Net increase in cash and cash equivalents.    1,843    5,002    6,729     5,532
Cash and cash equivalents at beginning of
 year or period...........................       20    1,863    1,863     6,865
                                            -------  -------  -------  --------
Cash and cash equivalents at end of year
 or period................................  $ 1,863  $ 6,865  $ 8,592  $ 12,397
                                            =======  =======  =======  ========
Supplemental disclosure of cash flow
 information:
  Interest paid...........................  $     7  $    48  $    29  $    128
                                            =======  =======  =======  ========
Noncash activities:
  Convertible preferred stock issued to
   acquire in-process research and
   development............................  $ 1,865  $   --   $   --   $  2,000
                                            =======  =======  =======  ========

                            See accompanying notes.

                             VIGNETTE CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              SEPTEMBER 30, 1998
                 (INFORMATION WITH RESPECT TO THE NINE MONTHS
                ENDED SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

1. BUSINESS

  Vignette Corporation, or "the Company" is a global provider of Internet Relationship Management software products and services, a new category of enterprise solutions designed to enable businesses to build sustainable online customer relationships, increase returns on their Internet-related investments and capitalize on Internet business opportunities. The consolidated financial statements include the accounts of the Company and its wholly-owned foreign subsidiary. All material intercompany accounts and transactions have been eliminated in consolidation.

  The Company was incorporated in Delaware on December 19, 1995. Operations for the period from December 19, 1995 to December 31, 1995 were not significant.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Interim Financial Information

  The financial information for the nine months ended September 30, 1997 and 1998 is unaudited but includes all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial position, operating results and cash flows for the period. Results for the nine months ended September 30, 1998 are not necessarily indicative of the results for the entire year.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates, and such differences could be material to the financial statements.

 Revenue Recognition

  Revenue from license fees and from sales of software products is recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, no significant Company obligations with regard to implementation remain, the fee is fixed or determinable and collectibility is probable.

  Services revenue is primarily comprised of revenue from consulting fees, maintenance agreements and training. Services revenue from consulting and training billed on a time and materials basis is recognized as performed. Services revenue on fixed price service arrangements is recognized upon completion of specific contractual milestone events, or based on an estimated percentage of completion as work progresses. Maintenance agreements include the right to unspecified upgrades on an if-and-when available basis. Maintenance revenue is deferred and recognized on a straight-line basis as services revenue over the life of the related agreement, which is typically one year.

  Customer advances and billed amounts due from customers in excess of revenue recognized are recorded as deferred revenue.

  The Company adopted Statement of Position 97-2, Software Revenue Recognition, or SOP 97-2, and Statement of Position 98-4, Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition, or SOP 98-4, as of January 1, 1998. SOP 97-2 and SOP 98-4 provide guidance for recognizing revenue on software transactions and supersede SOP 91-1. The adoption of SOP 97-2 and SOP 98-4 did not have a material impact on the Company's financial results. However, full implementation guidelines for this standard have not yet been issued. Once available, our current revenue accounting practices may need to change and such changes could affect our future revenues and earnings.

                             VIGNETTE CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Cash Equivalents

  Cash equivalents consist primarily of cash deposits and investments with original maturities of ninety days or less when purchased.

 Property and Equipment

  Property and equipment are carried at cost less accumulated depreciation. Depreciation of property and equipment is computed using the straight-line method over the useful lives of the assets (generally 1.5 to 3 years). Amortization of assets recorded under capital leases is computed using the straight-line method over the shorter of the asset's useful life or the term of the lease and such amortization is included with depreciation expense.

 Research and Development

  Research and development expenditures are expensed to operations as incurred. Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been insignificant. Through September 30, 1998, all software development costs have been expensed.

 Advertising Costs

  The Company expenses advertising costs as incurred. These expenses were approximately $1,000 and $158,000 for the years ended December 31, 1996 and 1997, respectively, and $-0- and $50,000 for the nine months ended September 30, 1997 and 1998, respectively.

 Income Taxes

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. This Statement prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

 Foreign Currency Transactions

  For the Company's foreign subsidiary, the functional currency has been determined to be the local currency, and therefore, assets and liabilities are translated at year end or period end exchange rates, and income statement items are translated at average exchange rates prevailing during the year or period. Such translation adjustments are recorded in aggregate as a component of stockholders' equity. Gains and losses from foreign currency denominated transactions are included in other income (expense) and are not material. No foreign operations existed for the year ended December 31, 1996 or for nine months ended September 30, 1997.

 Stock-Based Compensation

  FASB Statement No. 123, Accounting for Stock-Based Compensation, (SFAS 123) prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options. As allowed by SFAS 123, the Company has elected to continue to account for its employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25).

 Concentration of Credit Risk

  Financial instruments which potentially subject the Company to concentrations of credit risk consist of short-term investments and trade receivables. The Company's short-term investments, which are included in cash

                             VIGNETTE CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

and cash equivalents for reporting purposes, are placed with high credit quality financial institutions and issuers. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. The following table summarizes the changes in allowance for doubtful accounts for trade receivables (in thousands):

     Balance at January 1, 1996......................................... $  --
     Additions charged to costs and expenses............................    --
     Write-off of uncollectible accounts................................    --
                                                                         ------
     Balance at December 31, 1996.......................................    --
     Additions charged to costs and expenses............................     92
     Write-off of uncollectible accounts................................    (55)
                                                                         ------
     Balance at December 31, 1997.......................................     37
     Additions charged to costs and expenses............................    117
     Write-off of uncollectible accounts................................     (3)
                                                                         ------
     Balance at September 30, 1998 (unaudited).......................... $  151
                                                                         ======

  Customers A and B accounted for 13% and 11%, respectively, of the Company's total revenue for the year ended December 31, 1997. No customers accounted for more than 10% of the Company's total revenue during the nine months ended September 30, 1998.

 Net Loss Per Share

  The Company follows the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS 128). Basic net loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per share has not been presented as the effect of the assumed exercise of stock options, warrants and contingently issued shares is antidilutive due to the Company's net loss.

  The Company's historical capital structure is not indicative of its prospective structure due to the automatic conversion of all shares of convertible preferred stock and redeemable convertible preferred stock into common stock concurrent with the closing of the Company's anticipated initial public offering. Accordingly, a pro forma calculation assuming the conversion of all outstanding shares as of September 30, 1998 of convertible preferred stock and redeemable convertible preferred stock into common stock upon the Company's initial public offering using the if-converted method from their respective dates of issuance is presented.

  The following table presents the calculation of basic and pro forma basic net loss per share (in thousands, except per share data):

                                           YEAR ENDED      NINE MONTHS ENDED
                                          DECEMBER 31,       SEPTEMBER 30,
                                         ----------------  -------------------
                                          1996     1997      1997      1998
                                         -------  -------  --------  ---------
Net loss................................ $(3,626) $(7,474) $ (4,388) $ (16,294)
                                         =======  =======  ========  =========
Basic:
 Weighted-average shares of common stock
  outstanding...........................   1,658    1,766     1,777      2,372
 Weighted-average shares of common stock
  subject to repurchase.................  (1,338)    (857)     (860)      (984)
                                         -------  -------  --------  ---------
 Shares used in computing basic net loss
  per share.............................     320      909       917      1,388
                                         =======  =======  ========  =========
 Basic net loss per share............... $(11.33) $ (8.22) $  (4.79) $  (11.74)
                                         =======  =======  ========  =========
Pro forma:
 Shares used above......................              909                1,388
 Pro forma adjustment to reflect
  weighted effect of assumed conversion
  of convertible preferred stock........            5,350                7,473
                                                  -------            ---------
 Shares used in computing pro forma
  basic net loss per share..............            6,259                8,861
                                                  =======            =========
 Pro forma basic net loss per share.....          $ (1.19)           $   (1.84)
                                                  =======            =========

                             VIGNETTE CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Comprehensive Loss

  Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standard No. 130, Reporting Comprehensive Income. SFAS 130 requires disclosure of total non-stockholder changes in equity in interim periods and additional disclosures of the components of non-stockholder changes in equity on an annual basis. Total comprehensive loss was as follows (in thousands):

                                                                   NINE
                                             YEAR ENDED        MONTHS ENDED
                                            DECEMBER 31,      SEPTEMBER 30,
                                           ----------------  -----------------
                                            1996     1997     1997      1998
                                           -------  -------  -------  --------
                                                               (UNAUDITED)
   Net loss............................... $(3,626) $(7,474) $(4,388) $(16,294)
   Foreign currency translation loss......     --        (3)     --         (2)
                                           -------  -------  -------  --------
   Comprehensive loss..................... $(3,626) $(7,477) $(4,388) $(16,296)
                                           =======  =======  =======  ========

 Segments

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS 131). SFAS 131 is effective for the year ending December 31, 1998. The Company expects that implementation of this standard will not have a material effect on its financial disclosures.

 Financial Presentation

  Certain reclassifications have been made to prior periods' financial statements to conform to the December 31, 1997 presentation.

3. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

 Summary of Preferred Stock

  As of September 30, 1998, there were 8,500,000 shares authorized to be designated as preferred stock. The seven classes of preferred stock designated as of September 30, 1998 are as follows (258,996 shares remain undesignated):

                                                 SHARES ISSUED CONSIDERATION PER
                                        SHARES        AND      SHARE RECEIVED ON
                            PAR VALUE DESIGNATED  OUTSTANDING      ISSUANCE
                            --------- ---------- ------------- -----------------
   Redeemable convertible
    preferred stock:
     Series A..............   $.01      407,500      400,000   $ 1.00 cash
     Series B..............   $.01    1,853,182    1,853,182     1.65 cash
     Series E..............   $.01    2,358,492    2,358,492     4.24 cash
     Series F..............   $.01    1,365,808    1,365,808    10.47 cash
                                      ---------    ---------
                                      5,984,982    5,977,482
                                      =========    =========
   Convertible preferred
    stock:
     Series C..............   $.01    1,865,000    1,865,000   $ 1.00 technology
     Series D..............   $.01      200,000       65,368     1.65 cash
     Series G..............   $.01      191,022      191,022    10.47 technology
                                      ---------    ---------
                                      2,256,022    2,121,390
                                      =========    =========

                             VIGNETTE CORPORATION

3. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (CONTINUED)

  Each holder of Series A, B, E and F Preferred Stock may elect to require the Company to redeem on or after the dates specified below, and in the amounts specified below, any such shares which were purchased by the stockholder, net of any shares previously redeemed, plus any accrued and unpaid dividends:

                                      PERCENTAGE OF SHARES
                                       ACQUIRED WHICH MAY              REDEMPTION
     MANDATORY REDEMPTION DATE            BE REDEEMED                    AMOUNT
     -------------------------        --------------------           --------------
                                                                     (IN THOUSANDS)
          April 22, 2005                       50%                      $13,879
          April 22, 2006                       75%                       20,819
          April 22, 2007                      100%                       27,758

  The Company's preferred stock has the following characteristics at September 30, 1998:

DESCRIPTION  DIVIDEND FEATURES LIQUIDATION PREFERENCE CONVERSION FEATURES REDEMPTION FEATURES
-----------  ----------------- ---------------------- ------------------- -------------------
Series A     Cumulative at an  $1.00 per              One for one subject $1.00 per share
             annual rate of    share plus             to certain          plus accrued and
             $.06 per share    accrued and            antidilution        unpaid dividends
             beginning         unpaid                 adjustments, as
             January 1, 1999   dividends (1)          defined
             payable upon
             liquidation or
             conversion
Series B     Cumulative at an  $1.65 per              One for one subject $1.65 per share
             annual rate of    share plus             to certain          plus accrued and
             $.10 per share    accrued and            antidilution        unpaid dividends
             beginning         unpaid                 adjustments, as
             January 1, 1999   dividends (1)          defined
             payable upon
             liquidation or
             conversion
Series C     Cumulative at an  $1.00 per              One for one subject None
             annual rate of    share plus             to certain
             $.06 per share    accrued and            antidilution
             beginning         unpaid                 adjustments, as
             January 1, 1999   dividends (1)          defined
             payable upon
             liquidation or
             conversion
Series D     Non-cumulative    $1.65 per              One for one subject None
             at the same rate  share plus             to certain
             as dividends      accrued and            antidilution
             paid on common    unpaid                 adjustments, as
             stock payable     dividends              defined
             upon liquidation
             or conversion
Series E     Cumulative at an  $4.24 per              One for one subject $4.24 per share
             annual rate of    share plus             to certain          plus accrued and
             $.254 per share   accrued and            antidilution        unpaid dividends
             beginning June    unpaid                 adjustments, as
             6, 2000 payable   dividends (1)          defined
             upon liquidation
             or conversion
Series F     Cumulative at an  $10.47 per             One for one subject $10.47 per share
             annual rate of    share plus             to certain          plus accrued and
             $.628 per share   accrued and            antidilution        unpaid dividends
             beginning April   unpaid                 adjustments, as
             22, 2001 payable  dividends (1)          defined
             upon liquidation
             or conversion
Series G     Same as Series D  $10.47 per             One for one subject None
                               share plus             to certain
                               accrued and            antidilution
                               unpaid                 adjustments, as
                               dividends              defined

--------
(1) In addition to the liquidation preference amount shown, the preferred stockholder also participates on a pro rata basis with common stockholders in the liquidation of additional proceeds, if any, as specified by the preferred stock agreement.

                             VIGNETTE CORPORATION

3. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (CONTINUED)

 Voting Rights

  Each share of common stock has one voting right. Each series of redeemable convertible preferred stock and convertible preferred stock have voting rights equal to the number of common shares into which all shares of a particular series of preferred stock could then be converted.

 Stock Option/Stock Issuance Plan

  The Company has a 1995 Stock Option/Stock Issuance Plan (the "Plan") whereby employees, members of the Board of Directors, and independent advisors may be granted options to purchase shares of the Company's common stock or may be issued shares of the Company's common stock directly. Options are immediately exercisable subject to a repurchase agreement. The stock options and the related exercised stock will generally vest over a four year cumulative period. The term of each option is no more than ten years from the date of grant. Options authorized under the Plan were 5,061,000 at September 30, 1998. Stock issuances may be for purchase or as a bonus for services rendered to the Company.

  Upon certain events, the Company has repurchase rights for unvested shares equal to the original exercise price. The Company also has the right of first refusal for any proposed disposition of shares issued under the Plan.

  In 1998, the Company recorded total deferred stock compensation of $524,000 in connection with stock options granted during the nine months ended September 30, 1998. Such amount is being amortized over the vesting periods of the applicable options, resulting in amortization of $142,000 for the nine months ended September 30, 1998. These amounts represent the difference between the exercise price of 1,693,544 of stock options grants and the deemed fair value of the Company's common stock at the time of such grants which ranged from $.42 to $2.09 per share and $.55 to $2.25 per share, respectively.

  A summary of the Company's stock option activity and related information through September 30, 1998 follows:

                                                      RANGE OF      WEIGHTED-
                                        NUMBER OF     EXERCISE       AVERAGE
                                          SHARES       PRICES     EXERCISE PRICE
                                        ----------  ------------- --------------
   Options outstanding--January 1,
    1996..............................         --      $      --      $ --
     Granted..........................   2,002,599   .0125 -  .17       .04
     Exercised........................  (1,715,120)  .0125 -  .17       .02
     Canceled.........................         --             --        --
                                        ----------
   Options outstanding--December 31,
    1996..............................     287,479     .10 -  .17       .16
     Granted..........................   1,268,352     .17 -  .42       .32
     Exercised........................    (131,562)    .17 -  .42       .18
     Canceled.........................    (318,020)    .17 -  .42       .20
                                        ----------
   Options outstanding--December 31,
    1997..............................   1,106,249     .10 -  .42       .33
     Granted..........................   2,106,206    .42 - 12.50      3.18
     Exercised........................  (1,093,116)   .17 - 12.50       .42
     Canceled.........................    (156,945)   .17 -  2.09       .40
                                        ----------
   Options outstanding, September 30,
    1998 (unaudited)..................   1,962,394    .10 - 12.50      3.38
                                        ==========
   Options available for grant at
    December 31, 1997.................   2,323,688
                                        ==========
   Options available for grant at Sep-
    tember 30, 1998 (unaudited).......     158,708
                                        ==========

                             VIGNETTE CORPORATION

3. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (CONTINUED)

  The following is a summary of options outstanding and exercisable as of December 31, 1997:

                                   NUMBER OF OPTIONS           WEIGHTED-AVERAGE
                              OUTSTANDING AND EXERCISABLE REMAINING CONTRACTUAL LIFE WEIGHTED-AVERAGE
   RANGE OF EXERCISE PRICES      AT DECEMBER 31, 1997             (IN YEARS)          EXERCISE PRICE
   ------------------------   --------------------------- -------------------------- ----------------
             $.10
              to
             $.24                        431,461                     6.8                   $.20
            $ .42                        674,788                     7.6                   $.42
                                       ---------
                                       1,106,249
                                       =========

  A total of 872,900 shares were unvested at December 31, 1997 and may be repurchased by the Company should vesting requirements not be fulfilled.

  Pro forma information regarding net loss is required by Statement No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a minimum value option pricing model with the following assumptions:

                                                     YEAR ENDED     NINE MONTHS
                                                    DECEMBER 31,       ENDED
                                                   --------------- SEPTEMBER 30,
                                                    1996    1997       1998
                                                   ------- ------- -------------
                                                                    (UNAUDITED)
   Risk-free interest rate.......................       6%      6%         6%
   Weighted-average expected life of the options.  4 years 4 years    4 years
   Dividend rate.................................       0%      0%         0%
   Assumed volatility............................       0%      0%         0%
   Weighted average fair value of options
    granted:
     Exercise price equal to fair value of stock
      on date of grant...........................     $.01    $.03       $.04
     Exercise price less than fair value of stock
      on date of grant...........................      --      --        $.66

  For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands, except per share data):

                                          YEAR ENDED      NINE MONTHS ENDED
                                         DECEMBER 31,       SEPTEMBER 30,
                                        ----------------  -------------------
                                         1996     1997      1997      1998
                                        -------  -------  --------  ---------
                                                             (UNAUDITED)
   Pro forma stock-based compensation
    expense............................ $     1  $    11  $      8  $      51
   Pro forma net loss.................. $(3,627) $(7,485) $ (4,396) $ (16,345)
   Pro forma basic net loss per share..     --   $ (1.20)      --   $   (1.84)

 Warrants

  In connection with the issuance of Series A Redeemable Convertible Preferred Stock in February 1996, the Company also issued a warrant to purchase 7,500 shares of Series A Redeemable Convertible Preferred Stock at $1.00 per share to a corporation. The warrant is exercisable at any time before the later to occur of March 2006 or five years after a Qualified Public Offering, as that term is defined.

  A warrant to purchase 65,368 shares of Series D Convertible Preferred Stock was granted to a Board member at $1.65 per share during 1996. The warrant was exercised in 1997.

  No amount was allocated to the value of the warrants and no compensation expense was recorded by the Company as such amounts were not significant.

 Reserved Shares of Common Stock

  At September 30, 1998, the Company had reserved 8,106,372 shares of its common stock for issuance upon conversion of its various series of preferred stock and exercise of its warrants. At September 30, 1998, another 2,126,302 shares of common stock were reserved for issuance under the Company's 1995 Stock Option/Stock Issuance Plan.

                             VIGNETTE CORPORATION

4. LONG-TERM DEBT

  Long-term debt consisted of the following (in thousands):

                                                DECEMBER 31,
                                                --------------  SEPTEMBER 30,
                                                1996    1997        1998
                                                ------ -------  -------------
                                                                 (UNAUDITED)
   Bank line of credit of $3,000--outstanding
    principal balance payable in thirty-six
    equal monthly installments beginning
    December 1998. Line bears interest at prime
    + .75% and is due monthly. ................ $ 189    $ --      $1,500
   Bank line of credit of $2,000--outstanding
    principal balance payable monthly in
    thirty-six equal installments beginning
    December 1998. Line bears interest at prime
    + .75% and is due monthly. ................   --       850      1,187
                                                -----  -------     ------
                                                  189      850      2,687
   Less current portion........................   (21)     (24)      (674)
                                                -----  -------     ------
   Long-term portion........................... $ 168  $   826     $2,013
                                                =====  =======     ======
   Available for future borrowings.............         $2,150     $2,313
                                                       =======     ======

  The borrowings under the lines of credit are collateralized by all tangible and intangible property of the Company.

  The aggregate maturities of long-term debt at December 31, 1997 are as follows (in thousands):

            1998.................................... $ 24
            1999....................................  283
            2000....................................  283
            2001....................................  260
                                                     ----
                                                     $850
                                                     ====

5. LEASE COMMITMENTS

  The Company has financed the acquisition of certain computers and equipment through sale-leaseback transactions which are accounted for as financings. Included in property and equipment at December 31, 1996 and 1997 and at September 30, 1998 are the following assets held under capital leases (in thousands):

                                                   DECEMBER 31,
                                                   --------------  SEPTEMBER 30,
                                                    1996    1997       1998
                                                   ------  ------  -------------
                                                                    (UNAUDITED)
   Property and equipment......................... $   65  $   65      $  65
   Less accumulated depreciation..................    (10)    (31)       (65)
                                                   ------  ------      -----
                                                   $   55  $   34      $ --
                                                   ======  ======      =====

  Future minimum lease payments for assets under capital leases at December 31, 1997 are as follows (in thousands):

     1998.................................................................. $25
     1999..................................................................   8
                                                                            ---
     Total minimum lease payments..........................................  33
     Less amount representing interest.....................................  (3)
                                                                            ---
     Present value of net minimum lease payments...........................  30
     Less current maturities...............................................  23
                                                                            ---
     Long-term obligation.................................................. $ 7
                                                                            ===

                             VIGNETTE CORPORATION

5. LEASE COMMITMENTS (CONTINUED)

  The Company leases its office facilities and office equipment under various operating lease agreements. Future minimum payments as of December 31, 1997 (which includes commitments for new space for corporate headquarters which is expected to be occupied in December 1998), under these leases, are as follows (in thousands):

            1998.................................. $1,467
            1999..................................  1,781
            2000..................................  1,588
            2001..................................  1,120
            2002..................................  1,171
            Thereafter............................    976
                                                   ------
                                                   $8,103
                                                   ======

  Rent expense for the years ended December 31, 1996 and 1997 and for the nine months ended September 30, 1998 was $95,000, $263,000 and $931,000, respectively.

6. INCOME TAXES

  As of December 31, 1997, the Company had net operating loss and research and development credit carryforwards of approximately $9,770,000 and $92,000, respectively. The net operating loss and credit carryforwards will expire at various dates, beginning in 2011, if not utilized.

  The Tax Reform Act of 1986 imposes substantial restrictions on the utilization of net operating losses and tax credits in the event of an "ownership change" of a corporation. The Company's utilization of the net operating losses will be subject to a substantial annual limitation due to an "ownership change" resulting from the sales of private equity securities. The annual limitation may result in the expiration of net operating losses before utilization.

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred taxes as of December 31, 1996 and 1997 and as of September 30, 1998 are as follows (in thousands):

                                                 DECEMBER 31,
                                                ----------------  SEPTEMBER 30,
                                                 1996     1997        1998
                                                -------  -------  -------------
                                                                   (UNAUDITED)
   Deferred tax liabilities:
     Depreciable assets........................ $    (4) $   (19)    $   --
     Other.....................................     --        (9)        (22)
                                                -------  -------     -------
                                                     (4)     (28)        (22)
   Deferred tax assets:
     Depreciable assets........................     --       --          128
     Tax carryforwards.........................     724    3,704       8,775
     Software development costs................     614      383         211
     Accrued liabilities and other.............      12       92         384
                                                -------  -------     -------
                                                  1,350    4,179       9,498
                                                -------  -------     -------
   Net deferred tax assets.....................   1,346    4,151       9,476
   Valuation allowance for net deferred tax
    assets.....................................  (1,346)  (4,151)     (9,476)
                                                -------  -------     -------
   Net deferred taxes.......................... $   --   $   --      $   --
                                                =======  =======     =======

                             VIGNETTE CORPORATION

6. INCOME TAXES (CONTINUED)

  The Company has established a valuation allowance equal to the net deferred tax asset due to uncertainties regarding the realization of deferred tax assets based on the Company's lack of earnings history. The valuation allowance increased by approximately $2,805,000 during the year ended December 31, 1997 and $5,325,000 during the nine months ended September 30, 1998.

  Undistributed earnings of the Company's foreign subsidiary were immaterial as of December 31, 1997. Those earnings are considered to be permanently reinvested and, accordingly, no provision for U.S. federal and/or state income taxes has been provided thereon.

  The Company's provision for income taxes differs from the expected tax benefit amount computed by applying the statutory federal income tax rate of 34% to income before income taxes as a result of the following:

                                             YEAR ENDED
                                            DECEMBER 31,
                                            ---------------   NINE MONTHS ENDED
                                             1996     1997    SEPTEMBER 30, 1998
                                            ------   ------   ------------------
                                                                 (UNAUDITED)
   Federal statutory rate..................  (34.0)%  (34.0)%       (34.0)%
   State taxes, net of federal benefit.....   (3.0)    (3.0)         (2.5)
   In-process research and development.....    --       --            4.4
   Change in valuation allowance...........   37.0     37.0          32.6
   Other...................................    --       --            (.5)
                                            ------   ------         -----
                                                 0 %      0 %           0 %
                                            ======   ======         =====

7. ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT

  During May 1998, the Company acquired from RandomNoise, Inc. certain in-process research and development effort, a developed product and an insignificant amount of equipment in exchange for $100,000 in cash and 191,022 shares of the Company's Series G Convertible Preferred Stock valued at $10.47 share or $2,000,000. Substantially all of the $2,100,000 purchase price was allocated to the acquired in-process research and development efforts based upon the following: (i) the Company assigned no value to the developed product as the Company does not intend to sell, support or enhance such product and the Company believes it has no alternative future use; (ii) the $10.47 per share ascribed to the Company's Series G Convertible Preferred Stock was based on the value per share received from the issuance of Series F Redeemable Convertible Preferred Stock, which occurred in April 1998; and (iii) the allocation of the entire $2,100,000 purchase price was determined to be reasonable based on the Company's estimate of costs it would incur if it had performed this effort internally. The in-process research and development effort relates to the development of visual development tool technology using graphical user interface ("GUI") technology not possessed by the Company and at the time of purchase the results of the in-process research and development effort had not progressed to a stage where they met technological feasibility. At the time of the transaction, the Company estimated that an additional 90 person months or $1,000,000 in costs would be required to complete the beta version of the new GUI-based technology tool, which is expected to be released in February 1999. The additional person months were required to add certain key elements, including: the ability to integrate with database oriented dynamic publishing systems; database interfacing capabilities; enhanced and consistent application performance; memory requirements consistent with those of the Company's other product; multiple Internet browser recognition capabilities; standardized documentation; and automated testing capabilities. As this was the Company's first attempt to develop GUI-based technology, at the time of the transaction there existed a significant amount of uncertainty as to the Company's ability to complete the development of a new product within a timeframe acceptable to the market and ahead of competitors. Additionally, the amount of development required to enable the acquired in-process research and development to be compatible with the Company's primary product was significant, which

                             VIGNETTE CORPORATION
increased the uncertainty surrounding its successful development. If the Company is not successful in completing the development within the contemplated timeframe, the Company believes that although sales of its primary product to certain customers may be delayed, it will not have a significant adverse effect on the Company's results from operations.

  The Company has incurred approximately 40 person months or $800,000 in costs related to development of the acquired in-process research and development and estimates that approximately 25 person months or $250,000 in costs will be required to complete the development. The Company currently anticipates releasing the completed product in the first quarter of 1999.

  During July 1996, the Company acquired from CNET, certain software and related intellectual property rights for 1,865,000 shares of the Company's Series C Convertible Preferred Stock valued at $1,865,000. At the time the software technology was acquired, a significant amount of uncertainty surrounded the successful development of the product as the Company was still in its formation stage and was unproven in its ability to successfully develop and market any software product. Also, a significant amount of technical risk existed, as the viability of the intended product would be jeopardized if the Company were not successful in programming a user interface, programming an installation and configuration capability, porting the software to operate on more recent versions or additional platforms such as Netscape browser, Sybase, Oracle and Informix software, and adding quality assurance test suites. These key elements were subsequently developed by the Company and led to a beta product released in December 1996. All of the $1,865,000 purchase price was allocated to acquired in-process research and development efforts.

8. EMPLOYEE 401(K) PLAN

  In 1997, the Company established a voluntary defined contribution retirement plan (the "401(k) Plan") qualifying under Section 401(k) of the Internal Revenue Code of 1986. The Company made no contributions in the year ended December 31, 1997 or in the nine months ended September 30, 1998.

                             VIGNETTE CORPORATION

9. SEGMENTS OF BUSINESS AND GEOGRAPHIC AREA INFORMATION

  The Company considers its business activities to constitute a single segment.

  A summary of the Company's operations by geographic area follows (in thousands):

                                          YEAR ENDED          NINE MONTHS
                                         DECEMBER 31,     ENDED SEPTEMBER 30,
                                        ----------------  ---------------------
                                         1996     1997      1997        1998
                                        -------  -------  ---------  ----------
                                                              (UNAUDITED)
   Revenue:
     United States
       Domestic........................ $   --   $ 2,948  $   1,716  $    7,753
       Other...........................     --        76        --          301
                                        -------  -------  ---------  ----------
         Total United States...........     --     3,024      1,716       8,054
     Europe............................     --       --         --        1,457
                                        -------  -------  ---------  ----------
         Total revenue................. $   --   $ 3,024  $   1,716  $    9,511
                                        =======  =======  =========  ==========
   Net loss:
     United States..................... $(3,626) $(7,447) $  (4,388) $  (16,085)
     Europe............................     --       (27)       --         (209)
                                        -------  -------  ---------  ----------
         Total......................... $(3,626) $(7,474) $  (4,388) $  (16,294)
                                        =======  =======  =========  ==========
   Identifiable assets:
     United States..................... $ 2,229  $ 8,417             $   17,995
     Europe............................     --        82                  1,452
                                        -------  -------             ----------
         Total......................... $ 2,229  $ 8,499             $   19,447
                                        =======  =======             ==========

10. SUBSEQUENT EVENTS

  On September 9, 1998, the Board of Directors approved, subject to stockholder approval, an amendment to the articles of incorporation to change the number of authorized shares to 80,000,000 shares of common stock and 10,000,000 shares of preferred stock upon the closing of the offering.

  On November 30, 1998, the Company issued 520,516 shares of Series H Redeemable Convertible Preferred Stock for approximately $8,500,000 in cash.

  On December 2, 1998, the Board of Directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public. If the Offering is consummated under the terms presently anticipated, all of the currently outstanding preferred stock as of November 30, 1998 will convert to 8,619,388 shares of common stock. Unaudited pro forma stockholders' equity as adjusted for the conversion of the 8,098,872 shares of preferred stock outstanding as of September 30, 1998 is set forth in the accompanying Consolidated Balance Sheet and Consolidated Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders' Equity (Deficit).

  In addition, on December 2, 1998, the Company entered into agreements with Comdisco, Inc. providing for available credit of up to $5 million over a period of 36 months at an interest rate of 12% per year, an equipment lease line of $1.25 million and the issuance to Comdisco, Inc. of warrants to purchase 45,926 shares of Series H Preferred Stock at an exercise price of $16.33 per share.

  [Logo of The Red Herring magazine, with the words "DIGITAL UNIVERSE TOP 100 COMPANIES," "Best Overall" and "Best Products;" graphic reading "UPSIDE'S 1998 HOT 100 PRIVATE COMPANIES;" graphic reading "SEYBOLD PUBLICATIONS 97 EDITORS' AWARD."]

  OUR AWARDS CAN'T DELIVER THE SOLUTIONS THAT BUILD ONLINE RELATIONSHIPS AND MAXIMIZE WEB-BASED REVENUES, BUT OUR PRODUCTS CAN.

  At Vignette, we realize that it takes more than awards to help businesses build their online revenues. It takes a commitment to industry leadership as well as top-notch products and services continuously provided to outstanding clients. At Vignette, we take those commitments seriously. And yes, we'll continue to take the awards.

  Customers include: [Logos of National Semiconductor, Bank One, Bay Networks, ZDNet, CBS Sports Line, Chicago Tribune, Lands' End, Citibank, CNET, Preview Travel, AMD and Pathfinder]

                       [LOGO OF VIGNETTE APPEARS HERE]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

SEC Registration fee....................................................... $
NASD fee...................................................................
Nasdaq National Market listing fee.........................................
Printing and engraving expenses............................................
Legal fees and expenses....................................................
Accounting fees and expenses...............................................
Blue sky fees and expenses.................................................
Transfer agent fees........................................................
Miscellaneous fees and expenses............................................
                                                                            ----
  Total.................................................................... $
                                                                            ====

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended, referred to below as the Securities Act. Article VII, Section 6, of the Registrant's Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with its officers and directors, a form of which is attached as Exhibit 10.1 hereto and incorporated herein by reference. The Indemnification Agreements provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. Reference is made to the Underwriting Agreement contained in Exhibit 1.1 hereto, which contains provisions indemnifying officers and directors of the Registrant against certain liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

  Since inception, the Registrant has issued and sold the following securities:

  1. The Registrant granted stock options to purchase 5,377,157 shares of common stock at exercise prices ranging from $.0125 to $12.50 per share to employees, consultants and directors pursuant to its 1995 Stock
  Option/Stock Issuance Plan.

   2. From inception through September 30, 1998, the Registrant issued and sold an aggregate of 2,939,798 shares of its common stock to employees, consultants and directors for aggregate consideration of approximately $532,886 pursuant to exercises of options granted under its 1995 Stock Option/Stock Issuance Plan.

   3. In February 1996, the Registrant issued and sold 400,000 shares of its Series A Preferred Stock for an aggregate purchase price of $400,000 to a group of investors pursuant to a Stock Purchase Agreement.

   4. In February, June and July 1996, the Registrant issued and sold 1,853,182 shares of its Series B Preferred Stock for an aggregate purchase price of approximately $3,057,750 to CNET, Inc. pursuant to a Stock Purchase Agreement.

   5. In July 1996, the Registrant issued and sold 1,865,000 shares of its Series C Preferred Stock and for technology valued at approximately $1,865,000 to CNET, Inc. pursuant to a Stock Purchase Agreement.

   6. In December 1996, the Registrant issued a warrant to purchase 65,368 shares of its Series D Preferred Stock to James Treybig. In August 1997, this warrant was exercised in full for an aggregate purchase price of approximately $107,857.

   7. In June and July 1997, the Registrant issued and sold 2,358,492 shares of its Series E Preferred Stock for an aggregate purchase price of approximately $10,000,006 to a group of investors pursuant to Stock Purchase Agreements.

   8. In April 1998, the Registrant issued and sold 1,365,808 shares of its Series F Preferred Stock for an aggregate purchase price of approximately $14,300,010 to a group of investors pursuant to a Stock Purchase Agreement.

   9. In May 1998, the Registrant issued and sold 191,022 shares of its Series G Preferred Stock valued at approximately $2,000,000 to RamdomNoise, Inc. for technology pursuant to a Stock Purchase Agreement.

  10. In November 1998, the Registrant issued and sold 520,516 shares of its Series H Preferred Stock for an aggregate purchase price of approximately $8,500,000 to a group of investors pursuant to a Stock Purchase Agreement.

  11. In December 1998, the Registrant issued warrants to purchase 45,926 shares of its Series H Preferred Stock at an exercise price of $16.33 per share to Comdisco, Inc. in connection with a loan and equipment lease.

  The issuances described in Items 15(1) and (2) were deemed exempt from registration under the Securities Act in reliance on Rule 701 promulgated under the Securities Act or Section 4(2) of the Securities Act. The issuances of the securities described in Items 15(3)-(11) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of such Act as transactions by an issuer not involving any public offering. In addition, the recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 (a) EXHIBITS

 EXHIBIT NO                             DESCRIPTION
 ----------                             -----------
 1.1        Form of Underwriting Agreement.
 3.1+       Certificate of Incorporation of the Registrant, as amended to date.
 3.2*       Form of Amended and Restated Certificate of Incorporation to be
            filed on the closing of the offering made hereby.
 3.3+       Bylaws of the Registrant.
 3.4+       Form of Bylaws to be filed on the closing of the offering made hereby.
 4.1+       Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4.
 4.2        Specimen common stock certificate.
 4.3+       Sixth Amended and Restated Stockholders Agreement dated November
            30, 1998.
 4.4+       Fifth Amended and Restated Registration Rights Agreement dated
            November 30, 1998.
 5.1*       Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
            Hachigian, LLP.
 10.1+      Form of Indemnification Agreements.
 10.2+      1995 Stock Option/Stock Issuance Plan and forms of agreements thereunder.
 10.3       1999 Equity Incentive Plan.
 10.4       Employee Stock Purchase Plan.
 10.5       1999 Non-Employee Directors Option Plan.
 10.6+      Security and Loan Agreement dated March 24, 1998 between the
            Registrant and Imperial Bank.
 10.7+      Lease Agreement dated June 20, 1996 between the Registrant and
            David B. Barrow, Jr.
 10.8+      First Supplement to Lease Agreement dated November 4, 1997 between
            Registrant and 3410 Far West, Ltd.
 10.9+      Second Supplement to Lease Agreement dated February 23, 1998 between Registrant and 3410 Far West, Ltd.
 10.10+     Office Lease Agreement dated August 4, 1998 between Registrant and
            B.O. III, Ltd.
 10.11+**   "Prism" Development and Marketing Agreement dated July 19, 1996 between the Registrant and CNET, Inc.
 10.12+**   Letter Amendment to "Prism" Development and Marketing Agreement
            between the Registrant and CNET, Inc. dated August 15, 1998 and attachments thereto.
 10.13+**   Software License Agreement dated April 6, 1998 between Registrant and Net Perceptions, Inc.
 10.14+**   StoryServer Q2 Volume Purchase Agreement between Registrant and
            Tribune Interactive Inc.
 10.15+**   Protege Software (Holdings) Confidential Professional Services
            Agreement dated November 15, 1997.
 10.16+     Subordinated Loan and Security Agreement dated December 3, 1998 between Registrant and Comdisco, Inc.
 10.17+     Master Lease Agreement dated December 3, 1998 between Registrant and Comdisco, Inc.
 21.1       Subsidiaries of the Registrant.
 23.1       Consent of Ernst & Young LLP, Independent Auditors.
 23.2*      Consent of Counsel. Reference is made to Exhibit 5.1.
 24.1+      Power of Attorney.
 27.1+      Financial Data Schedule.

--------

+  Previously filed.

*  To be filed by amendment.

** Confidential treatment has been requested for certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

 (b) FINANCIAL STATEMENT SCHEDULES

  All schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

  The Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or the Bylaws of the Registrant, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance on Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF AUSTIN, STATE OF TEXAS, ON THIS 12TH DAY OF JANUARY, 1999.

                                          Vignette Corporation

                                                 /s/ Gregory A. Peters
                                          By: _________________________________
                                                     GREGORY A. PETERS
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                          OFFICER


  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

              SIGNATURE                          TITLE                   DATE
              ---------                          -----                   ----

      /s/ Gregory A. Peters            President, Chief Executive  January 12, 1999
______________________________________  Officer and Director
          GREGORY A. PETERS             (Principal Executive
                                        Officer)

          Jack F. Lynch*               Vice President, Finance     January 12, 1999
______________________________________  and Operations (Principal
            JACK F. LYNCH               Financial and Accounting
                                        Officer) and Secretary

          Ross B. Garber*              Chairman of the Board and   January 12, 1999
______________________________________  Director
            ROSS B. GARBER

            Neil Webber*               Chief Technology Officer    January 12, 1999
______________________________________  and Director
             NEIL WEBBER

         Robert E. Davoli*             Director                    January 12, 1999
______________________________________
           ROBERT E. DAVOLI

       Steven G. Papermaster*          Director                    January 12, 1999
______________________________________
        STEVEN G. PAPERMASTER

         John D. Thornton*             Director                    January 12, 1999
______________________________________
           JOHN D. THORNTON

     /s/ Gregory A. Peters

*By: _______________________

     GREGORY A. PETERS

      ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 EXHIBIT NO                             DESCRIPTION
 ----------                             -----------
 1.1        Form of Underwriting Agreement.
 3.1+       Certificate of Incorporation of the Registrant, as amended to date.
 3.2*       Form of Amended and Restated Certificate of Incorporation to be
            filed on the closing of the offering made hereby.
 3.3+       Bylaws of the Registrant.
 3.4+       Form of Bylaws to be filed on the closing of the offering made hereby.
 4.1+       Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4.
 4.2        Specimen common stock certificate.
 4.3+       Sixth Amended and Restated Stockholders Agreement dated November
            30, 1998.
 4.4+       Fifth Amended and Restated Registration Rights Agreement dated
            November 30, 1998.
 5.1*       Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
            Hachigian, LLP.
 10.1+      Form of Indemnification Agreements.
 10.2+      1995 Stock Option/Stock Issuance Plan and forms of agreements thereunder.
 10.3       1999 Equity Incentive Plan.
 10.4       Employee Stock Purchase Plan.
 10.5       1999 Non-Employee Directors Option Plan.
 10.6+      Security and Loan Agreement dated March 24, 1998 between the
            Registrant and Imperial Bank.
 10.7+      Lease Agreement dated June 20, 1996 between the Registrant and
            David B. Barrow, Jr.
 10.8+      First Supplement to Lease Agreement dated November 4, 1997 between
            Registrant and 3410 Far West, Ltd.
 10.9+      Second Supplement to Lease Agreement dated February 23, 1998 between Registrant and 3410 Far West, Ltd.
 10.10+     Office Lease Agreement dated August 4, 1998 between Registrant and
            B.O. III, Ltd.
 10.11+**   "Prism" Development and Marketing Agreement dated July 19, 1996 between the Registrant and CNET, Inc.
 10.12+**   Letter Amendment to "Prism" Development and Marketing Agreement
            between the Registrant and CNET, Inc. dated August 15, 1998 and attachments thereto.
 10.13+**   Software License Agreement dated April 6, 1998 between Registrant and Net Perceptions, Inc.
 10.14+**   StoryServer Q2 Volume Purchase Agreement between Registrant and
            Tribune Interactive Inc.
 10.15+**   Protege Software (Holdings) Confidential Professional Services
            Agreement dated November 15, 1997.
 10.16+     Subordinated Loan and Security Agreement dated December 3, 1998 between Registrant and Comdisco, Inc.
 10.17+     Master Lease Agreement dated December 3, 1998 between Registrant and Comdisco, Inc.
 21.1       Subsidiaries of the Registrant.
 23.1       Consent of Ernst & Young LLP, Independent Auditors.
 23.2*      Consent of Counsel. Reference is made to Exhibit 5.1.
 24.1+      Power of Attorney.
 27.1+      Financial Data Schedule.

--------

+  Previously filed.

*  To be filed by amendment.

** Confidential treatment has been requested for certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.